SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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                       Miller Industries, Inc.
(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8503 Hilltop Drive,
Ooltewah, Tennessee  37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                The Annual Meeting of Shareholders of Miller Industries, Inc. (the “Company”) will be held at 9:00 a.m. (Eastern Time), on Thursday, February 12, 2004, at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, for the following purposes:

  To elect five (5) directors to hold office for a term of one (1) year or until their successors are duly elected and qualified;

  To consider and act upon a proposal to approve the Non-Employee Director Stock Plan, as described in the accompanying proxy statement;

  To consider and act upon an Exchange Proposal (as defined in the accompanying proxy statement), which entails the issuance of shares of the Company’s Common Stock to an entity owned by certain executive officers of the Company in exchange for subordinated notes and warrants of the Company; and

  To transact such other business as may properly come before the meeting or any adjournment thereof.

                Only shareholders of record at the close of business on January 15, 2004 are entitled to notice of and to vote at the Annual Meeting.  Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

By order of the Board of Directors, Frank Madonia Secretary

Atlanta, Georgia
January 23, 2004

We urge you to attend the Annual Meeting.  Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope.  You may revoke the proxy at any time before it is voted.

MILLER INDUSTRIES, INC.
8503 Hilltop Drive,
Ooltewah, Tennessee  37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS

                The accompanying proxy is solicited by the Board of Directors of Miller Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on Thursday, February 12, 2004, at 9:00 a.m. (Eastern Time), and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.  This proxy material was first mailed to shareholders on or about January 23, 2004.

                A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.  Unless revoked, the shares represented by the proxy will be voted at the Annual Meeting.  Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications.  If no specification is made, such shares will be voted FOR the election of the five director nominees, approval of the Exchange Proposal and in the discretion of the proxy holders on any other matter that may properly come before the meeting, but will not be voted FOR approval of the Non-Employee Director Stock Plan.

                The election of the nominees to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock entitled to vote at the Annual Meeting.  Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the election of the five director nominees.

                The approval of the Non-Employee Director Stock Plan requires affirmative votes by the holders of a majority of the outstanding shares of the Company.  Abstentions and broker non-votes (proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters) would have the effect of a negative vote for the amendment to the Charter and the adoption of the Non-Employee Director Stock  Plan.

                The approval of the issuance of shares of the Company’s Common Stock in the Exchange Proposal requires an affirmative vote of the majority of the votes cast on the proposal (provided that the total vote for the proposal represents over a 50% interest of all of the Company’s Common Stock).  Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on this proposal.  Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the issuance of shares of the Company’s Common Stock in exchange for a portion of the Company’s subordinated debt.

                The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting.  However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

                Only holders of the Common Stock of the Company, $0.01 par value per share (the “Common Stock”), at the close of business on January 15, 2004 are entitled to vote at the Annual Meeting.  On such date, the Company had issued and outstanding 9,342,151 shares of Common Stock.  Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

               The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement.  The Company has retained Georgeson Shareholder Communications, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $7,000 plus certain expenses and per-call telephone charges.  In addition,  the Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone.  The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth, as of December 31, 2003, certain information with respect to (a) all shareholders known to be “beneficial owners” (as that term is defined in the rules of the Securities and Exchange Commission)  of more than five percent of the Common Stock; and (b) the Common Stock “beneficially owned” (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table and (iii) by all executive officers and directors of the Company as a group.  Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
William G. Miller(2)	1,516,157(3)	16.2%
Account Management, LLC	823,530(4)	8.8
Peter S. Lynch	682,600(5)	7.3
Avocet Capital Management , L.P.
Blackpool Enterprises, LLC
Raymond S. Ingelby
Avocet Investment Partners, L.P.(6)	539,975(6)	5.8
Jeffrey I. Badgley	95,901(7)	*
Frank Madonia	83,401(8)	*
J. Vincent Mish	58,901(9)	*
A. Russell Chandler, III	50,108(10)	*
Richard H. Roberts	34,748(11)	*
Paul E. Drack	32,748(12)	*
All Executive Officers and Directors as a Group (7 persons)	1,871,964(13)	19.5%

*	Less than one percent
(1)	The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options and rights to acquire shares of Common Stock held by such person or group.
(2)	Mr. Miller’ business address is Miller Industries, Inc., 3295 River Exchange Parkway, Suite 220, Norcross, Georgia 30092.
(3)	Includes 109,288 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director. Also includes 2,800 shares held by Mr. Miller’s minor son. Does not include shares that may be issued to Harbourside Investments, LLLP (“Harbourside”), a partnership of which Mr. Miller is the general partner, upon the consummation of the proposed exchange of subordinated debt and warrants of the Company that Harbourside currently holds for shares of Common Stock. The proposed exchange is described in Proposal 3 of this Proxy Statement.
(4)	As reported in a Schedule 13G filed with the SEC on February 14, 2003, Account Management, LLC, a registered investment advisor, (“Account Management”) has sole dispositive power over 823,530 of the shares reported. Account Management does not have voting power with respect to any of the shares reported. Account Management’s address is 2 Newbury Street, Boston, Massachusetts 02116.
(5)	As reported in an amended Schedule 13G filed with the SEC on February 14, 2003, Mr. Lynch has sole voting and dispositive power over 242,600 of the shares reported and shared voting and dispositive power over 440,000 of the shares reported. The shares reported include shares beneficially owned by Mr. Lynch’s wife, shares beneficially owned in two charitable lead trusts and a charitable remainder trust, shares beneficially owned in trust for members of Mr. Lynch’s family and shares beneficially owned by a charitable foundation of which Mr. Lynch is a trustee. Mr. Lynch’s address is 82 Devonshire Street, S8A, Boston, Massachusetts 02109.

(6)

As reported in a Schedule 13G filed with the SEC on February 20, 2003, Avocet Capital Management, L.P., a registered investment advisor, (“ACM”), Blackpool Enterprises, LLC (“Blackpool”) and Raymond Ingelby (“Ingelby”) are members of a group who have shares voting and dispositive power over 539,975 of the shares reported.  Avocet Investment Partners, L.P. (“AIP”) has shared voting and dispositive power over 466,925 of the shares reported.  AIP disclaims membership in a group.  ACM, Blackpool and Ingelby expressly disclaim beneficial ownership in the reported shares, except to the extent of their respective pecuniary interests.  AIP expressly disclaims beneficial ownership of any of the shares reported on the Schedule 13G.  The address for ACM, Blackpool, Ingelby and AIP is 5508 Highway 290 West, Austin, Texas 78735.

(7)

Includes 72,586 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.  Does not include shares that may be issued to Harbourside, of which Mr. Badgley is a limited partner, upon the proposed exchange of subordinated debt and warrants of the Company that Habourside currently holds for shares of Common Stock.  The proposed exchange is described in Proposal 3 of this Proxy Statement.

(8)

 Includes 59,786 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.  Does not include shares that may be issued to Harbourside, of which Mr. Madonia is a limited partner, upon the proposed exchange of subordinated debt and warrants of the Company that Habourside currently holds for shares of Common Stock.  The proposed exchange is described in Proposal 3 of this Proxy Statement.

(9)

Includes 43,286 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.  Does not include shares that may be issued to Harbourside, of which Mr. Mish is a limited partner, upon the proposed exchange of subordinated debt and warrants of the Company that Habourside currently holds for shares of Common Stock.  The proposed exchange is described in Proposal 3 of this Proxy Statement.

(10)	Includes 32,748 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(11)	Includes 32,748 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(12)	Includes 32,748 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(13)	Includes 273,902 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

PROPOSAL 1:  ELECTION OF DIRECTORS

                Pursuant to the Company’s Charter and Bylaws, the Board has fixed the number of directors at five.  Under the terms of the Company’s Charter and Bylaws, the members of the Board of Directors comprise a single class and at each annual meeting of shareholders all directors will be elected.  The directors, if reelected, will serve until the annual meeting of shareholders in 2004.  The Board may fill directorships resulting from vacancies or may increase the number of directors to as many as fifteen or decrease such number to as few as three directors.  Executive officers are appointed annually and serve at the discretion of the Board of Directors.

                Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of the five nominees named below to constitute the entire Board.  The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

                The nominees for election shall be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting.  Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

                The following persons are the nominees for election to serve as directors.  All five nominees are presently directors of the Company.  Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Name of Director	Background Information
Jeffrey I. Badgley

Mr. Badgley, 51, has served as Co-Chief Executive Officer of the Company with William G. Miller since October 2003, as President of the Company since June 1996 and as a director since January 1996.  Mr. Badgley served as Chief Executive Officer of the Company from November 1997 to October 2003.  In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997.  Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997.  In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996.  Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996.  He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation (“Challenger Wrecker”), from 1982 until joining Miller Industries Towing Equipment Inc.

A. Russell Chandler, III

Mr. Chandler, 58, has served as a director of the Company since April 1994.  He currently serves as Chairman of CNP Technologies, Inc., a company that builds technology platforms, and is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia.  Mr. Chandler served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996.  From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags.  He founded Qualicare, Inc., a hospital management company, in 1972 and served as President and Chief Executive Officer until its sale in 1983.

Paul E. Drack

Mr. Drack, 74, has served as a director of the Company since April 1994.  Mr. Drack is also a director of Euramax International PLC.  Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991.  From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc. including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer Company.  He was a director of AMAX Inc. from 1988 to 1993.  Prior to its acquisition by Cyprus  Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.

William G. Miller

Mr. Miller, 57, has served as Chairman of the Board since April 1994 and Co-Chief Executive Officer of the Company since October 2003.  From January 2002 to August 2002, Mr. Miller served as the Chief Executive Officer of Team Sports Entertainment, Inc., as well as Team Sports Entertainment’s subsidiary, Team Racing Auto Circuit.  Mr. Miller served as Chief Executive Officer of the Company from April 1994 until June 1997.  In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997.  Mr. Miller also served as President of the Company from April 1994 to June 1996.  He served as Chairman of Miller Group, Inc., from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994.  Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

Richard H. Roberts

Mr. Roberts, 49, has served as a director of the Company since April 1994.  Mr. Roberts currently serves as Senior Vice President, Landair Transport, Inc., a position he has held since August 1994.  From August 1994 until July 2002, Mr. Roberts served as General Counsel and Secretary of Forward Air Corporation and Landair Corporation.  From May 1995 until May 2002 Mr. Roberts served as a director of Forward Air Corporation.  Mr. Roberts also a held similar position with Landair Corporation from September 1998 until February 2003.  Mr. Roberts was partner in the law firm of Baker, Worthington, Crossley & Stansberry, counsel to the Company, from January 1991 to August 1994 and prior thereto was an associate of the firm.

                The Board of Directors held five meetings during 2002.  The Board of Directors has standing Audit, Compensation and Nominating Committees.  The Audit Committee is comprised of Messrs. Chandler, Drack and Roberts.  The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.  The report of the Audit Committee is included in this proxy statement beginning on page 24.  The Audit Committee held five meetings during 2002.

                The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company’s officers, and to administer the Company’s stock option and other employee benefit plans.  Messrs. Chandler, Drack and Roberts comprise the Compensation Committee.  The Compensation Committee held one meeting during 2002.

                The Nominating Committee is comprised of Messrs. Chandler, Drack and Miller.  The Nominating Committee was established to evaluate candidates for service as directors to the Company.  The Nominating Committee held one meeting during 2002.  The Nominating Committee will consider candidates recommended by shareholders.  Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company’s Bylaws.

                All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.

                THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

PROPOSAL 2: ADOPTION OF THE NON-EMPLOYEE DIRECTOR STOCK PLAN

Introduction

                The Company’s Board of Directors recommends that shareholders approve the Miller Industries, Inc. Non-Employee Director Stock Plan (the “Plan”), which was adopted by the Board of Directors on February 18, 2003 subject to shareholder approval.  A summary of the material terms of the Plan is set forth below and is qualified in its entirety by reference to the Plan as set forth in Annex A hereto. If the equity portion of the Plan is not so approved, it will be canceled.

Purposes

                The purposes of the Plan are to provide compensation to members of the Board of Directors who are not employees of the Company, to assist the Company in attracting and retaining non-employee directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of the Company’s shareholders.

Eligibility

                Only non-employee directors are eligible to participate in the Plan.  Presently, the number of non-employee directors is 3.

Initial Award

                On the date of approval of the Plan by the Company’s shareholders (“Initial Award Date”), each non-employee director will be granted an initial award of 7,962 shares of the Company’s Common Stock.  This award is equal to the number of shares determined by dividing $25,000 by the closing price of the Company’s Common Stock on February 18, 2003, the date the plan was approved by the Board, which was $3.14.

Annual Award

                Beginning in 2004 and until the Plan is terminated, each non-employee director then serving as such shall be granted an award of Company Common Stock as of the first day of each calendar year.  No shares will actually be issued in 2004 until the Plan is approved by the shareholders.  The number of shares of Company Common Stock to be granted to each non-employee director shall be determined by dividing $25,000 by the closing price of a share of the Company Common Stock on the first trading day of such year.  The number of shares awarded for any calendar year shall be rounded to the nearest number of whole shares.  The non-employee director shall have all of the rights of a shareholder with respect to such Common Stock.

                If, for any calendar year, the stock price is below $1.00 per share, the Board of Directors, in its discretion, may decide to pay each non-employee director a cash payment equal to $25,000 in lieu of the stock award for such year.

Federal Income Tax Consequences

                The following discussion is a summary of certain federal income tax issues and does not purport to be a complete analysis of all of the potential tax aspects relating to the Plan or the awards.  The discussion is not intended as a substitute for careful tax planning by each non-employee director, and does not consider state and local taxes that may be applicable to the awards.  Therefore, the Company encourages non-employee directors to consult with their individual tax advisors regarding the taxation of their awards.  The discussion is based on federal income tax laws, regulations and interpretations thereof presently in effect, all of which are subject to change, possibly with retroactive effect.  Nothing in this discussion is or should be construed as legal or tax advice.

                Upon the grant of Company Common Stock, the non-employee director will realize ordinary income in an amount equal to the Fair Market Value of those shares, and the Company will be entitled to a corresponding deduction of an equal amount.  The tax basis of such stock will be equal to the ordinary income recognized by the non-employee director.  Gain or loss realized upon a subsequent disposition of those shares would generally be treated as a capital gain or loss.  Cash dividends paid to the non-employee director will result in ordinary income to the non-employee director, and the Company will be entitled to a corresponding deduction.

Shares of Stock Subject to the Plan

                The shares granted under this Plan may be newly issued shares of the Company’s Common Stock or shares held as treasury shares, including shares purchased by the Company, whether on the market or otherwise, or a combination of each.

Dilution and Other Adjustments

                The number and kind of shares of the Company Common Stock issuable under the Plan may be adjusted proportionately by the Board of Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin-off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes.  Such adjustment shall be conclusive and binding for all purposes of the Plan.

Withholding

                The Company shall have the right to require the payment (through withholding from any amount payable from the Company to the non-employee directors or otherwise) of any withholding taxes required by federal, state, or local law in respect of any award.

Resale Restrictions, Assignment and Transfer

                Once awarded, the shares of the Company’s Common Stock received by non-employee directors will not be freely tradable unless the Company undertakes to register their resale under the Securities Act of 1933, as amended (the “1933 Act”).  Even if the Company does undertake such registration, any transfer, assignment, pledge or other encumbrance of the shares received by the non-employee directors will be subject to restrictions imposed by the 1933 Act and will be subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended.

Funding

                The Plan is unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

Prior Directors’ Stock Plan Superseded

                This Plan shall supersede the Miller Industries, Inc. Non-Employee Director Stock Option Plan (the “Prior Plan”).  No further awards shall be made under the Prior Plan, but any awards previously granted shall remain outstanding subject to the terms and conditions of such Prior Plan.

Duration, Amendments and Terminations

                The Plan shall terminate on the day prior to the 10th anniversary of the Effective Date and no further stock awards will be made under the Plan after such date.  The Board of Directors may sooner terminate the Plan or amend the Plan in whole or in part at any time and from time to time; provided however, that to the extent required by the rules of the exchange on which the Company’s shares of Common Stock are listed or applicable law, no amendment shall be effective unless approved by the shareholders of the Company at an annual or special meeting.

New Plan Benefits

          The exact number of shares of the Company’s Common Stock that may be allocated to non-employee directors as a group under the Plan in the future is not presently determinable and will depend upon the average price of a share of the Company’s Common Stock for the period immediately prior to the date of each award of shares.  Below is a table that sets forth, for the non-employee directors as a group, the initial shares that were awarded on February 18, 2003 and that will be issued upon shareholder approval of the Plan.

Miller Industries, Inc. Non-Employee Director Stock Plan

Name and Position	Dollar Value	Number of Shares
Non-Employee Directors[1]	$75,000[2]	23,886[3]

______________
(1)  Currently, the Company has three non-employee directors.

(2)  Each non-employee director will receive shares with a value equivalent to $25,000 upon approval of the Plan by the Company’s shareholders.

(3)  The total number of shares is based on a closing price of $3.14 per share, as reported on the New York Stock Exchange on February 18, 2003, the initial grant date.  Each non-employee director will be awarded 7,962 shares upon shareholder approval.

                THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MILLER INDUSTRIES, INC. NON-EMPLOYEE DIRECTOR STOCK PLAN.

PROPOSAL 3: APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK
IN EXCHANGE FOR CERTAIN SUBORDINATED NOTES AND WARRANTS OF THE COMPANY

          This section describes the material terms of several agreements to which the Company is a party.  These descriptions are qualified by reference to the actual terms of such agreements.  Copies of the agreements described herein have been filed as exhibits to various reports filed by the Company with the Securities and Exchange Commission and are available to shareholders of the Company upon written request at no cost to the requesting shareholder.  Requests for copies should be made in writing to Frank Madonia, Executive Vice President, Secretary and General Counsel, Miller Industries, Inc., 8503 Hilltop Drive, Ooltewah, Tennessee 37363.

The Proposal and General Background

                The Company is seeking shareholder approval for a proposal (the “Exchange Proposal”) to issue 583, 556 shares of the Company’s Common Stock in exchange for approximately $1.8 million principal amount of the Company’s outstanding subordinated debt and warrants to purchase 82,382 shares of the Company’s Common Stock that are currently held by Harbourside Investments, LLLP (“Harbourside”).

                Under the Exchange Proposal, Harbourside will retain 70% of the outstanding principal amount of the subordinated debt that it currently holds and will convert the remaining 30% of the outstanding principal amount of such debt plus all accrued interest and commitment fees thereunder into shares of the Company’s Common Stock.  Harbourside currently holds approximately $7.45 million of the Company’s subordinated debt, consisting of approximately $6.13 million of outstanding principal and approximately $1.32 million of accrued interest and fees.  Therefore, upon shareholder approval of the Exchange Proposal, Harbourside will continue to hold approximately $4.29 million principal amount of Subordinated Debt and will convert approximately $3.16 million of the subordinated debt (30% of $6.13 million principal amount, plus approximately $1.32 million of accrued interest and fees) into 548,738 shares of the Company’s Common Stock.  In addition, Harbourside will receive 34,818 shares of the Company’s Common Stock in exchange for the warrants to purchase 82,382 shares of the Company’s Common Stock.

                The subordinated debt and warrants held by Harbourside were purchased by Harbourside from Contrarian Funds, LLC (“Contrarian”) on November 24, 2003.  Contrarian had previously purchased all of the Company’s outstanding subordinated debt (the “Subordinated Debt”) in a series of transactions during the second half of 2003.  The Subordinated Debt was originally issued pursuant to that certain Amended and Restated Credit Agreement, dated July 23, 2001, as amended, by and among the Company and Miller Industries Towing Equipment, Inc., a Delaware corporation and Bank of America, N.A. in its capacity as a lender, and certain other financial institutions (the “Junior Credit Facility”).  The Junior Credit Facility and the notes issued pursuant to it are subordinate to the Company’s senior credit facility which was also entered into on July 23, 2001.  The Subordinated Debt had an original aggregate principal amount of $14.0 million bearing interest at the prime rate plus 6.0% per annum and at the time of Contrarian’s purchases had an outstanding principal amount of approximately $13.85 million bearing interest at the default rate of 14% per annum.  The original maturity date of the Subordinated Debt was July 23, 2003.  The total amount outstanding on the Subordinated Debt as of January 14, 2004, including accrued interest and commitment fees, was approximately $16.83 million with an interest rate of 14% per annum continuing to apply.

                As a part of its purchases of the Subordinated Debt, Contrarian also purchased warrants, or the rights to receive warrants, to purchase 186,028 shares of the Company’s Common Stock.  These warrants were issued by the Company to the initial lenders under the Junior Credit Facility pursuant to that certain Warrant Agreement, dated July 23, 2001, by and among the Company and the initial lenders.  The 186,028 total consists of warrants issued in July 2002 for the purchase of 47,417 shares of the Company’s Common Stock at an exercise price of $3.48 and warrants issued in October 2003 for 138,611 shares of Common Stock at an exercise price of $3.27.  Other than these transactions relating to the Subordinated Debt and the warrants, which it purchased without the involvement of the Company, Contrarian has no relationship with the Company or Harbourside.

                On November 24, 2003, Harbourside purchased from Contrarian 44.286% of (1) the Subordinated Debt and (2) the warrants to purchase 186,028 shares of the Company’s Common Stock.  As a result of this transaction,  Harbourside acquired (1) approximately $6.13 million of the outstanding principal of Subordinated Debt plus accrued interest and fees attributable to this outstanding principal and (2) warrants to purchase an aggregate of 82,382 shares of the Company’s common stock, consisting of warrants to purchase up to 20,998 shares at an exercise price of $3.48 and 61,384 shares at an exercise price of $3.27.  Contrarian retained the remaining principal outstanding under the Junior Credit Facility, which is approximately $7.72 million, plus related interest and fees thereon of approximately $1.65 million, and the remaining warrants to purchase 103,646 shares of Common Stock.

                The Company entered into separate agreements with Harbourside and Contrarian as of January 14, 2004, pursuant to which each agreed to (1) extend the maturity date until July 31, 2005 of 70% of the principal amount of the outstanding Subordinated Debt that they respectively hold, (2) convert the remaining portion of their Subordinated Debt (which includes 30% of the principal amount plus all outstanding and accrued interest and fees) into shares of the Company’s Common Stock and (3) convert all of their respective warrants into shares of the Company’s Common Stock.  Under its agreement, Harbourside, subject to the condition subsequent of obtaining shareholder approval, agreed to (1) extend the maturity date until July 31, 2005 of approximately $4.29 million of the principal amount of the Subordinated Debt and reduce the interest rate thereon from the default interest rate of 14% per annum to 9% per annum, (2) convert approximately $3.16 million of the Subordinated Debt into 548,738 shares of the Company’s Common Stock and (3) convert warrants for 82,382 shares of Common Stock into 34,818 shares of the Company’s Common Stock.

                Harbourside is a limited liability limited partnership of which executive officers and directors of the Company are partners.  Other than the Exchange Proposal, the Company has not engaged in any transactions with Harbourside.  Neither the Company nor Harbourside currently intend to engage in any other transactions in the future except as may be related to Harbourside’s continuing ownership of a portion of the Subordinated Debt.

                The Company’s ability to consummate the conversion by Harbourside of a portion of the Subordinated Debt and the warrants that Harbourside holds into shares of the Company’s Common Stock is subject to shareholder approval. The Company is seeking shareholder approval of the Exchange Proposal because the listing standards of the New York Stock Exchange require shareholder approval of transactions in which executive officers and directors of the Company receive more than one percent of the outstanding shares of the Company’s Common Stock.  Such approval, if given, will be effective for the exchange of such subordinated debt and warrants for the Company’s Common Stock at the exchange ratio described below regardless of the other terms and conditions or the timing of the exchange transaction or other factors that might be related to the transaction.

Background of the Transaction

                In June 2003, at the request of the Board of Directors, William G. Miller began to investigate a possible purchase of the outstanding Subordinated Debt from the Company’s junior lenders.  At that time, Mr. Miller served only as the Chairman of the Board of the Company, but was also appointed as Co-Chief Executive Officer of the Company effective on October 9, 2003.  Mr. Miller was interested in such a transaction because he believed a restructuring of the Subordinated Debt would be necessary to facilitate the Company’s efforts to refinance its senior debt.

                As Mr. Miller was investigating the possibility of purchasing the Subordinated Debt, he learned that Contrarian, with whom he had no previous relationship, was also interested in such a transaction and had acquired an option to purchase a portion of the Subordinated Debt, which option was exercised at the end of June.  Mr. Miller and Contrarian then entered into discussions concerning a possible joint purchase of the Subordinated Debt.  Mr. Miller indicated that he and certain other officers and directors of the Company might be interested in investing up to $4.5 million to help purchase some portion of the remaining Subordinated Debt if Contrarian could purchase it at a reasonable price.  Contrarian indicated it might be willing to sell approximately half of the Subordinated Debt to the group at its cost if it was able to ultimately purchase all of the Subordinated Debt.  Both such indications of interest in a transaction were subject to negotiation of satisfactory terms and conditions.  This potential transaction was discussed by the Board of Directors of the Company at its August 8, 2003 meeting and the Board agreed that such a transaction, if it could be completed, would be beneficial to the Company and its efforts to refinance its senior debt.

                In October 2003, Contrarian completed its purchase of all of the Subordinated Debt and then approached the Company regarding a possible exchange of a portion of the Subordinated Debt for equity of the Company.  At that time it also notified the Company of its intention to offer a minority interest of approximately 44% in the Subordinated Debt to Harbourside, which includes certain officers and directors of the Company as partners.  The Board of Directors of the Company empowered a special committee consisting of its three non-employee members, A. Russell Chandler, III, Paul E. Drack, and Richard H. Roberts, to engage in all negotiations with Contrarian on behalf of the Company.  The special committee engaged its own legal counsel, Nelson Mullins Riley & Scarborough, L.L.P., and a financial advisor, Morgan Keegan & Company, Inc., to assist and advise it in the negotiations with Contrarian.  During October and November 2003, the Special Committee met nine times, including three times with representatives of Contrarian.  The economic terms of the exchange transaction were negotiated on behalf of the Subordinated Debt holders by Contrarian with the Special Committee.

                Morgan Keegan & Company, Inc. served as financial adviser to the Special Committee of the Board of Directors in its negotiations with Contrarian.  For its advisory services in connection with the negotiation of the exchange transaction and the rendering of its opinion as to the fairness of the transaction, the Company paid Morgan Keegan $50,000, reimbursed its out-of-pocket expenses and agreed to indemnify Morgan Keegan against potential liabilities arising out of its engagement.  For this reduced fee, the Company agreed to engage Morgan Keegan for any additional investment banking services that the Company may require during 2004.  On November 17, 2003, Morgan Keegan delivered its oral opinion to the Special Committee that the issuance of the Company’s Common Stock, pursuant to the Exchange Agreement is fair, from a financial point of view.  The oral opinion was later confirmed in writing on November 20, 2003.  The fairness opinion of Morgan Keegan is attached hereto as Annex B-1.

                For purposes of preparing its opinion, Morgan Keegan:

  reviewed an initial draft of the exchange agreements;

  reviewed certain publicly available business and financial information relating to the Company;

  reviewed certain other information provided to it by the Company and discussed the business prospects of the Company with its management;

  reviewed the reported historical prices and historical trading activity for the Company’s common stock for the period from January 1, 2000 to November 10, 2003;

  compared and considered the financial performance of the Company and the prices and trading activity of the Company’s common stock with that of certain other publicly-traded companies and their securities that were deemed to be comparable to the Company, derived valuation multiples for the Company by analyzing these company’s financial performance, and applied certain of these valuation multiples to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest twelve months ended June 30, 2003 and projected net income for the year ended December 31, 2004 to derive an implied range of equity values and price per share for the Company’s common stock;

  reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that it deemed relevant and applied certain of these valuation multiples to the Company’s earnings before EBITDA for the latest twelve months ended June 30, 2003 to derive an implied range of equity values and price per share for the Company’s common stock;

  performed a discounted cash flow analysis on the projected cash flows of the Company for years ended December 31, 2004 through 2008 and applied a range of discount rates and terminal value multiples based on estimated EBITDA for the year ending December 31, 2008 to calculate a range of implied equity values and price per share for the Company’s common stock;

  analyzed the discount received for certain transactions whereby the investor acquired privately issued, unregistered common stock from a publicly-held issuer; and

  performed such other analyses and considered such other factors as it deemed appropriate.

                On November 17, 2003, the Special Committee approved the exchange transaction and recommended to the Board of Directors of the Company that it approve the transaction.  On the same day, the Board of Directors, with Messrs. Miller and Badgley abstaining, approved the basic terms of the exchange transaction and authorized the Company to enter into exchange agreements with Contrarian and Harbourside on substantially identical terms.  Messrs. Millers and Badgley abstained from the aforementioned vote because of their ownership interest in Harbourside.  The transaction that was contemplated at this time called for the satisfaction of approximately $9.75 million of the Subordinated Debt, which is 70% of the outstanding principal balance of the Subordinated Debt, through a cash payment and the conversion of the remainder of such Subordinated Debt, including 30% of the outstanding principal balance and all accrued interest and fees, into Common Stock.

                After its November 17 meeting, the Special Committee and its counsel, together with counsel for the Company, continued to negotiate the terms of definitive agreements that would memorialize the exchange transaction.  As a result of difficulties experienced with closing the refinancing of the Senior Credit Facility in the manner initially contemplated (as described in the following section), which would have provided cash to satisfy approximately 70% of the outstanding principal balance of the Subordinated Notes, these negotiations shifted to the transaction that is described in this Proposal 3, with the 70% base amount of the Notes remaining in force with an extended maturity date and the remaining 30% of the principal amount plus all accrued interest and fees being converted into the Company’s Common Stock.  On December 18, 2003, the Special Committee approved a modified exchange transaction with respect to Contrarian and Harbourside and recommended to the Board of Directors of the Company that it also approve the transaction.  This transaction differed from the original proposal primarily by not providing for the satisfaction with a cash payment of $9.75 million principal amount of the debt, and instead provided that the maturity of such principal amount would be extended to July 31, 2005.  On the same day, the Board of Directors, with Messrs. Miller and Badgley abstaining due to their ownership interest in Harbourside, approved the terms of the exchange transaction and authorized the Company to enter into exchange agreements with both Contrarian and Harbourside on substantially identical terms and directed that the Harbourside transaction be submitted for the approval of the shareholders of the Company.

                On December 24, 2003, in connection with the completion of the restructuring of the Company’s Senior Credit Facility, as described in further detail below, the Company entered into a Binding Restructuring Agreement with Contrarian and Harbourside.  Pursuant to this agreement, Contrarian and Harbourside agreed to the exchange transaction approved by the Special Committee on December 18, 2003, where they would extend the maturity date of 70% of the outstanding principal amount, approximately $9.75 million, convert the remaining 30% of the outstanding principal, plus all accrued interest and fees, into the Company’s Common Stock and convert the warrants into the Company’s Common Stock.  This agreement contemplated that the conversions would be further documented in separate exchange agreements and also contemplated registration rights agreements.  The Binding Restructuring Agreement also outlined the terms for  amending the Junior Credit Facility to extend its maturity date to July 31, 2005 (which is after the July 23, 2005 maturity date of the Senior Credit Facility), to provide for an interest rate on the remaining debt of Contrarian at 18% and the remaining debt of Harbourside at a reduced rate (which was ultimately agreed to be 9%), to provide for financial covenants that match those of the Senior Credit Facility and to make other amendments to the Junior Credit Facility consistent with amendments made to the Senior Credit Facility as it was amended on December 24, 2003.  The disparity in the interest rates to be earned by Contrarian and Harbourside is caused by Contrarian negotiating an interest rate of 18% as a condition to it entering into the Binding Restructuring Agreement, as a result of which Harbourside agreed to reduce the rate to be received by it to 9% so that the Company would continue to pay an effective blended interest rate of 14% on the aggregate of the Subordinated Debt following the exchange transactions.  At the same time, Contrarian and Harbourside entered into an agreement with the Company’s senior lenders to extend the maturity date of the Subordinated Debt that they would continue to hold.  On December 24, 2004, Morgan Keegan affirmed its initial fairness opinion  in writing and indicated that the revised terms of the proposed exchange did not affect the analysis supporting its original November 20, 2003 opinion, because the revisions did not affect the exchange ratio or number of shares to be issued.  This affirmation is attached hereto as Annex B-2.  As of January 14, 2004, the Company entered into separate exchange agreements with Contrarian and Harbourside, a registration rights agreement with Contrarian and Harbourside and an amendment to the Junior Credit Facility with Contrarian and Harbourside, all as contemplated in the Binding Restructuring Agreement.

Background of Senior Debt Restructuring

                The Company’s Senior Credit Facility was in default because the Company failed to file its 2002 Form 10-K on a timely basis and then filed such Form 10-K with a qualified audit opinion.  The Junior Credit Facility was also in default as a result of the failure of the Company to pay the full amount due thereunder on the final maturity date of July 23, 2003.  Each of those defaults also caused a cross-default under the other facility.  Pursuant to the terms of the Intercreditor Agreement between the junior lenders and the senior lenders, the junior lenders were prevented from taking any enforcement action or exercising any remedies against, or receiving any payments from, the Company, until April 24, 2004.  On October 31, 2003, the Company entered into a forbearance agreement with the senior lenders, pursuant to which the senior lenders agreed to forbear from exercising any remedies in respect of the defaults then existing under the Senior Credit Facility until December 31, 2003.

                On October 3, 2003, the Company entered into a letter agreement with a large financial institution, pursuant to which such lender confirmed its interest in refinancing the senior and junior credit facilities of the Company.  Discussions with this institution regarding such refinancing continued through mid-December, 2003, but the Company experienced increasing difficulties reaching agreement with the lender on various material terms and conditions.  As a result, the Company explored alternative sources of refinancing for its Senior Credit Facility.  During this period, it became clear that any feasible refinancing of the Company’s Senior Credit Facility would not provide adequate funds to also satisfy with a cash payment any portion of the Junior Credit Facility.  This caused the Company to renegotiate the previously contemplated transaction with Contrarian and Harbourside so that the 70% base principal amount of their Subordinated Notes would not be repaid in cash in connection with the exchanges but would instead be held by them and restructured with an extended maturity date of July 31, 2005 (which is after the July 23, 2005 maturity of the senior debt) so that it would no longer be past due and in default.

                On December 24, 2003, William G. Miller, the Chairman of the Board and Co-Chief Executive Officer of the Company, increased his previous $2 million participation in the existing Senior Credit Facility by an additional $10 million.  These funds, along with additional funds from The CIT Group/Business Credit, Inc. (“CIT”),  were used to satisfy the Company's obligations to two of the existing senior lenders with the result being that CIT, an existing senior lender, and Mr. Miller constituted the senior lenders to the Company, with CIT holding 62.5% of such loan and Mr. Miller participating in 37.5% of the loan.  Mr. Miller’s portion of the loan is subordinated to that of CIT.  In conjunction with Mr. Miller's increased participation, the loan was restructured and restated as a $15 million revolving facility and $12 million and $5 million term loans.  As a result of this restructuring, all previously existing defaults under the Senior Credit Facility were waived, the interest rate was lowered by 2% to reflect a non-default rate, fees attributable to RoadOne of $30,000 per month were eliminated, the financial covenants were substantially relaxed, and availability under the facility was increased by approximately $5 million.  The senior lending group, consisting of CIT and Mr. Miller,  earned fees of $850,000 in connection with the restructuring, including previously unpaid fees of $300,000 for the  earlier forbearance agreement through December 31, 2003 and $550,000 for the restructuring of the loans described above.  Of these fees, 37.5% ($318,750) were paid to Mr. Miller and the remainder ($531,250) were paid to CIT.  In addition, the Company will pay additional interest at a rate of 1.8% on Mr. Miller's portion of the loan, which is in recognition of the fact that Mr. Miller’s rights to payments and collateral are subordinate to those of CIT.  This transaction was approved by the Special Committee of the Board, as well as the full Board of Directors with Mr. Miller abstaining due to his personal interest in the transaction.

                In order to enter into this restructuring  of the Senior Credit Facility, CIT required that the junior lenders agree to extend the standstill and payment blockage periods, which were to expire at the end of April 2004, until July 31, 2005, which is after the July 23, 2005 maturity of the senior debt.  The junior facility lenders were unwilling to extend such standstill and payment blockage dates without  the conversion provisions described above having been committed to by the Company, subject only to shareholder approval of the conversion by Harbourside.  As a result, the restructuring of the senior debt facility and the conversion and exchange of subordinated debt and warrants described in this Proposal 3 were cross-conditioned upon each other and the agreements effecting them were entered into simultaneously on December 24, 2003.

                Throughout the negotiations regarding restructuring the Company's junior and senior credit facilities, the Board of Directors was aware that if the restructuring was not successful, then selling the entire company might be an available alternative for the Company.  As a result, the Board’s policy has been to cooperate with any third parties that expressed any interest in an acquisition of the Company.  There were two very preliminary indications of interest in such a transaction from unaffiliated third parties in 2003.  During October through December, 2003, the Company provided due diligence materials and engaged in discussions with one of such parties regarding the Company’s business, operations, assets and liabilities.  These discussions did not progress to substantive discussions regarding an acquisition of the Company.  The Company subsequently notified this third party that these due diligence discussions would cease and that it would continue to focus on completing its debt restructuring.  Such other company has not made any offer to acquire the Company, and the Company does not know whether such company will ever make any such offer.

Reasons for the Transaction

                The Company’s Board of Directors believes that it is in the best interests of the Company and its shareholders to approve the exchange of the Subordinated Debt and the warrants owned by Harbourside for shares of the Company’s Common Stock.  The Board considered a number of factors, including those set forth below, in reaching its decision to approve the transaction, and to recommend its approval to the shareholders of the Company.

  The Board of Directors believes that the transaction will facilitate the restructuring of the Company’s senior credit facility.  In particular, the senior lenders required an extension of the Junior Credit Facility maturity date as a condition of restructuring the senior credit facility, which extension would not have been granted by the Subordinated Debt holders without the Company’s commitment to effect the accompanying conversion transaction, subject to shareholder approval.  The senior lenders indicated that if the senior debt restructuring was not completed by year end 2003 they would begin action to protect their rights as secured lenders, which the Board of Directors believed could have severely damaged the operations, financial condition and equity value of the Company.

  Because the Subordinated Debt currently bears interest at 10.0% over the prime rate, the conversion of a portion of the Subordinated Debt into equity will reduce the Company’s ongoing interest expense.

  The issuance of additional equity securities in the form of the Company’s Common Stock will help the Company in its efforts to regain compliance with the New York Stock Exchange listing requirements that the Company maintain a thirty-day average market capitalization of $50 million and stockholders’ equity of $50 million.

  Because the market price for the Company’ Common Stock is currently higher than it has been in the past few years, the Company can complete the exchange with the issuance of fewer shares of its Common Stock than it would have issued in a comparable transaction at any other time during the last few years.

  The opinion of Morgan Keegan that the issuance of the Company’s Common Stock in exchange for a portion of the Subordinated Debt and the warrants was fair, from a financial point of view.

                If the Exchange Proposal is not approved by the shareholders, (a) Harbourside will continue to hold the Subordinated Debt that would have been converted into equity and (b) Contrarian will have the right, exercisable for five days after the shareholder meeting, to rescind the conversion of its Subordinated Debt and warrants.  Any Subordinated Debt of either holder that is not converted into equity (1) would continue to bear interest at the default rate of prime plus 10%; (2) would not constitute equity for purposes of the Company’s NYSE compliance plan, which could make it more difficult for the Company to maintain its listing on the NYSE; and (3) would be due and payable and therefore in default (even though subject to a payment blockage and standstill through July 31, 2005 that would prevent the holder from receiving any payments or taking any actions to foreclose), which could cause the debt to be classified as a current obligation and could raise issues as to whether the Company’s independent accountants could issue a report on the Company’s 2003 financial statements without a “going concern” qualification.

Pro Forma Financial Information

          The following information gives effect to the conversion of Subordinated Debt and exchange of warrants of Contrarian and Harbourside in the manner described in this Proposal 3 as if such transactions occurred as of the September 30, 2003 balance sheet date and at the beginning of the 12 month and 9 month periods ending on December 31, 2002 and September 30, 2003, respectively.

(dollars in 000’s)

	As of September 30, 2003
	Actual	Pro forma
Current Debt	$32,510	$26,949
Shareholders’ Equity	$33,382	$38,943

	For the Period Ending
	December 31, 2002		September 30, 2003
	Actual	Pro forma	Actual	Pro forma

Interest Expense	$4,368	$3,895	$4,786	$4,369

Net Income (Loss)	3,524	3,997	1,396	1,813
Continuing Operations

Net Income (Loss)	(45,694)	(45,221)	(7,887)	(7,470)

Income (Loss) per
Common Share	(4.89)	(4.84)	(0.84)	(0.80)

The Exchange Agreements

                The Company has entered into agreements with Contrarian and Harbourside (the “Exchange Agreements”) as of January 14, 2004,  pursuant to which Contrarian and, subject to shareholder approval, Harbourside, agreed to:

  extend the maturity date of 70% of the outstanding principal amount of the Subordinated Debt to July 31, 2005;

  convert the remaining 30% of the outstanding principal amount of the Subordinated Debt, plus accrued interest and fees (the “Conversion Portion”) into shares of the Company’s Common Stock (the “Debt Conversion”) by dividing such total amount by $5.7564, the average closing price per share of the Common Stock for each trading day in the calendar fourth quarter of 2003 (the “Exchange Ratio”); and

  convert all of the warrants into shares of the Company’s Common Stock (the “Warrant Conversion”) by exchanging each warrant for a number of shares of Common Stock equal to (1) the Exchange Ratio minus the Exercise Price of the warrant, (2) multiplied by the number of shares underlying the warrant, and (3) divided by the Exchange Ratio.

                Except for the condition subsequent that Harbourside’s agreement be approved by the Company’s shareholders, the Exchange Agreements are identical to each other in all material respects.  The closing of the transactions contemplated in both Exchange Agreements occurred on January 20, 2004 (the “Exchange Closing Date”), but the delivery of the amended notes and Common Stock to Harbourside is subject to the condition subsequent that shareholder approval be obtained.

                Under Harbourside’s exchange agreement, the portion of the Subordinated Debt for which the maturity date will be extended will be $4,293,217.  This amount was determined by multiplying 70% by $6,133,164, which is the outstanding principal amount of the Subordinated Debt Harbourside held as of the Exchange Closing Date.

                In the Debt Conversion, Harbourside’s Conversion Portion, for which Harbourside will receive shares of the Company’s Common Stock, consists of the remaining 30% of the principal outstanding under the Subordinated Debt held by Harbourside, which is equal to $1,839,950, plus all accrued interest and fees of $1,318,812.  Therefore, Harbourside will receive 548,738 shares of the Company’s Common Stock, which is equal to the Conversion Portion divided by the Exchange Ratio of $5.7564.

                In the Warrant Conversion, Harbourside will receive a total of 34,818 shares of the Company’s common stock in exchange for the warrants it holds.  Specifically, Harbourside will receive 8,304 shares for warrants to purchase 20,998 shares at an exercise price of $3.48 and 26,514 shares for warrants to purchase 61,384 shares at an exercise price of $3.27.

                Presuming that the Exchange Proposal is approved, the Debt Conversion and the Warrant Conversion are summarized in the following table:

	Prior to Conversion		After Conversion(1)		Number of Shares Issued in Conversion(1)
	Principal Amount of Subordinated Debt Outstanding	Number of Shares Underlying Warrants	Principal Amount of Subordinated Debt Outstanding	Number of Shares Underlying Warrants	Debt Conversion	Warrant Conversion
Contrarian	$ 7,715,919 (2)	103,646	$5,401,144(5)	0	690,348	53,803
Harbourside	$ 6,133,167(3)	82,382	$4,293,217(5)	0	548,738	34,818
Total	$13,849,086(4)	186,028	$9,694,361(5)	0	1,239,086	88,621

(1)

The Debt Conversion is made according to the following formula:  the number of shares issued is equal to (1) the sum of 30% of the principal amount of the Subordinated Debt plus all accrued interest and fees (2) divided by $5.7564, which is the Exchange Ratio.  The Warrant Conversion is made according to the following formula:  each Warrant is exchanged for a number of shares equal to (1) the Exchange Ratio minus the exercise price of the Warrant, (2) multiplied by the number of shares underlying the Warrant and (3) divided by the Exchange Ratio.

(2)	Does not include accrued interest and fees of $1,659,150 being converted in the Debt Conversion.
(3)	Does not include accrued interest and fees of $ 1,318,812 being converted in the Debt Conversion.
(4)	Does not include accrued interest and fees of $2,977,962 being converted in the Debt Conversion.
(5)	No accrued interest and fees will be outstanding as of the time of the Debt Conversion.

                Contrarian’s Debt Conversion and Warrant Conversion closed on  January 20, 2004.  If shareholder approval of the Exchange Proposal is not obtained, then Contrarian will have the right, exercisable within five days of the shareholders’ meeting, to rescind its Debt Conversion and Warrant Conversion.  In connection with that closing, $9.75 million of the principal amount of the Subordinated Debt owned by both Contrarian and Harbourside was amended to provide for an extended maturity date of July 31, 2005 (which is after the July 23, 2005 maturity date of the Senior Credit Facility), subject to the condition subsequent of obtaining shareholder approval with respect to the portion of the Subordinated Debt held by Harbourside.  In addition, the interest rates on the Subordinated Debt was adjusted to 18% per year on the notes held by Contrarian and 9% per year on the notes held by Harbourside to yield an effective rate of 14% per year on the Junior Credit Facility.  At that time, the financial covenants in the Junior Credit Facility were amended to match those in the Senior Credit Facility, which had been substantially relaxed in favor of the Company.  Specifically, the consolidated fixed charge coverage ratio covenant was amended to provide that the Company may not have a consolidated fixed charge coverage ratio of less than 1.1 to 1.0 for each four quarter period beginning with the four quarter period ending March 30, 2003.  The consolidated fixed charge coverage ratio is the ratio of consolidated EBITDA to consolidated fixed charges.  In addition, the consolidated EBITDA covenant was amended to provide that the Company must have consolidated EBITDA for each trailing three month period ended as of the last day of each month, commencing on March 31, 2004, of at least $2.5 million.

                In addition to the Exchange Agreements described above, the Company has also entered into a registration rights agreement as contemplated in the Binding Restructuring Agreement, with Contrarian and Harbourside.  Under this agreement, the Company has agreed to file a registration statement covering the shares within 60 days of January 20, 2004.  The Company is obligated to use its best efforts to cause the registration statement to be made effective as soon as practicable and to maintain its effectiveness until the shares become eligible for resale under Rule 144(k).

Interests of Certain Persons in the Transaction

                William G. Miller is the general partner of, and controls, Harbourside Investments, LLLP, the entity which holds a portion of the Subordinated Debt.  Mr. Miller is Chairman of the Board and Co-Chief Executive Officer of the Company, as well as the holder of approximately 16% of the Company’s outstanding Common Stock.  Mr. Miller, Jeffrey I. Badgley, the Company’s President and Co-Chief Executive Officer, J. Vincent Mish, the Company’s Executive Vice President and Chief Financial Officer, and Frank Madonia, the Company’s Executive Vice President, Secretary and General Counsel, are all limited partners in Harbourside Investments, LLLP.  In connection with the formation of Harbourside, Mr. Miller made loans to the other executive officers, the proceeds of which the other executive officers then contributed to Harbourside.  These loans from Mr. Miller to the other executive officers are secured by pledges of their respective limited partnership interests to Mr. Miller.

                As partners of Harbourside, each of Messrs. Miller, Badgley, Mish and Madonia will indirectly receive cash and shares of common stock of the Company in exchange for the Subordinated Debt and Warrants currently held by Harbourside.  As general partner of Harbourside, Mr. Miller will have sole voting power over the shares of the Company’s Common Stock that Harbourside will receive in the exchange.

Reasons for Seeking Shareholder Approval

                The Company is seeking shareholder approval of the issuance of shares to Harbourside in exchange for a portion of the Subordinated Debt as required by paragraph 312.03(b) of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) because the exchange would result in the issuance of shares of Common Stock greater than one percent of the outstanding shares of Common Stock to Harbourside, an entity in which executive officers and directors of the Company have a direct interest.  This approval requirement is not required with respect to the exchange by Contrarian.

                Pursuant to Section 312.03 of the NYSE Manual, an affirmative vote of the majority of the votes cast (provided that the total vote for the proposal represents over a 50% interest of all of the Company’s Common Stock) regarding the proposal is required for approval of this proposal.  Messrs. Miller, Badgley, Mish and Madonia collectively own approximately 17% of the outstanding shares of Common Stock.  Each of them has indicated that they currently intend to vote their shares of Common Stock in favor of the proposal.

Effect of the Transaction

                The number of shares of the Company’s Common Stock issued to Harbourside in the Debt Conversion and the Warrant Conversion will be 548,738 and 34,818, respectively.  The total number of shares issuable to Harbourside in the exchange would represent 5.9% of the Company’s total issued and outstanding shares after the exchange.  The following table shows the number of shares issued to Contrarian or to be issued to Harbourside in their respective Debt Conversion and Warrant Conversion, as well as the total number of shares issued or to be issued.

	Shares of Common Stock Issued In:
	Debt Conversion(1)	Warrant Conversion(2)	Total
Contrarian	690,348	53,803	734,151
Harbourside	548,738	34,818	583,556
Total	1,239,086	88,621	1,317,707

(1)

The Debt Conversion is made according to the following formula:  the number of shares issued is equal to the (1) sum of 30% of the principal amount of the Subordinated Debt plus all accrued interest and fees (2) divided by $5.7564, which is the Exchange Ratio.

(2)

The Warrant Conversion is made according to the following formula:  each warrant is exchanged for a number of shares equal to (1) the Exchange Ratio minus the exercise price of the warrant, (2) multiplied by the number of shares underlying the warrant and (3) divided by the Exchange Ratio.

                The issuance of the shares of Common Stock in exchange for the Subordinated Debt and warrants will be dilutive to the outstanding shares of the Company’s Common Stock.  The issuance of the Company’s Common Stock could also depress the market price of the Company’s Common Stock by increasing the number of shares of the Company’s Common Stock that is outstanding.  Prior to the issuance of the Company’s Common Stock in the Exchange, holders of the Company’s Common Stock other than Harbourside and its limited partners and Contrarian owned approximately 83.1% of the Company’s issued and outstanding Common Stock.  After the consummation of the Exchange Proposal, holders of the Company’s Common Stock other than Harbourside and its limited partners and Contrarian will own approximately 69.0% of the Company’s issued and outstanding Common Stock.

                The following table sets forth (1) the beneficial ownership of the Company’s Common Stock by the partners of Harbourside as of December 31, 2003 and (2) the beneficial ownership of the Company’s Common Stock by the partners of Harbourside after giving effect to Harbourside’s Debt Conversion and Warrant Conversion.  As evidenced by the table, the consummation of the Exchange Proposal will further consolidate shares of the Company’s Common Stock, and thereby voting authority, into the hands of the Company’s executive officers.

	Prior to Giving Effect to the Proposal		After Giving Effect to the Proposal
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
William G. Miller	1,516,157(2)	16.2%	2,099,713(3)	19.7%
Jeffrey I. Badgley	95,901(4)	*	228,527(5)	2.1%
Frank Madonia	83,401(6)	*	109,926(7)	1.0%
J. Vincent Mish	58,901(8)	*	85,426(9)	*

*	Less than one percent
(1)	The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options and rights to acquire shares of Common Stock held by such person or group.
(2)	Includes 109,288 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director. Also includes 2,800 shares held by Mr. Miller’s minor son.
(3)	Also includes all 583,556 shares of Common Stock that would be issued to Harbourside, of which Mr. Miller owns a 21.72% interest as a limited partner and a 1% interest as the sole general partner, in the exchange transaction. As the sole general partner of Harbourside, Mr. Miller will have sole voting power over the shares of the Common Stock that would be issued to Harbourside.
(4)	Includes 72,586 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(5)	Also includes 132,626 shares that would be issued to Harbourside, of which Mr. Badgley owns a 22.73% interest as a limited partner, in the exchange transaction.

(6)	Includes 59,786 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(7)	Also includes 26,525 shares that would be issued to Harbourside, of which Mr. Madonia owns a 4.55% interest as a limited partner, in the exchange transaction.
(8)	Includes 43,286 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(9)	Also includes 26,525 shares that would be issued to Harbourside, of which Mr. Mish owns a 4.55% interest as a limited partner, in the exchange transaction.

Description of Subordinated Debt and Warrants

                The Subordinated Debt

                The Subordinated Debt held by Contrarian and Harbourside was issued pursuant to the Junior Credit Facility.  The Junior Credit Facility and the notes issued pursuant to it are subordinate to the Company’s senior credit facility which was also entered into on July 23, 2001.

                Principal, Maturity and Interest.  The Subordinated Debt had an original aggregate principal amount of $14.0 million and current outstanding principal amount of approximately $13.8 million.  The Subordinated Debt currently bears interest at 10.0% over the prime rate as a result of its maturity on July 23, 2003.  The total amount outstanding on the Subordinated Debt as of January 14, 2004, including accrued interest and commitment fees, was $16,827,048.

                Security.  The Subordinated Debt is secured by certain specified assets of the Company and by a second priority lien and security interest in substantially all other assets of the Company.

                Terms of the Subordinated Debt.  The Subordinated Debt is not convertible into shares of the Company’s Common Stock by its terms and does not have the right to vote on any matter presented to the shareholders of the Company for their approval.  The Junior Credit Facility contains covenants, events of default and other terms typical in a junior subordinated facility.  Covenants under the Junior Credit Facility include, but are not limited to, providing certain financial reports to the subordinated debtholders, complying with all applicable laws and notifying the subordinated debtholders of certain material events.  Under the terms of the Junior Credit Facility, the Company may not, among other things, fall below certain financial covenants (including consolidated EBITDA and fixed charge coverage ratio covenants), enter into certain acquisitions, transfer assets or merge into another entity without the subordinated debtholders’ consent.  Events of default under the Junior Credit Facility, include but are not limited to, failure to pay amounts under the facility when due, failure to comply with the covenants contained in the facility, a change of control of the Company or the Company entering into bankruptcy.  Upon an event of default, the entire subordinated debt will become due and payable, subject to certain procedural requirements.  In addition, the subordinated debtholders may have the right to close on certain collateral to collect on overdue obligations.

                Warrants

                The Junior Credit Facility also contains provisions for the issuance of warrants.  On July 23, 2002, the Company issued 47,417 warrants for the purchase of the Company’s Common Stock as a result of these provisions.  The Company has issued an additional 138,611 warrants for shares of Common Stock in accordance with these provisions in October 2003.  In connection with Contrarian’s purchase of all of the outstanding Subordinated Debt, Contrarian acquired all of the warrants and subsequently transferred warrants to purchase 82,382 shares to Harbourside.  Harbourside acquired from Contrarian warrants to purchase 20,998 shares which have an exercise price of $3.48 and warrants to purchase 61,384 shares which have an exercise price of $3.27.

Description of Common Stock

          The holders of the Company’s Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from legally available funds. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so.  All shares of Common Stock are entitled to share equally in any dividends that the Board of Directors may, in its discretion, declare out of sources legally available therefore.  If the Company dissolves, liquidates or winds up, holders of the Common Stock are entitled to receive on a ratable basis all of our assets available for distribution, in cash or in kind, after payment or provision for payment of all of the Company’s debts and liabilities, including amounts due to the holders of the Subordinated Debt, and any preferential amount due to holders of preferred stock.  Holders of Common Stock do not have any preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund.

Financial Statements, Supplementary Financial Information, and Management’s Discussion and Analysis of Financial Condition and Results of Operations

                Financial Statements and Supplementary Financial Information

                Attached as Annex C to this proxy statement are the financial statements of the Company for the fiscal years ended December 31, 2002 and December 31, 2001 and for the quarter ended September 30, 2003.  The financial statements for the fiscal year ended December 31, 2002 and December 31, 2001 have been excerpted from the Company’s Annual Report on Form 10-K for 2002 as filed with the Securities and Exchange Commission.  The financial statements for the quarter ended September 30, 2003, specifically the notes thereto, have been modified since they were included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  The revisions to the quarterly financial statements are indicated in bolded, italicized and bracketed text in Annex C.

                Management’s Discussion and Analysis of Financial Condition and Results of Operations

                Attached as Annex D to this proxy statement is Management’s Discussion and Analysis of Financial Condition and Results of Operation.  This discussion consists of modified versions of the separate discussions that were included in the Company’s Annual Report on Form 10-K for 2002, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which were filed with the Securities and Exchange Commission.  Revisions to these sections from their inclusion in the respective reports are indicated in bolded, italicized and bracketed text in Annex D.

Dissenters’ Rights

          Under Tennessee law, the holders of the Company’s Common Stock are not entitled to dissenters’ rights in connection with the Exchange Proposal.

Board Recommendation

                THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN EXCHANGE FOR CERTAIN SUBORDINATED PROMISSORY NOTES AND WARRANTS AS DESCRIBED IN THE FIRST PARAGRAPH OF THIS SECTION OF THE PROXY STATEMENT.

EXECUTIVE COMPENSATION

Summary Compensation Table

                The following table sets forth certain information for the fiscal years ended December 31, 2003 and 2002, the eight month transition period ended December 31, 2001 (noted as “Trans. Per.”) and the fiscal years ended April 30, 2001 and 2000 of the Company concerning compensation paid by the Company and its subsidiaries to the Company’s Chief Executive Officer and to each of the Company’s other most highly compensated executive officers as of December 31, 2003 who earned in excess of $100,000 in salary and bonus during the fiscal year 2003 (collectively, the “Named Executive Officers”).

		Annual Compensation(1)		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)
William G. Miller	2003	$180,000	-	-	-
Chairman and Co-Chief Executive Officer(2)	2002	180,000	-	-	-
	Trans. Per.	120,000	-	-	-
	2001	180,000	-	-	-
	2000	180,000	-	-	-

Jeffrey I. Badgley	2003	276,210	-	-	$2,035(5)
President and Co-Chief Executive Officer(3)	2002	276,210	45,000(4)	-	1,496(5)
	Trans. Per.	184,133	-	8,000	1,726(5)
	2001	266,667	-	-	8,928(6)
	2000	245,833	-	16,000	1,424(5)

Frank Madonia	2003	196,207	-	-	1,980(5)
Executive Vice President, Secretary and General Counsel	2002	196,207	22,000(4)	-	1,717(5)
	Trans. Per.	130,800	-	5,000	1,308(5)
	2001	191,667	-	-	6,628(5)(7)
	2000	178,333	-	12,000	1,762(5)

J. Vincent Mish	2003	176,206	-	-	1,770(5)
Executive Vice President, Chief Financial Officer and President of the Financial Services Group	2002	176,206	22,000(4)	-	1,628(5)
	Trans. Per.	117,467	-	5,000	1,067(5)
	2001	163,333	30,000(4)	-	6,222(5)(8)
	2000	153,333	-	12,000	1,312(5)

_______________________

(1)	Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the named executive officer’s annual salary and bonus.
(2)	Mr. Miller became the Co-Chief Executive Officer of the Company in October 2003.
(3)	Mr. Badgley served as President and Chief Executive Officer of the Company until October 2003 when he became Co-Chief Executive Officer.

(4)	Bonus awards consist entirely of amounts earned in previous fiscal years which are paid incrementally to the executive officer in the year noted in accordance with the Company’s bonus plan.
(5)	Consists of a matching contribution made to the executive’s account in the Company’s 401(k) Plan.
(6)	Mr. Badgley’s other compensation includes $6,250 received from the sale of 125,000 out-of-the-money options to the Company at a purchase price of $0.05 per option and a $2,678 matching contribution to Mr. Badgley’s account in the Company’s 401(k) Plan.
(7)	Mr. Madonia’s other compensation includes $4,700 received from the sale of 94,000 out-of-the-money options to the Company at a purchase price of $0.05 per option and a $1,928 matching contribution to Mr. Madonia’s account in the Company’s 401(k) Plan.
(8)	Mr. Mish’s other compensation includes $4,700 received from the sale of 94,000 out-of-the-money options to the Company at a purchase price of $0.05 per option and a $1,522 matching contribution to Mr. Mish’s account in the Company’s 401(k) Plan.

                No options were granted to or exercised by the Named Executive Officers during 2002.

Option Values as of December 31, 2003

                The following table summarizes certain information regarding option values of the Named Executive Officers as of the end of December 31, 2003.

Name	No. of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Miller	-	-	-	-
Jeffrey I. Badgley	72,586	4,000	$ 17,840	$ 17,840
Frank Madonia	59,786	2,500	11,150	11,150
J. Vincent Mish	43,286	2,500	11,150	11,150

__________________________
(1)   As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options for the Common Stock is calculated based on the closing sale price on the New York Stock Exchange as of December 31, 2003, which was $7.51 per share.

Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements

                In December 2002, the Company entered into an employment agreement with Mr. Mish.  The employment agreement provides for a rolling three-year term, extended automatically as of each annual shareholders’ meeting such that the remaining term of the employment agreement is three years as of that date.  Notwithstanding the foregoing, the term of the agreement ends on Mr. Mish’s 65th birthday.  The employment agreement provides for a base salary of $175,000, subject to annual review by the Board of Directors.  Additionally, Mr. Mish may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Mr. Mish pursuant to this employment agreement for any reason upon written notice.  However, if termination is for other than “just cause” (as defined in the employment agreement), 100% of Mr. Mish’s options on Company stock granted pursuant to the Company’s Stock Option and Incentive Plan will vest and become immediately exercisable, and the Company must pay Mr. Mish his current base salary plus bonuses and health and life insurance benefits for a period of three years, or until the end of the term of the employment agreement, whichever is shorter.  Finally, the employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control).

                In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia.  Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years.  However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date.  The employment agreements provide for base salaries of $200,000 to Mr. Badgley and $165,000 to Mr. Madonia, each subject to annual review by the Board of Directors.  Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice.  However, if termination is for other than “just cause” (as defined in the employment agreements), 100% of the terminated individual’s options on Company stock granted pursuant to the Company’s Stock Option and Incentive Plan will vest and become immediately exercisable, and the Company must pay the terminated individual his current base salary plus bonuses and health and life insurance benefits for a period of three years, or until the end of the term of the employment agreement, whichever is shorter.  Finally, each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control as defined in each individual’s change in control agreement described below).

                In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia.  Each change in control agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each change in control agreement is three years.  However, on each individual’s 62nd birthday, the change in control agreement ceases to extend automatically, and instead terminates three years from that date.  Upon termination within 6 months prior to or 2 years after a change in control (as defined in each respective change in control agreement), Messrs. Badgley and Madonia are entitled to payment of then current salary, plus bonuses and incentives, and health and life insurance coverage for a period of three years following termination.

                In July 1997, the Company entered into an employment agreement with Mr. Miller which provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company unless Mr. Miller agrees to accept a lower salary.  Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees.  Mr. Miller's employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company.  Employment may be terminated by either party upon three years written notice or for “cause,” as defined in the employment agreement.  The agreement also provides for non-competition by Mr. Miller for a period ending three years from termination of the agreement if the agreement is terminated by breach of Mr. Miller.

Compensation of Directors

                The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.  Prior to 2003, upon initial election to the Board, each non-employee director was granted an option to purchase 2,000 shares of Common Stock as of the date of becoming a director.  In addition, on the first business day following each annual meeting of shareholders, each non-employee director would receive an option to purchase a number of shares of the Company's Common Stock equal to $32,500 divided by the Black-Scholes value (as established by the Company's independent accountant) of an option to purchase one such share, and up to 400 additional shares based upon the earnings of the Company.  Messrs. Chandler, Drack and Roberts were granted 9,400 options each on May 28, 2002.

                In February 2003, the Board approved a new compensation plan beginning in 2003 for non-employee directors that includes a cash and an equity compensation component.  Each non-employee director is entitled to receive an annual payment of $25,000 as compensation for service on the Board of Directors.  The payment to the directors of the cash portion of their compensation has not occurred for fiscal year 2003.  In addition, each director is entitled to awards under the Non-Employee Director Stock Plan, subject to the approval of the plan by the Company’s shareholders.  The awards will be paid in shares of Common Stock equal to $25,000 divided by the closing price of the Common Stock on the first day of the fiscal year.  If the Non-Employee Director Stock Plan is approved by the Company’s shareholders, all future equity compensation paid to the directors will be made in accordance with the plan.

Compensation Committee Interlocks and Insider Participation

                During 2002, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee directors.

Compensation Committee Report on Executive Compensation

                Overview.  The Company’s general compensation policies on executive officer compensation are administered by the Compensation Committee (the “Committee”) of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence.  All members of the Committee are non-employee directors.  It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

                The three components of executive officer compensation are base salary, annual cash bonus awards and stock option grants.  In addition to the Committee’s determinations on base salary and bonus award, the Committee administers the Company’s 1994 stock option plan (the “1994 Plan”) and recommends to the Board of Directors the options to be granted to executive officers.  In fiscal 2002, none of the Named Executive Officers was granted stock options.

                The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company’s financial performance, its annual budget, its position within its industry sectors and the compensation policies of similar companies in its business sectors.  The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise.  Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation.  No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

                Option Grants.  The Company has historically used grants of options to better align the interests of the Company’s officers and employees with the long-term interests of the Company and its shareholders.  All options for the purchase of 500 or more shares generally vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments.  All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.  In general, the Committee believes it is important for the non-executive officer employees of the Company to have a long-term equity interest in the Company.  However, during 2002, the Company did not grant options to employees and executive officers under the 1994 Plan

                Salaries.  During 2002, the Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company’s Cash Bonus Plan and the 1994 Plan.  In its review, the Committee discussed the performance of the executive officers with the Chief Executive Officer and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Chief Executive Officer.  The Committee’s review of executive officer compensation included consideration of individual performance and contribution to the Company, a comparison to compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination.

                Employment Agreements.  As a result of an executive compensation study conducted during fiscal 1999 by the Compensation Committee, with the assistance of an independent consulting firm specializing in these matters, the Company began the incremental process of increasing the compensation of its executive officers by entering into the employment agreements described under “Employment Contracts, Termination of Employment, Severance and Change in Control Arrangements”, providing for the salary increases and the option grants reflected in such agreements.  Each of Messrs. Badgley, Miller, Madonia and Mish is a party to an employment agreement with the Company or a subsidiary of the Company, which is described under “Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements.”

                Federal Income Tax Deductibility Limitation on Executive Compensation.  Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the four highest compensated officers.  The Committee continues to analyze the potential impact of this limitation.  Under the regulations and the transition rules, executive compensation pursuant to the 1994 Plan should be qualifying “performance based” compensation and therefore be excluded from the $1,000,000 limit.  Other forms of compensation provided by the Company, however, including base salary and amounts awarded under the Cash Bonus Plan, are not excluded from the limit.  The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation.  In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to constitute qualifying as performance based compensation under Section 162(m).

  Paul E. Drack — A. Russell Chandler, III — Richard H. Roberts

Audit Committee Report

                The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the New York Stock Exchange.  The Audit Committee acts pursuant to a written charter adopted and approved by the Board of Directors in March 2000.  The Company’s management is responsible for its internal accounting controls and the financial reporting process.  The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

                In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants.  In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect.  In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence.  The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

                The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

                Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and  Exchange Commission.

                This report is respectfully submitted by the Audit Committee of the Board of Directors.

Paul E. Drack — A. Russell Chandler, III — Richard H. Roberts

Independent Public Accountants

                PriceWaterhouseCoopers LLP were the independent public accountants for the Company for the fiscal year ended December 31, 2002.  On October 3, 2003, PriceWaterhouseCoopers LLP resigned as the Company’s principal accountants.  On October 9, 2003 the Company engaged Joseph Decosimo and Company, LLP to be its principal accountants.  The decision to engage Joseph Decosimo and Company, LLP was made upon the recommendation of the Company’s Audit Committee and the approval of its the Board of Directors.  During the Company's two most recent fiscal years and the subsequent interim period through October 9, 2003, the Company has not consulted with Joseph Decosimo and Company, LLP regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2)(i) and (ii).

                The report of PricewaterhouseCoopers LLP for the year ended December 31, 2002 included an explanatory paragraph.  This explanatory paragraph was included as a result of the Company being in default of certain covenants under its senior and subordinated credit facility agreements, and because its subordinated credit facility matured on July 23, 2003.  The senior and subordinated credit facility agreements contain certain cross-default provisions and provide for the acceleration of amounts due as well as other remedies in the event of default.  The report of PricewaterhouseCoopers LLP indicated that these circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

                The report of PricewaterhouseCoopers LLP for the period ending December 31, 2001 included a separate paragraph regarding the Company’s default under certain credit agreements and related waivers.

                Except as described in the two preceding paragraphs, neither of the reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the past two fiscal years contained an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principle.

                In connection with its audits for the two most recent fiscal years of the Company and through October 3, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreements in their reports on the financial statements for such fiscal years.

                Representatives of Joseph Decosimo and Company, LLP and PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

                PricewaterhouseCoopers LLP billed the Company aggregate fees of $515,601 for professional services rendered for the audit of financial statements during fiscal 2002, including the re-audit of the financial statements for the fiscal years ended 2001 and 2000, and the reviews of financial statements included in Forms 10-Q filed during fiscal 2002.  PricewaterhouseCoopers LLP and Arthur Andersen LLP billed the Company aggregate fees of $237,475 for professional services rendered for the audit of financial statements for the eight months ended December 31, 2001 (the “Transition Period”), and reviews of financial statements included in the Forms 10-Q filed during the Transition Period.

All Other Fees

                PricewaterhouseCoopers LLP billed the Company fees of $97,405 for additional services provided to the Company during fiscal 2002.  The Company did not engage PricewaterhouseCoopers LLP or Arthur Andersen LLP to provide additional services during the Transition Period.  The Company did not engage PricewaterhouseCoopers LLP or Arthur Andersen LLP during fiscal 2002 or the Transition Period for management information system services.

                The Audit Committee has considered whether the provision of other services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Performance Graph

                The following line graph compares the percentage change in the cumulative shareholder return of the Common Stock with The New York Stock Exchange Composite Index and the Standard & Poor’s Composite Index over the period of time from April 30, 1997 through December 31, 2003.  The respective returns assume reinvestment of dividends paid.

	4-30-98	4-30-99	4-28-00	4-30-01	12-31-02	12-31-02	12-31-03
Miller Industries, Inc.	100	64	44	9	8	8	10
NYSE Composite Index	100	110	112	110	102	82	106
S&P Construction Index	100	114	87	183	106	90	153

                For the year ended December 31, 2002, Standard & Poors transferred the Heavy Duty Trucks and Parts index, the index previously used by the Company, to the S&P 500 – Construction and Farm Machinery and Heavy Trucks Index.  As a result, the Company has elected to use the S&P 500 – Construction and Farm Machinery and Heavy Trucks index in the above comparison.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The New York Stock Exchange and the Company.  Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 2002 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with, and the Company is not aware of any filing delinquencies.

DEADLINES FOR SUBMISSION BY SHAREHOLDERS OF PROPOSALS
TO BE PRESENTED AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS

                Any proposal intended to be presented for action at the 2004 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than August 4, 2004 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2004 Annual Meeting of Shareholders.  In the event that a proposal intended to be presented for action at the 2004 Annual Meeting of Shareholders by any shareholder of the Company is not received by the Secretary of the Company on or before October 17, 2004, then the management proxies would be allowed to use their discretionary voting authority if the proposal is raised at the annual meeting, whether or not the matter is discussed in the Proxy Statement.  Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

METHOD OF COUNTING VOTES

                Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card.  Abstentions and “non-votes” will be counted for the purposes of determining a quorum.  Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors.  Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election.  A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

                It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxies promptly.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 HAS PREVIOUSLY BEEN MAILED TO SHAREHOLDERS.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER.  REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE  37363.

  MILLER INDUSTRIES, INC.

This Proxy is Solicited by the Board of Directors for the Annual Meeting of
Shareholders to be Held on Thursday, February 12, 2004

PROXY

             The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on Thursday, the 12th day of February, 2004, at 9:00 a.m., and at any and all adjournments thereof as follows:

(1)	☐	FOR all of the following nominees for director (except as marked to the contrary below):

NOMINEES: Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and Richard H. Roberts.

	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

        THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

(2)	Proposal to adopt the Non-Employee Director Stock Plan.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(3)	Exchange Proposal to issue shares of Common Stock for subordinated debt and warrants.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(4)

For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

        It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated January 23, 2004 and the Proxy Statement furnished therewith.

Dated and signed ____ ____________________, 200__

____________________________________________

____________________________________________

(Signature should agree with the name(s) hereon.  Executors, administrators, trustees, guardians and attorneys should so indicate when signing.  For joint accounts each owner should sign.  Corporations should sign their full corporate name by a duly authorized officer.)

        This proxy is revocable at or at any time prior to the meeting.  Please sign and return this proxy to SunTrust Bank, Atlanta, P.O. Box 105649, Atlanta, Georgia 30348-9923, in the accompanying prepaid envelope.

ANNEX A

THE MILLER INDUSTRIES, INC.
NON-EMPLOYEE DIRECTOR STOCK PLAN
(Effective as of February 18, 2003)

1.      Purposes

          The principal purposes of the Miller Industries, Inc. Non-Employee Director Stock Plan (the “Plan”) are to provide compensation to those members of the Board of Directors of Miller Industries, Inc. (the “Company”) who are not also employees of the Company, assist the Company in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and associate more fully the interests of such directors with those of the Company’s shareholders.

2.      Effective Date

          The Plan was unanimously approved by the Board of Directors of the Company and became effective on February 18, 2003 (the “Effective Date”), conditioned upon shareholder approval.

3.      Administration

          The Plan shall be administered and interpreted by the Board of Directors of the Company (the “Board”).  The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable.  The Board's interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the authority given its members hereunder, shall be conclusive and binding on all parties concerned, including the Company, its directors and shareholders and any employee of the Company.  The costs and expenses of administering the Plan shall be borne by the Company and not charged against any award or to any award recipient.

4.      Eligibility

          Directors of the Company who are not employees of the Company (“Non-Employee Directors”) are eligible to receive awards under the Plan.  Directors of the Company who are employees of the Company are not eligible to participate in the Plan, but shall be eligible to participate in other benefit and compensation plans of the Company.

5.      Initial Award for 2003

          On the date this Plan is approved by the Company’s shareholders (“Initial Award Date”), each Non-Employee Director shall be granted an initial award of Company Common Stock equal to the number of shares determined by dividing $25,000 by the closing price of a share of the Company’s Common Stock on the Effective Date.  The number of shares so determined shall be rounded to the nearest number of whole shares.

6.      Annual Award

          Beginning in 2004 and continuing until this Plan is terminated, each Non-Employee Director serving as such on January 1 of a year shall be granted an award of a number of shares Company Common Stock determined by dividing $25,000 by the closing price of a share of the Company’s Common Stock on the first day of such calendar year that the Common Stock is traded.  The number of shares awarded for any calendar year shall be rounded to the nearest number of whole shares.  The Non-Employee Directors shall have all of the rights of a shareholder with respect to such Common Stock.  Notwithstanding the foregoing, if, for any year, the stock price is below $1.00 per share, the Board of Directors, in its discretion, may decide to pay each Non-Employee Director a cash payment equal to $25,000 in lieu of the stock award for such year.

A-1

7.      Shares of Stock Subject to the Plan

          The shares granted under the Plan may be newly issued shares of the Company’s Common Stock or shares held as treasury shares, including shares purchased by the Company, whether on the market or otherwise, or a combination of each.

8.      Dilution and Other Adjustments

          The number and kind of shares of Company Common Stock issuable under the Plan may be adjusted proportionately by the Board to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin-off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes.  Such adjustment shall be conclusive and binding for all purposes of the Plan.

9.      Withholding Taxes

          The Company shall have the right to require the payment (through withholding from any amount payable from the Company to the Non-Employee Director or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

10.    Resale Restrictions, Assignment and Transfer

          Once awarded, the shares of the Company’s Common Stock received by Non-Employee Directors may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended.

11.    Funding

          The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

12.    Prior Directors’ Stock Plan Superseded

          Upon this Plan’s approval by the shareholders of the Company, this Plan shall supersede the Miller Industries, Inc. Non-Employee Director Stock Option Plan (the “Prior Plan”).  Thereafter, no further awards shall be made under the Prior Plan, but any awards previously granted shall remain outstanding subject to the terms and conditions of such Prior Plan.

13.    Duration, Amendments and Terminations

          The Plan shall terminate on the day prior to the 10th anniversary of the Effective Date and no further stock awards will be made under the Plan after such date.  The Board of Directors may sooner terminate the Plan or amend the Plan in whole or in part at any time and from time to time; provided, however, that to the extent required by the rules of the exchange on which the Company’s shares of Common Stock are listed or applicable law, no amendment shall be effective unless approved by the shareholders of the Company at an annual or special meeting.

A-2

ANNEX B-1

Morgan Keegan

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee  38103
901/524-4100  WATS 800/366-7426
Members New York Stock Exchange, Inc.

November 20, 2003

Special Committee of the Board of Directors of Miller Industries, Inc.
c/o Nelson, Mullins, Riley & Scarborough
999 Peachtree Street, N.E.
Suite 1400
Atlanta, GA 30309

Members of the Special Committee:

      We understand that Miller Industries, Inc. ("Miller" or the “Company”), on one hand, and Contrarian Funds, LLC (“Contrarian”) and Harbourside Investments, LLLP (“Harbourside”), on the other hand, propose to enter into an Exchange Agreement, substantially in the form of the draft dated November 17, 2003 (the "Agreement"), which provides, among other things, that the Company will (i) issue between approximately 900,000 to 1,260,000 shares of the Company’s common stock, depending on Miller’s average common share price during the fourth quarter of 2003, subject to a minimum price of $5.00 per share and a maximum price of $7.00 per share (the “Exchange Ratio”), to retire approximately $6.3 million of subordinated debt and accrued interest, and (ii) cancel and convert 186,029 warrants with an weighted average exercise price of $3.32 into between 62,374 to 136,785 shares of the Company’s common stock, subject to the Exchange Ratio (collectively the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.  Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

      You have asked for our opinion as to whether the issuance of the Miller Common Stock, pursuant to the Agreement, is fair from a financial point of view to the shareholders of Miller other than the Insiders.  We have not been requested to opine as to, and our opinion does not in any manner address, Miller’s underlying business decision to proceed with or effect the Transaction.

      For purposes of the opinion set forth herein, we have:
  reviewed the draft of the Agreement by and among Miller, Contrarian and  Harbourside;

  reviewed certain publicly available business and financial information relating to Miller;

Special Committee of the Board of Directors of Miller Industries, Inc.
November 20, 2003

  reviewed certain other information provided to us by Miller and discussed the business prospects of Miller with its management;

  reviewed the reported historical prices and historical trading activity for Miller’s common stock for the period from January 1, 2000 to November 10, 2003;

  compared and considered the financial performance of Miller and the prices and trading activity of Miller’s common stock with that of certain other publicly-traded companies and their securities;

  reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that we deemed relevant;

  performed a discounted cash flow analysis (“DCF”) on the projected cash flows of Miller for years ended December 31, 2004 through December 31, 2008 using a range of discount rates and terminal value multiples based on estimated EBITDA for the year ending December 31, 2008;

  analyzed the discount received for certain transactions whereby investors  acquired privately issued, unregistered common stock from an publicly-held issuer; and

  performed such other analyses and considered such other factors as we deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion and have not assumed any obligation to independently verify such information.   We have assumed that the internal financial statements and other financial and operating data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Miller.  We have also assumed that there have been no material changes in Miller’s assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. We have not made any independent valuation, inspection or appraisal of the assets or liabilities of Miller, nor have we been furnished with any such appraisals or valuations.  In addition, you have informed us, and we have assumed, that the Transaction will be accounted for in accordance with U.S. generally accepted accounting principles and will be consummated in accordance with the terms set forth in the draft of the Agreement that we have reviewed and the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances.  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  In addition, we are not expressing any opinion as to the actual value of Miller Common Stock or the prices at which the Miller Common Stock will trade following the date of this opinion.

Special Committee of the Board of Directors of Miller Industries, Inc.
November 20, 2003

      The Company will pay Morgan Keegan a fee in connection with this Opinion.  In addition, the Company has agreed to engage Morgan Keegan for investment banking services related to certain other transactions that might occur before or on December 31, 2004.

      Miller has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion.  In the past, Morgan Keegan & Company, Inc. has provided financial advisory and financing services for Miller and has received fees for rendering these services.  In the ordinary course of our business, we may actively trade in the equity securities of Miller for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

      Our opinion is directed to the Special Committee of the Board of Directors of Miller in connection with its consideration and approval of the Transaction.  Our opinion is not advice or a recommendation to the Board of Directors of Miller that it pursue the Transaction or any similar transaction.  Our opinion addresses only the fairness from a financial point of view to the shareholders of Miller, other than the Insiders, of the Transaction and does not address the underlying business decision of Miller to pursue the Transaction, the relative merits of the Transaction as compared to any alternative course of action by Miller or the effect of any other transaction or course of action that Miller might pursue.  This opinion is addressed to the Special Committee of the Board of Directors of Miller.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

      Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion on the date hereof that the issuance of the Miller Common Stock, pursuant to the Agreement, is fair from a financial point of view to the shareholders of Miller, other than the Insiders.

Very truly yours,

ANNEX B-2

Morgan Keegan

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee  38103
901/524-4100  WATS 800/366-7426
Members New York Stock Exchange, Inc.

December 24, 2003

Special Committee of the Board of Directors of Miller Industries, Inc.
 c/o Nelson, Mullins, Riley & Scarborough
999 Peachtree Street, N.E.
Suite 1400
Atlanta, GA 30309

Members of the Special Committee:

Reference is made to our opinion letter dated November 20, 2003 (the “Opinion”). Our Opinion relates to the transaction (the “Transaction”) described in a draft agreement dated November 17, 2003 (the “Agreement”) and is by its terms subject to certain assumptions and qualifications described therein. We understand that the terms of the Transaction described in the Agreement have been revised as described in a binding term sheet (the “Term Sheet”) which was agreed to by the parties as of December 24, 2003. We assume that the Transaction will be consummated in accordance with the terms of the Term Sheet. Such revised terms do not materially affect the analysis supporting our Opinion. Accordingly, our Opinion is affirmed as of this date.

Very truly yours,

MORGAN KEEGAN & COMPANY, INC.

By:

         Managing Director

ANNEX C

INDEX TO FINANCIAL STATEMENTS

[The following audited financial statements and related notes are excerpted from the Company's Annual Report on Form 10-K for fiscal year ended December 31, 2002]

Audited Financial Statements

Report of Independent Accountants	C-2

Consolidated Balance Sheets December 31, 2002 and 2001, and April 30, 2001	C-3

Consolidated Statements of Operations for the Year Ended December 31, 2002, Eight Months Ended December 31, 2001 and Years Ended April 30, 2001 and 2000	C-4

Consolidated Statements of Shareholders’ Equity for the year Ended December 31, 2002, Eight Months Ended December 31, 2001 and Years Ended April 30, 2001 and 2000	C-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2002, Eight Months Ended December 31, 2001 and Years Ended April 30, 2001 and 2002	C-6

Notes to Consolidated Financial Statements December 31, 2002	C-7

[The following unaudited financial statements and related notes are a modified version of the unaudited financial statements and related notes that appeared in the Company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2003. All modifications appear in bolded, italicized and bracketed text.]

Unaudited Financial Statements

Unaudited Condensed Consolidated Balance Sheets - September 30, 2003 and December 31, 2002	C-30

Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2003 and 2003	C-31

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2003 and 2003	C-32

Notes to the Unaudited Condensed Consolidated Financial Statements	C-33

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the
Board of Directors of Miller Industries, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Miller Industries, Inc. and its subsidiaries at December 31, 2002 and 2001 and April 30, 2001, and the results of their operations and their cash flows for the year ended December 31, 2002, the eight month period ended December 31, 2001 and the years ended April 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 8 to the consolidated financial statements, subsequent to December 31, 2002, the Company was in default of certain covenants under its senior and subordinated credit facility agreements, and its subordinated credit facility matures on July 23, 2003. The senior and subordinated credit facility agreements contain certain cross-default provisions and provide for the acceleration of amounts due as well as other remedies in the event of default. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s actions and plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 7 to the financial statements, the Company changed its method of assessing impairment of intangible assets in 2002.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
April 11, 2003, except as to Notes 2 and 8 for which the date is May 1, 2003

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001, AND APRIL 30, 2001
(In thousands, except share data)

	December 31, 2002	December 31, 2001	April 30, 2001
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$2,097	$9,863	$6,627
Accounts receivable, net of allowance for doubtful accounts of $805, $3,023 and $2,853 at December 31, 2002, and 2001 and April 30, 2001, respectively	46,616	66,555	75,104
Inventories, net	27,815	60,114	67,835
Deferred income taxes	0	12,421	5,371
Prepaid expenses and other	748	12,178	12,010
Current assets of discontinued operations held for sale	32,366	0	0
Total current assets	109,642	161,131	166,947
PROPERTY, PLANT, AND EQUIPMENT, net	23,121	53,122	58,564
GOODWILL, net	11,619	33,435	46,736
PATENTS, TRADEMARKS, AND OTHER PURCHASED PRODUCT RIGHTS, net	537	1,101	834
OTHER ASSETS	1,841	4,174	8,206
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS HELD FOR SALE	15,417	0	0
	$162,177	$252,963	$281,287
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations	$35,244	$12,405	$7,213
Accounts payable	25,213	36,366	43,064
Accrued liabilities and other	6,147	24,759	25,356
Current liabilities of discontinued operations held for sale	53,212	0	0

Total current liabilities	119,816	73,530	75,633

LONG-TERM OBLIGATIONS, less current portion	1,214	91,562	99,121
DEFERRED INCOME TAXES	0	3,028	0
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS HELD FOR SALE	1,450	0	0
COMMITMENTS AND CONTINGENCIES (Notes 8, 9 and 11)
SHAREHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued or outstanding	0	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 9,341,436, and 9,341,753 shares issued and outstanding at December 31, 2002 and 2001, and April 30, 2001, respectively	93	93	93
Additional paid-in capital	145,088	145,088	145,088
Accumulated deficit	(103,790)	(58,096)	(36,509)
Accumulated other comprehensive loss	(1,694)	(2,242)	(2,139)
Total shareholders’ equity	39,697	84,843	106,533
	$162,177	$252,963	$281,287

The accompanying notes are an integral part of these consolidated balance sheets.

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002, EIGHT MONTHS ENDED DECEMBER 31,
2001 AND YEARS ENDED APRIL 30, 2001 AND 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2002	December 31, 2001	April 30, 2001	April 30, 2000

NET SALES	$203,059	$142,445	$212,885	$261,907

COSTS AND EXPENSES:
Costs of operations	174,516	122,753	181,517	220,602
Selling, general and administrative expenses	17,434	12,547	20,663	22,791
Special Charges	--	1,794	--	2,770
Interest expense, net	4,368	1,055	2,137	6,036
Total costs and expenses	196,318	138,149	204,317	252,199

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,741	4,296	8,568	9,708
INCOME TAX PROVISION (BENEFIT)	3,217	2,419	2,533	6,505
INCOME (LOSS) FROM CONTINUING OPERATIONS	3,524	1,877	6,035	3,203

DISCONTINUED OPERATIONS:
(Loss) from discontinued operations, before taxes	(26,146)	(24,041)	(18,176)	(96,159)
Income tax provision (benefit)	1,260	(577)	(5,707)	(19,813)
(Loss) from discontinued operations	(27,406)	(23,464)	(12,469)	(76,346)

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD	(23,882)	(21,587)	(6,434)	(73,143)
Cumulative effect of change in accounting principle	(21,812)	--	--	--
NET LOSS	$(45,694)	$(21,587)	$(6,434)	$(73,143)
BASIC INCOME (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.38	$0.20	$0.65	$0.34
Loss from discontinued operations	(2.93)	(2.51)	(1.34)	(8.17)
Cumulative effect of change in accounting principle	(2.34)	--	--	--
Basic income (loss) per common share	$(4.89)	$2.31	$(0.69)	$(7.83)
DILUTED INCOME (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.38	$0.20	$0.65	$0.34
Loss from discontinued operations	(2.93)	(2.51)	(1.34)	(8.17)
Cumulative effect of change in accounting principle	(2.34)	--	--	--
Diluted income (loss) per common share	$(4.89)	$(2.31)	$(0.69)	$(7.83)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	9,341	9,341	9,341	9,339
Diluted	9,348	9,345	9,350	9,426

The accompanying notes are an integral part of these consolidated statements.

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2002, EIGHT MONTHS ENDED DECEMBER 31,
2001 AND YEARS ENDED APRIL 30, 2001 AND 2000
(In thousands, except share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Less	Total

BALANCE, April 30, 1999	$93	$144,981	$43,068	$(839)	$187,303

Comprehensive loss:
Net loss	0	0	(73,143)	0	(73,143)
Other comprehensive, net of tax:
Foreign currency translation
Adjustments	0	0	0	(439)	(439)
Comprehensive loss	0	0	(73,143)	(439)	(73,582)
Exercise of stock options	0	100	0	0	100
BALANCE, April 30, 2000	93	145,081	(30,075)	(1,278)	113,821

Comprehensive loss:
Net loss	0	0	(6,434)	0	(6,434)
Other comprehensive, net of tax:
Foreign currency translation
Adjustments	0	0	0	(861)	(861)
Comprehensive loss	0	0	(6,434)	(861)	(7,295)
Exercise of stock options	0	7	0	0	7
BALANCE, April 30, 2001	93	145,088	(36,509)	(2,139)	106,533
Net loss	0	0	(21,587)	0	(21,587)
Other comprehensive, net of tax:
Foreign currency translation
Adjustments	0	0	0	(91)	(91)
Unrealized loss on financial instruments	0	0	0	(12)	(12)
Comprehensive loss	0	0	(21,587)	(103)	(21,690)
BALANCE, December 31, 2001	93	145,088	(58,096)	(2,242)	84,843
Net loss	0	0	(45,694)	0	(45,694)
Other comprehensive, net of tax:
Foreign currency translation
Adjustments	0	0	0	788	788
Unrealized loss on financial instruments	0	0	0	(240)	(240)
Comprehensive loss	0	0	(45,694)	548	(45,146)
BALANCE, December 31, 2002	$93	$145,088	$(103,790)	$(1,694)	$39,697

The accompanying notes are an integral part of these consolidated statements

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002, EIGHT MONTHS ENDED DECEMBER 31,
2001 AND YEARS ENDED APRIL 30, 2001 AND 2002
(In thousands)

	December 31, 2002	December 31, 2001	April 30, 2001	April 30, 2000

OPERATING ACTIVITIES:
Net loss	$(45,694)	$(21,587)	$(6,434)	$(73,143)
Adjustments to reconcile net loss to net cash provided by operating activities:

Loss from discontinued operations	27,406	23,464	12,469	76,346
Depreciation and amortization	6,554	4,192	6,585	4,563
Provision for doubtful accounts	563	168	25	105
Cumulative effect of change in accounting principle	21,812	0	0	0
Special charges and other operating expenses, net	0	1,794	0	2,770
(Gain) Loss on disposals of property, plant, and equipment	(4)	(19)	(5)	(3)
Deferred income tax (benefit) provision	3,726	3,476	(1,202)	(12,730)
Paid in kind interest	574	0	0	0
Proceeds from tax refunds	9,046	0	0	0
Changes in operating assets and liabilities:
Accounts receivable	(1,742)	3,467	10,422	(8,329)
Inventories	5,286	6,825	9,189	147
Prepaid expenses and other	(102)	1,429	(1,052)	629
Other assets	(33)	158	(1,716)	(374)
Accounts payable	637	(5,014)	572	6,090
Accrued liabilities and other	(2,446)	(6,067)	(2,335)	10,677
Net cash provided by operating activities from continuing operations	25,583	12,286	26,518	6,748
Net cash (used in) provided by operating activities from discontinued operations	(5,993)	(2,480)	(4,647)	1,772
Net cash provided operating activities	19,590	9,806	21,871	8,520
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(1,090)	(532)	(1,501)	(3,828)
Proceeds from sale of property, plant, and equipment	52	24	91	16
Payments received on notes receivables	142	151	314	--
Net cash used in investing activities from continuing operations	(896)	(357)	(1,096)	(3,812)
Net cash provided by (used in) investing activities from discontinued operations	19,134	192	9,377	(3,799)
Net cash provided by (used in) investing activities	18,238	(165)	8,281	(7,611)
FINANCING ACTIVITIES:
Net (payments) borrowings under senior credit facility	(1,310)	25,885	0	0
Borrowings under subordinated credit facility	--	14,000	0	0
Net (payments) borrowings under former credit facility	--	(23,543)	(15,298)	(1,679)
Payments on long-term obligations	(4,948)	(2,122)	(701)	(1,063)
Borrowings under long-term obligations	78	0	0	43
Additions to deferred financing costs	(1,699)	(3,348)	0	0
Termination of interest rate swap	(239)	0	0	0
Proceeds from exercise of stock options	0	0	7	100
Net cash (used in) provided by financing activities from continuing operations	(8,118)	10,872	(15,992)	(2,599)
Net cash used in financing activities from discontinued operations	(36,232)	(17,132)	(13,169)	(1,452)
Net cash used in financing activities	(44,350)	(6,260)	(29,161)	(4,051)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND TEMPORARY INVESTMENTS	508	(145)	(354)	(199)

NET CHANGE IN CASH AND TEMPORARY INVESTMENTS	(6,014)	3,236	637	(3,341)
CASH AND TEMPORARY INVESTMENTS, beginning of period	9,863	6,627	5,990	9,331
CASH AND TEMPORARY INVESTMENTS-DISCONTINUED OPERATIONS, end of period	1,752	0	0	0
CASH AND TEMPORARY INVESTMENTS, end of period	$2,097	$ 9,863	$ 6,627	$ 5,990

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$7,392	$ 5,693	$13,981	$13,254

Cash payments for income taxes	$ 581	$ 383	$ 690	$ 2,094

The accompanying notes are an integral part of these consolidated statements.

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.          ORGANIZATION AND NATURE OF OPERATIONS

Miller Industries, Inc. and subsidiaries ("the Company") has historically been an integrated provider of vehicle towing and recovery equipment. As further described in Note 3, during the year ended December 31, 2002, the Company’s management and board of directors made the decision to divest of the remainder of its towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. The principal markets for the Company’s towing and recovery equipment are approximately 150 independent distributors and users of towing and recovery equipment located primarily throughout the United States and other customers throughout the world. The Company’s products are marketed under the brand names of Century, Challenger, Holmes, Champion, Eagle, Jige, Boniface, Vulcan, and Chevron.

The Company markets its towing and recovery services in the United States through its wholly-owned subsidiary RoadOne, Inc.

2.          GOING CONCERN

The towing and recovery equipment manufacturing and towing services industries are highly competitive. Certain competitors may have substantially greater financial and other resources than the Company. These industries are also subject to a number of external influences, such as general economic conditions, interest rate levels, consumer confidence, and general credit availability. Demand for the Company’s equipment has been negatively impacted by cost pressures facing its customers. Continuation of these pressures could impact the Company’s ability to service its debt.

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As more fully described below, subsequent to December 31, 2002, the Company was in default of certain covenants under its senior (“Senior Credit Facility”) and subordinated (“Junior Credit Facility”) credit facility agreements, and its subordinated credit facility matures on July 23, 2003. The senior and subordinated credit facility agreements contain certain cross-default provisions and provide for acceleration of amounts due as well as other remedies in the event of default. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

The Junior Credit Facility, under which $14.4 million was outstanding December 31, 2002  matures on July 23, 2003. There is no assurance that the Company will be able to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date thereof. If the Company fails to repay all outstanding principal, interest and any other amounts due and owing under the Junior Credit Facility on the maturity date, such failure will constitute an event of default under the Junior Credit Facility and will also trigger an event of default under the Senior Credit Facility cross-default provisions. A total of $42.4 million (continuing and discontinuing operations) was outstanding under the Senior Credit Facility at December 31, 2002. In such case, the junior lender agent would be prevented from taking any enforcement action against the Company, its subsidiaries or their respective assets in respect of such event of default until the earlier of: (i) the date which is 120 days (subject to extension to 270 days by notice from senior lender agent to junior lender agent) after the date upon which the junior lender agent gives notice of enforcement to the senior lender agent pursuant to the terms of the Intercreditor Agreement; (ii) the acceleration of the maturity of the obligations of the Company under the

Senior Credit Facility by the senior lender agent, and (iii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries. The resulting event of default under the Senior Credit Facility if the Company does not repay all of the obligations under the Junior Credit Facility could result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies if not waived by the senior lenders. There is no assurance that the Company will be able to obtain such a waiver from the senior lenders or a waiver from the junior lenders of any event of default that would occur as a result of the failure by the Company to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date.

Subsequent to December 31, 2002, the Company was in default under certain covenants under its Senior and Junior Credit Facility agreements. While the Company has on several occasions negotiated amendments to its credit facilities that waived certain defaults and brought the Company back into compliance, waivers typically require payment of substantial additional fees, and there can be no assurance that the lenders will agree to any future waivers or amendments. The Company’s bank facilities are collateralized by liens on all of the Company’s assets. The liens give the lenders the right to foreclose on the assets of the Company under certain defined events of default and such foreclosure could allow the lenders to gain control of the operations of the Company.

On September 13, 2002, the Company entered into the Third Amendment to Credit Agreement in connection with its Senior Credit Facility. Pursuant to the Third Amendment, the amount of the mandatory periodic reductions in the RoadOne revolving loan commitment amount, as established in the April 15, 2002 Second Amendment to Senior Credit Agreement, were increased by amounts calculated based on updated asset appraisals completed in September 2002. Consequently, the Company will need to repay outstanding loans and permanently reduce the RoadOne loan commitment under its Senior Credit Facility over the life of the loan and prior to the maturity date. Pursuant to the terms of the Second and Third Amendments, the failure by the Company to repay outstanding loans and to reduce the RoadOne revolving loan commitment by the amounts and the times required pursuant to these amendments will result in increased interest rates on the senior loans and/or the occurrence of an event of default under the Senior Credit Facility.

In addition, pursuant to the Third Amendment, the amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was limited to $4.3 million (subject to downward adjustments upon certain sales of sales of assets and stock by the Company and certain of its subsidiaries) through February 28, 2003 and reduced to $0 thereafter. The Sixth Amendment (discussed below 2003 Amendments) lowered the $4.3 million limit and eliminated the further requirement for reduction to $0 after February 28, 2003.

On November 14, 2002, the Company entered into the Fourth Amendment to the Senior Credit Facility, which granted waivers from the senior lenders of violations of certain financial covenants for the quarter ended September 2002. There were no violations under the Junior Credit Facility. The Amendment also reduced the level of certain financial covenants for future periods, basing them strictly on the results of the towing and recovery equipment segment for those periods. In addition, the amendment revised the Road One revolving commitment amount based on the plan to sell all remaining towing service operations, reducing the commitment amount to $15.0 million at November 30, 2002, $12.0 million at December 31, 2002, $9.0 million at January 31, 2003, $6.0 million at February 28, 2003 and reducing to zero as of March 31, 2003.

On February 28, 2003, the Company entered into the Fifth Amendment to the Senior Credit Facility. Pursuant to the Fifth Amendment, the date upon which the amount of certain used inventory taken in trade for collateral purposes is reduced to $-0- was extended from February 28, 2003 to March 31, 2003.

In addition, the Fifth Amendment revised the RoadOne revolving commitment reducing the amount to $9.0 million at February 28, 2003 and $-0- as of March 31, 2003.

On April 1, 2003, the Company entered into the Sixth Amendment to the Senior Credit Facility. The Sixth Amendment among other things, revised the RoadOne revolving commitment, extending the time by one year for the reduction thereof to $9.0 million from March 31, 2003 to March 31, 2004 and extending the time for reduction to $-0- from March 31, 2003 to March 31, 2004. The amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was reduced to $2.7 million with no further required reductions.

Meeting the new repayment schedule will require that the Company sell its remaining towing services businesses according to its contemplated schedule on acceptable terms. While the Company believes its timetable for sales is achievable, there can be no assurance that the schedule can be met. Failure to achieve the Company’s timetable for such sales or cash flow projections could result in failure to comply with the amended debt service requirements. Such non-compliance would result in additional events of default, which if not waived by the lending groups, would result in the acceleration of the amounts due under the credit facility as well as other remedies. In such case, the Company would seek to refinance the remaining balances, but there is no assurance that the Company would be able to obtain any such refinancing. If the Company were unable to refinance the credit facility on acceptable terms or find an alternative source of repayment for the credit facility, the Company’s business and financial condition would be materially and adversely affected.

Prior to making the determination to sell all of its remaining towing services operations, the Company had focused on cost reduction and expense control, as well as other opportunities for improving operating cash flows to improve liquidity. The Company had also disposed of certain underperforming RoadOne assets and operations in order to improve liquidity and to reduce expenses and debt. As described in Note 3, in October 2002, the Company decided to sell all remaining towing services operations. During 2002, the Company sold 29 towing services markets for proceeds of $23.5 million, which have been used to reduce the RoadOne revolver. The Company also made the decision in the fourth quarter of 2002 to divest of the operations of the distribution group of the towing and recovery equipment segment. The Company may also be subject to inefficiencies, management distractions, additional expenses and uncertainties resulting from the rapid wind down of the infrastructure that was developed to provide support to the over 100 towing services locations and nine distribution locations. Administrative services such as insurance and surety bond coverage must be maintained for all remaining Company operations, but such services could become more expensive to maintain as the size of the remaining operations decrease. Although the Company believes that it can manage the wind down effectively, there can be no assurance that such will be the case. Even if the Company is able to manage the wind down effectively, it may nevertheless have an adverse impact on the Company’s results of operations.

In addition, the Company has experienced difficulty in maintaining its insurance and surety bond coverage primarily as a result of disruption in these markets resulting from the events of September 11th, 2001, general economic conditions and the Company’s operating results. Prospective purchasers of towing services and distribution businesses have also experienced these difficulties, which could have an adverse impact on the ability of such purchasers to affect business acquisitions at prices satisfactory to the Company.

The Company received a tax refund of approximately $4.2 million during the quarter ended June 30, 2002, which was used to reduce the RoadOne revolver and cured the over-advance position that existed at that time. An additional tax refund of $4.6 million was received during the quarter ended September 30, 2002, with proceeds used to further reduce the borrowings under the RoadOne revolver.

All of these efforts have resulted in approximately $28.1 million in reductions to the RoadOne revolver since December 31, 2001. Additionally, the towing and recovery equipment revolver and the term loan have been reduced $10.9 million and $4.1 million, respectively, during the current fiscal year.

The consolidated financial statements do not include any adjustments that might result from the resolution of these matters.

3.          DISCONTINUED OPERATIONS

During the fourth quarter of the year ended December 31, 2002, the Company’s management and board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment.

During the year ended December 31, 2002, the Company disposed of assets in 29 underperforming towing service markets, as well as assets in other markets of its towing services segment. Total proceeds from the sales were $23.5 million which included $22.7 million in cash and $0.8 million in notes receivable. Losses on the sales of discontinued operations were $5.1 million. Subsequent to year end, the Company entered into agreements for the sale of four towing service markets and certain other assets with proceeds of approximately $1.6 million.

At December 31, 2002, the Company had entered into agreements for the disposition of three of the nine locations of the distribution group. Subsequent to year end, the Company sold one distributor location with total proceeds of approximately $1.9 million in cash and $0.8 million subordinated notes receivable.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the assets for the towing services segment and the distribution group are considered a “disposal group” and are no longer being depreciated. All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements at December 31, 2002. The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. Results of operations for the towing services segment and the distribution group reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances.

The operating results for the discontinued operations of the towing services segment and the distributor group for the year ended December 31, 2002, the eight months ended December 31, 2001, and the years ended April 30, 2001 and 2000 were as follows (in thousands):

	Year Ended December 31, 2002			Eight Months Ended December 31, 2001			Year Ended April 30, 2001			Year Ended April 30, 2000
	Dist.	Towing	Total	Dist.	Towing	Total	Dist.	Towing	Total	Dist.	Towing	Total

Net Sales	$85,353	$121,569	$206,922	$60,555	$100,953	$161,508	$100,322	$182,255	$282,577	$112,280	$207,942	$320,222

Operating income (loss)	(982)	(1,930)	(2,912)	(2,171)	(15,600)	(17,771)	366	(3,944)	(3,578)	(5,439)	(82,727)	(88,166)

Net loss before taxes	(6,619)	(19,527)	(26,146)	(5,036)	(19,005)	(24,041)	(6,749)	(11,427)	(18,176)	(7,223)	(88,936)	(96,159)

Loss from discontinued operations	(7,179)	(20,227)	(27,406)	(5,074)	(18,390)	(23,464)	(6,749)	(5,720)	(12,469)	(7,223)	(69,123)	(76,346)

The following assets and liabilities are reclassified as held for sale at December 31, 2002 (in thousands):

	Year Ended December 31, 2002
	Dist.	Towing	Total

Cash and temporary investments	$1,443	$309	$1,752

Accounts receivable, net	2,604	4,894	7,498

Inventories	19,559	--	19,559

Prepaid expenses and other current assets	170	3,387	3,557

Current assets of discontinued operations held for sale	23,776	8,590	32,366

Property, plant and equipment	--	13,368	13,368

Other long-term assets	--	2,049	2,049

Noncurrent assets of discontinued operations held for sale	--	15,417	15,417

Current portion of long-term debt	12,632	11,484	24,116

Accounts payable	5,710	7,841	13,551

Accrued liabilities and other	4,169	11,376	15,545

Current liabilities of discontinued operations held for sale	22,511	30,701	53,212

Long-term debt	0	1,450	1,450

Noncurrent liabilities of discontinued operations held for sale	$0	$1,450	$1,450

4.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

The accompanying consolidated financial statements include the accounts of Miller Industries, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Cash and Temporary Investments

Cash and temporary investments include all cash and cash equivalent investments with original maturities of three months or less, primarily consisting of overnight repurchase agreements.

Fair Value of Financial Instruments

The carrying values of cash and temporary investments, accounts receivable, accounts payable, and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. The carrying values of long-term obligations are reasonable estimates of their fair values based on the rates available for obligations with similar terms and maturities.

Inventories

Inventory costs include materials, labor, and factory overhead. Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventories for continuing operations at December 31, 2002 and consolidated operations at December 31, 2001, and April 30, 2001 consisted of the following (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001
Chassis	$1,316	$8,157	$8,650
Raw materials	10,993	12,187	14,133
Work in process	7,746	9,614	10,544
Finished goods	7,760	30,156	34,508
	$27,815	$60,114	$67,835

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets. Accelerated depreciation methods are used for income tax reporting purposes. Estimated useful lives range from 20 to 30 years for buildings and improvements and 5 to 10 years for machinery and equipment, furniture and fixtures, and software costs. Expenditures for routine maintenance and repairs are charged to expense as incurred. Expenditures related to major overhauls and refurbishments of towing services equipment that extend the related useful lives are capitalized. Internal labor is used in certain capital projects.

Property, plant, and equipment for continuing operations at December 31, 2002 and consolidated operations at December 31, 2001, and April 30, 2001 consisted of the following (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001

Land	$1,734	$3,858	$4,052
Buildings and improvements	18,696	19,672	22,444
Machinery and equipment	11,046	58,633	58,256
Furniture and fixtures	5,416	9,336	9,724
Software costs	5,598	5,041	4,707
	42,490	96,540	99,183
Less accumulated depreciation	(19,369)	(43,418)	(40,619)
	$23,121	$53,122	$58,564

The Company recognized $3,566,000, $2,496,000, $3,864,000 and $3,209,000 in depreciation expense for continuing operations for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000, respectively. Depreciation expense for discontinued operations was $2,822,000, $3,530,000, $5,820,000 and $10,689,000 for the year ended December 31, 2002, the eight months ended December 31, 2001, and the fiscal years ended April 30, 2001 and 2000, and is included in the loss from discontinued operations in the consolidated statement of operations.

The Company capitalizes costs related to software development in accordance with established criteria, and amortizes those costs to expense on a straight-line basis over five years. System development costs not meeting proper criteria for capitalization are expensed as incurred.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common and potential dilutive common shares outstanding. Diluted net income per share takes into consideration the assumed exercise of outstanding stock options resulting in approximately 7,000, 4,000, 9,000 and 87,000 potential dilutive common shares for the year ended December 31, 2002, the eight months ended December 31, 2001, and the years ended April 30, 2001 and 2000, respectively.

On October 1, 2001, the Company effected a one-for-five reverse common stock split. All historical and per share amounts have been retroactively restated to reflect the reverse common stock split.

Goodwill and Long-Lived Assets

Goodwill is accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". Upon adoption of these standards in January 2002, the Company ceased to amortize goodwill (see Note 7 for further discussion).

In accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, management evaluates the carrying value of long-lived assets when significant adverse changes in economic value of these assets requires an analysis, including property and equipment and other intangible assets. With the adoption of SFAS No. 144, in January 2002, a long-lived asset is considered impaired when its fair value is less than its carrying value. In that event, a loss is calculated based on the amount the carrying value exceeds the fair value which is estimated based on future cash flows. Prior to adopting SFAS No. 144, a long-lived asset was considered impaired when undiscounted cash flows or fair value, whichever was more readily determinable, to be realized from such asset was less than the carrying value.

Accumulated amortization of goodwill was $2,140,000, for continuing operations at December 31, 2002 and $4,373,000 and $4,550,000 for consolidated operations at December 31, 2001 and April 30, 2001, respectively. Amortization expense for continuing operations for the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000, was $272,000, $410,000, and $398,000, respectively. Amortization expense for discontinued operations was $751,000, $1,146,000, and $2,393,000 for the eight months ended December 31, 2001, and the fiscal years ended April 30, 2001 and 2000, and is included in the loss from discontinued operations in the consolidated statement of operations.

Patents, Trademarks, and Other Purchased Product Rights

The cost of acquired patents, trademarks, and other purchased product rights is capitalized and amortized using the straight-line method over various periods not exceeding 20 years. Total accumulated amortization of these assets was $1,219,000 for continuing operations at December 31, 2002 and $1,080,000 and $961,000 for consolidated operations at December 31, 2001 and April 30, 2001. Amortization expense for continuing operations for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000 was $162,000, $112,000, $168,000, and $134,000, respectively. Amortization expense for discontinued operations was $149,000, $7,000, and $5,000 for the year ended December 31, 2002, the eight months ended December 31, 2001, and the fiscal year ended April 30, 2001, and is included in the loss from discontinued operations in the consolidated statement of operations. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for the succeeding five years are as follows: 2003 - $144,000; 2004 - $141,000; 2005 - $140,000; 2006 - $113,000; and 2007 - $-0-. As acquisitions and dispositions of intangible assets occur in the future, these amounts may vary.

Deferred Financing Costs

All deferred financing costs are included in other assets of continuing operations and are amortized over the terms of the respective obligations. Total accumulated amortization of deferred financing costs at December 31, 2002, and 2001, and April 30, 2001 was $3,227,000, $349,000, and $2,968,000, respectively. Amortization expense for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000 was $2,878,000, $1,272,000, $2,127,000, and $961,000, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

Accrued Liabilities and Other

Accrued liabilities and other consisted of the following for continuing operations at December 31, 2002 and for consolidated operations at December 31, 2001, and April 30, 2001 (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001
Accrued wages, commissions, bonuses, and benefits	$3,447	$10,713	$12,665
Accrued income taxes	590	676	635
Accrued special charge	--	1,089	2,023
Accrued Insurance	10	3,712	3,469
Other	2,100	8,569	6,564
	$6,147	$24,759	$25,356

Stock-Based Compensation

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the common stock at the date of grant.

For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, 2000, and 1999, respectively: expected dividend yield of 0%; expected volatility of 84%, 72%, 71%, and 59%; risk-free interest rate of 3.84%, 4.28%, 6.10%, and 6.13%; and expected lives of 3.0 years for the year ended December 31, 2002, 5.0 years for the eight months ended December 31, 2001 and 5.5 years for the fiscal years ended April 30, 2001, and 2000. Using these assumptions, the fair value of options granted in the year ended December 31, 2002, the eight months ended December 31, 2001, and the fiscal years ended April 30, 2001 and 2000 is approximately $53,000, $355,000, $300,000, and $1,259,000, respectively, which would be amortized as compensation expense over the vesting period of the options.

Had compensation cost for stock option grants in the fiscal year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001 and 2000, been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

	December 31, 2002	December 31, 2001	April 30, 2001	April 30, 2000

Net loss available to common stockholders, as reported	$(45,694)	$(21,587)	$(6,434)	$(73,143)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	--	--	--	--
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(400)	226	(1,783)	(2,596)
Net loss available to common stockholders, pro forma	$(46,094)	$(21,361)	$(8,217)	$(75,739)
Loss per common share: Basic and diluted, as reported	$(4.89)	$(2.31)	$(0.69)	$(7.83)
Basic and diluted, pro forma	$(4.93)	$(2.29)	$(0.88)	$(8.11)

Product Warranty

The Company provides a one-year limited product and service warranty on certain of its products. The Company provides for the estimated cost of this warranty at the time of sale. Warranty expense for continuing operations for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000 was $1,489,000, $1,271,000, $2,126,000, and $2,079,000, respectively.

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company places its cash investments with high-quality financial institutions and limits the amount of credit exposure to any one institution. The Company’s trade receivables are primarily from independent distributors of towing and recovery equipment and towing service customers. Such receivables are generally not collateralized for towing service customers. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Revenue Recognition

Revenue is recorded by the Company when equipment is shipped to independent distributors or other customers. Revenue from towing services (discontinued operations) is recognized when services are performed.

Financial Instruments

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 did not have a material effect on the Company’s financial statements. See Note 9 for additional discussions.

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 will be effective for fiscal 2003, which begins January 1, 2003. Management does not expect the adoption of this statement to have a material impact on the Company’s results of operations or financial position.

FASB has issued SFAS No. 146, “Accounting for Exit or Disposal Activities”. SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS No. 146 will be effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation, with no impact on previously reported shareholders’ equity or net income (loss).

5.          FISCAL YEAR CHANGE

Effective December 31, 2001, the Company changed its fiscal year end from April 30 to December 31. The table below summarizes selected financial data for the eight months ended December 31, 2001 and December 31, 2000.

	Eight months ended December 31, 2001	Eight months ended December 31, 2000 (unaudited)
	(in thousands)
Net Sales	$142,445	$136,551
Depreciation and amortization	2,880	2,941
Special charges and other operating expenses, net	1,794	-0-
Operating income (loss)	5,351	5,495
Interest expense, net	1,055	5,546
Income from continuing operations	1,877	4,296

6.          SPECIAL CHARGES

During the year ended December 31, 2002, the eight months ended December 31, 2001, and the fiscal year ended April 30, 2000, the Company recorded special charges and other net operating expenses for asset impairments and the rationalization of certain operations, as follows (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2000
Towing Services (included in discontinued operations)
Impairment of goodwill	$--	$10,778	$50,542
Impairment of long-lived assets	1,533	2,644	18,576
Special charges and rationalization of operations	8,658	--	6,041
	$10,191	13,422	75,159
Towing and Recovery Equipment:

Impairment of goodwill
Continuing Operations	--	564	--
Discontinued Operations	--	916	4,967
		1,480	4,967
Impairment of long-lived assets
Continuing Operations	--	1,230	2,770
Discontinued Operations	1,637	540	--
	1,637	1,770	2,770
	$11,828	$16,672	$82,896

During the twelve months ended April 30, 2000, the Company recorded pretax, special charges of $6,041,000 for costs related to the rationalization of its towing services operations. These charges include approximately $4,589,000 for the cost of early termination of certain employment contracts, approximately $857,000 for the cost of early termination of facility leases and $595,000 for losses on the disposal of certain excess equipment and other property-related charges. At December 31, 2002, approximately $5,638,000 had been charged against the related reserves. The remaining reserve will be utilized as payments are made under the terms of employment termination agreements and facility leases.

The Company periodically reviews the carrying amount of long-lived assets and goodwill in both its towing services and towing equipment segments to determine if those assets may be recoverable based upon the future operating cash flows expected to be generated by those assets. As a result of such review during the eight months ended December 31, 2001 and the fiscal year ended April 30, 2000, the Company concluded that the carrying value of such assets in certain towing services markets and certain assets within the Company’s towing and recovery equipment segment were not fully recoverable.

Impairment charges of $10,778,000 and $50,542,000 were recorded for the eight months ended December 31, 2001 and the fiscal year ended April 30, 2000, respectively, to write-down the goodwill in certain towing services markets to their estimated fair value. Additionally, charges of $10,191,000, $2,644,000 and $18,576,000 were recorded for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal year ended April 30, 2000 to write-down the carrying value of certain long-lived assets (primarily property and equipment) and other special changes in related markets to estimated fair value. The Company determined fair value for these assets on a market by market basis taking into consideration various factors affecting the valuation in each market.

The Company also reviewed the carrying values of the goodwill associated with certain investments within its towing and recovery equipment segment. This evaluation indicated that the recorded amounts of goodwill for certain of these investments were not fully recoverable. Impairment charges of $1,480,000 and $4,967,000 were recorded to reduce the carrying amounts of the goodwill to estimated fair value at December 31, 2001 and April 30, 2000, respectively. The Company recorded $1,637,000, $1,770,000 and $2,770,000 of additional costs related to the write-down of the carrying value of other long-lived assets of its towing and recovery equipment segment for the year ended December 31, 2002 the eight months ended December 31, 2001 and the twelve months ended April 30, 2000.

In accordance with SFAS No. 121 and APB No. 17, the Company wrote-off goodwill and long-lived assets of $3,250,000 and $7,737,000 associated with the towing and recovery equipment segment as of December 31, 2001 and April 30, 2000, respectively. Additionally, during the eight months ended December 31, 2001 and the fiscal year ended April 30, 2000, the Company wrote-off goodwill and long-lived assets associated with the towing services segment of $13,422,000 and $69,118,000, respectively. Management believes its long-lived assets are appropriately valued following the impairment charges.

7.          GOODWILL AND OTHER LONG-LIVED ASSETS

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" (collectively the "Standards"). The Standards were effective for fiscal years beginning after December 15, 2001. Companies with fiscal years beginning after March 15, 2001 could early adopt, but only as of the beginning of that fiscal year and only if all existing goodwill was evaluated for impairment by the end of that fiscal year. SFAS No. 141 requires companies to recognize acquired identifiable intangible assets separately from goodwill if control over the future economic benefits of the asset results from contractual or other legal rights or the intangible asset is capable of being separated or divided and sold, transferred, licensed, rented, or exchanged. The Standards require the value of a separately identifiable intangible asset meeting any of the criteria to be measured at its fair value. SFAS No. 142 requires that goodwill not be amortized and that amounts recorded as goodwill be tested for impairment. Annual impairment tests have to be performed at the lowest level of an entity that is a business and that can be distinguished, physically and operationally and for internal reporting purposes, from the other activities, operations, and assets of the entity.

Upon adoption of SFAS No. 142 in January 2002, the Company ceased to amortize goodwill. In lieu of amortization, the Company is required to perform an initial impairment review of goodwill in 2002 and an annual impairment review thereafter. As a result of impairment reviews, the Company wrote-off goodwill of $2,886,000 in the towing equipment segment and $18,926,000 in the towing services segment during the year ended December 31, 2002. The write-off has been accounted for as a cumulative effect of change in accounting principle to reflect application of the new accounting standards.

Had the Company applied the non-amortization of goodwill provisions of SFAS No. 142 in the eight months ended December 31, 2001, and the years ended April 30, 2001 and 2000 reported net loss and basic and diluted loss per share would have been as follows (in thousands):

	December 31, 2001	April 30, 2001	April 30, 2000

Net loss:
As reported	$(21,587)	$(6,434)	$(73,143)
Goodwill amortization
Continuing operations	272	410	398
Discontinued operations	751	1,146	2,393
Pro forma loss	$(20,564)	$(4,878)	$(70,352)

Basic loss per share
As reported	$(2.31)	$(0.69)	$(7.83)
Goodwill amortization
Continuing operations	0.03	0.04	0.04
Discontinued operations	0.08	0.12	0.26
Pro forma basic loss per share	$(2.20)	$(0.53)	$(7.53)

Diluted loss per share
As reported	$(2.31)	$(0.69)	$(7.83)
Goodwill amortization
Continuing operations	0.03	0.04	0.04
Discontinued operations	0.08	0.12	0.25
Pro forma diluted loss per share	$(2.20)	$(0.53)	$(7.54)

8.          LONG-TERM OBLIGATIONS AND LINE OF CREDIT

Long-Term Obligations

Long-term obligations consisted of the following for continuing operations at December 31, 2002 and for consolidated operations at December 31, 2001, and April 30, 2001 and 2000 (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001
Outstanding borrowings under Senior Credit Facility	$19,740	$85,463	$100,000
Outstanding borrowings under Junior Credit Secured Facility	14,431	14,000	0
Mortgage notes payable, weighted average interest rate of 4.37%, payable in monthly installments, maturing 2003 to 2011	1,500	1,674	2,568
Equipment notes payable, weighted average interest rate of 12.51%, payable in monthly installments, maturing 2003 to 2005	601	822	926
Other notes payable, weighted average interest rate of 6.06%, payable in monthly installments, maturing 2003 to 2006	186	2,008	2,840
	36,458	103,967	106,334
Less current portion	(35,244)	(12,405)	(7,213)
	$1,214	$91,562	$99,121

The December 31, 2002 figures do not include $22.7 million outstanding under the Senior Credit Facility relating to discontinued operations.  Certain equipment and manufacturing facilities are pledged as collateral under the mortgage and equipment notes payable.

2001 Credit Facility

In July 2001, the Company entered into a new four year senior credit facility (the "Senior Credit Facility") with a syndicate of lenders to replace the existing credit facility. As part of this agreement, the previous credit facility was reduced with proceeds from the Senior Credit Facility and amended to provide for a $14.0 million subordinated secured facility. The Senior Credit Facility originally consisted of an aggregate $102.0 million revolving credit facility and an $8.0 million term loan. The revolving credit facility provides for separate and distinct loan commitment levels for the Company’s towing and recovery equipment segment and RoadOne segment, respectively. At December 31, 2002, $29.4 million and $10.0 million, respectively were outstanding under the towing and recovery equipment segment and RoadOne portions of the revolving credit facility. In addition, $3.0 million was outstanding under the senior term loan, and $14.4 million was outstanding under the subordinated secured facility.

Availability under the revolving Senior Credit Facility is based on a formula of eligible accounts receivable, inventory and fleet vehicles as separately calculated for the towing and recovery equipment segment and the RoadOne segment, respectively. Borrowings under the term loan are collateralized by the Company’s property, plant, and equipment. The Company is required to make monthly amortization payments on the term loan of $167,000. The Senior Credit Facility bears interest at the option of the Company at either the rate of LIBOR plus 2.75% or prime rate (as defined) plus 0.75% on the revolving portion and LIBOR plus 3.0% or prime rate (as defined) plus 1.0% on the term portion.

The Senior Credit Facility matures in July 2005 and is collateralized by substantially all the assets of the Company. The Senior Credit Facility contains requirements relating to maintaining minimum excess availability at all times and minimum quarterly levels of earnings before income taxes, depreciation and amortization (as defined) and a minimum quarterly fixed charge coverage ratio (as defined). In addition, the Senior Credit Facility contains restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets. The Senior Credit Facility also contains requirements related to weekly and monthly collateral reporting.

The subordinated credit facility (“Junior Credit Facility”) is by its terms expressly subordinated only to the Senior Credit Facility. The subordinated secured facility matures on July 23, 2003 and bears interest at 6.0% over the prime rate. The Company is required to make quarterly amortization payments on the Junior Credit Facility of $875,000 beginning not later than May 2002 provided that certain conditions are met, including satisfying a fixed charge coverage ratio test and a minimum availability limit. The Junior Credit Facility is collateralized by certain specified assets of the Company and by a second priority lien and security interest in substantially all other assets of the Company. The Junior Credit Facility contains requirements for certain fees to be paid at six month intervals beginning in January 2002 based on the outstanding balance of the subordinated secured facility at the time. The Junior Credit Facility also contains provisions for the issuance of warrants for up to 0.5% of the outstanding shares of the Company’s common stock in July 2002 and up to an additional 1.5% in July, 2003. The number of warrants which may be issued would be reduced pro rata as the balance of the Junior Credit Facility is reduced. On July 23, 2002, the Company issued 47,417 warrants for the purchase of common stock in conjunction with these related provisions.

The Junior Credit Facility contains, among other restrictions, requirements for the maintenance of certain financial covenants and imposes restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets.

There is no assurance that the Company will be able to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date thereof. If the Company fails to repay all outstanding principal, interest and any other amounts due and owing under the Junior Credit Facility on the maturity date, such failure will constitute an event of default under the Junior Credit Facility and will also trigger an event of default under the Senior Credit Facility cross-default provisions. In such case, the junior lender agent would be prevented from taking any enforcement action against the Company, its subsidiaries or their respective assets in respect of such event of default until the earlier of: (i) the date which is 120 days (subject to extension to 270 days by notice from senior lender agent to junior lender agent) after the date upon which the junior lender agent gives notice of enforcement to the senior lender agent pursuant to the terms of the Intercreditor Agreement; (ii) the acceleration of the maturity of the obligations of the Company under the Senior Credit Facility by the senior lender agent, and (ii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries. The resulting event of default under the Senior Credit Facility if the Company does not repay all of the obligations under the Junior Credit Facility could result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies if not waived by the senior lenders. There is no assurance that the Company will be able to obtain such a waiver from the senior lenders or a waiver from the junior lenders of any event of default that would occur as a result of the failure by the Company to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date.

2002 Amendments

The Company was in an over-advance position under its credit facility during the first quarter of 2002. On February 28, 2002 the Company entered into a Forbearance Agreement and First Amendment to its Senior Credit Agreement with the lenders under the Senior Credit Facility, as amended by that certain Amendment to Forbearance Agreement dated as of March 18, 2002 and that certain Second Amendment to the Forbearance Agreement dated as of March 29, 2002 (as so amended, the "Forbearance Agreement"). As a result of a revised asset appraisal conducted by the senior lenders, the senior lenders determined that the amounts outstanding under the Senior Credit Facility should be lowered below the amount then outstanding under the Senior Credit Facility, causing the Company to be over-advanced on its line of credit which resulted in the occurrence of an event of default under the Senior Credit Facility and a corresponding event of default under the Junior Credit Facility. The Forbearance Agreement and subsequent amendments waived the Company’s overadvance under the Senior Credit Facility and amended the terms of the credit agreement to, among other things, (i) permanently reduce the commitment levels to $42.0 million for the towing and recovery equipment segment and $36.0 million for the RoadOne segment portion of the revolving credit facility and $6,611,000 for the term loan facility, (ii) eliminate the Company’s ability to borrow funds at a LIBOR rate of interest, and (iii) increase the interest rate to a floating rate of interest equal to the prime rate plus 2.75%.

On April 15, 2002 the Company amended the Senior Credit Facility, pursuant to which, among other things: (i) the senior lenders waived the overadvance event of default and other events of default, (ii) interest on advances will be charged at the prime rate (as defined) plus 2.75% on the revolving portion and the term portion, subject to substantial upward adjustments in the interest rate on and after certain specified dates based on the amounts outstanding under the revolving loan commitment relating to RoadOne (escalating at generally quarterly intervals from prime plus 4.50% as of October 1, 2002 to prime plus 14.00% as of April 1, 2005) and (iii) the revolving loan commitment amount relating to RoadOne is subject to mandatory reductions over time commencing August 12, 2002, which reductions will require a mandatory repayment of portions of outstanding loans at specified dates and the failure to timely make such repayments shall result in an event of default under the bank credit agreements. The RoadOne revolving commitment amount, which was set at $36.0 million through the April 15, 2002 amendment, is scheduled to be reduced as follows: August 12, 2002- to $34.0 million; October 2, 2002 - to $30.0 million; March 31, 2003 - to $27.0 million; thereafter- quarterly reductions of $3.0 million through June 30, 2005. On April 15, 2002 the Company also amended the Junior Credit Facility, pursuant to which, among other things, (i) the junior lenders waived the events of default, and (ii) extended the time for payment of certain scheduled amortization payments. On April 15, 2002, the junior lender agent, the senior lender agent and the Company entered into an Amended and Restated Intercreditor and Subordination Agreement, pursuant to which, among other things, subject to certain terms and conditions, the junior lenders have agreed to defer the required payment of amortization payments under the Junior Credit Facility until November 20, 2002, April 5, 2003 and May 20, 2003.

On September 13, 2002, the Company entered into the Third Amendment to the Senior Credit Facility. Pursuant to the Third Amendment, the amount of the mandatory periodic reductions in the RoadOne revolving loan commitment amount, as established in the April 15, 2002 Second Amendment to Senior Credit Agreement, were increased by amounts calculated based on updated asset appraisals completed in September 2002. Consequently, the Company will need to repay outstanding loans and permanently reduce the RoadOne loan commitment under its Senior Credit Facility over the life of the loan and prior to the maturity date. Pursuant to the terms of the Second and Third Amendments, the failure by the Company to repay outstanding loans and to reduce the RoadOne revolving loan commitment by the amounts and the times required pursuant to these amendments will result in increased interest rates on the senior loans and/or the occurrence of an event of default under the Senior Credit Facility.

In addition, pursuant to the Third Amendment, the amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was limited to $4.3 million (subject to downward adjustments upon certain sales of sales of assets and stock by the Company and certain of its subsidiaries) through February 28, 2003 and reduced to $0 thereafter. The Sixth Amendment (discussed below 2003 Amendments) lowered the $4.3 million limit and eliminated the further requirement for reduction to $0 after February 28, 2003.

On November 14, 2002, the Company entered into the Fourth Amendment to the Senior Credit Facility, which granted waivers from the Senior Lenders of violations of certain financial covenants for the quarter ended September 2002. There were no violations under the Junior Credit Facility. The Amendment also reduced the level of certain financial covenants for future periods, basing them strictly on the results of the towing and recovery equipment segment for those periods. In addition, the amendment revised the Road One revolving commitment amount based on the plan to sell all remaining towing service operations, reducing the commitment amount to $15.0 million at November 30, 2002, $12.0 million at December 31, 2002, $9.0 million at January 31, 2003, $6.0 million at February 28, 2003 and reducing to zero as of March 31, 2003.

2003 Amendments

On February 28, 2003, the Company entered into the Fifth Amendment to the Senior Credit Facility. Pursuant to the Fifth Amendment, the date upon which the amount of certain used inventory taken in trade for collateral purposes is reduced to $-0- was extended from February 28, 2003 to March 31, 2003. In addition, the Fifth Amendment revised the RoadOne revolving commitment reducing the amount to $9.0 million at February 28, 2003 and $-0- as of March 31, 2003.

On April 1, 2003, the Company entered into the Sixth Amendment to Senior Credit Facility. The Sixth Amendment, among other things, revised the RoadOne revolving commitment, extending the time by one year for the reduction thereof to $-0- from March 31, 2003 to March 31, 2004. The amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was reduced to $2.7 million with no further required reductions.

Meeting the new repayment schedule for the RoadOne revolving commitments as described above under 2002 Amendments to Senior Credit Facility and 2003 Amendments to Senior Credit Facility will require that the Company sell its towing services businesses according to its contemplated schedule on acceptable terms. While the Company believes its timetable for sales is achievable, there can be no assurance that the schedule can be met.

Subsequent to April 1, 2003, the Company was in default under certain covenants under its Senior and Junior Credit Facility agreements. Accordingly, amounts outstanding under these Facilities are presented as current liabilities in the accompanying December 31, 2002 consolidated balance sheet. Waivers of such covenants typically require payment of substantial additional fees, and there can be no assurance that the lenders will agree to any future waivers or amendments. The Company’s bank facilities are collateralized by liens on all of the Company’s assets. The liens give the lenders the right to foreclose on the assets of the Company under certain defined events of default and such foreclosure could allow the lenders to gain control of the operations of the Company.

The Company could be required to find alternative funding sources, such as sale of assets or other financing sources. If the Company were unable to refinance the credit facility on acceptable terms or find an alternative source of repayment for the credit facility, the Company’s business and financial condition would be materially and adversely affected. There is no assurance that the Company would be able to obtain any such refinancing or that it would be able to sell assets on terms that are acceptable to the Company or at all.

Prior to making the determination to sell all of its remaining towing services operations, the Company had focused on cost reduction and expense control, as well as other opportunities for improving operating cash flows, to improve liquidity. The Company has also disposed of certain underperforming RoadOne assets and operations in order to improve liquidity and to reduce expenses and debt. As described in Note 3, in October 2002, the Company decided to sell all remaining towing services operations. The Company received a tax refund of approximately $4.2 million during the quarter ended June 30, 2002, which also reduced the RoadOne revolver and cured the overadvance position that existed at that time. An additional tax refund of approximately $4.6 million was received during the quarter ended September 30, 2002, with proceeds used to further reduce the borrowings under the RoadOne revolver. All of these efforts have resulted in $28.1 million in reductions to the RoadOne revolver since December 31, 2001. Additionally, the towing and recovery equipment revolver and the term loan have been reduced $10.9 million and $4.1 million, respectively, during the current fiscal year.

Future maturities of long-term obligations after giving effect to the aforementioned events of default at December 31, 2002 are as follows (in thousands):

	Continuing Operations	Discontinued Operations	Total
2003	$ 35,244	$ 24,116	$ 59,360
2004	407	739	1,146
2005	211	454	665
2006	118	257	375
2007	107	-	107
Thereafter	371	-	371
	$ 36,458	$ 25,566	$ 62,024

9.          FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivatives embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item on the income statement, and requires that the Company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

In October 2001, the Company obtained interest rate swaps as required by terms in its Senior Credit Facility to hedge exposure to market fluctuations. The interest rate swaps cover $40.0 million in notional amounts of variable rate debt and with fixed rates ranging from 2.535% to 3.920%. The swaps expire annually from October 2002 to October 2004. Because the Company hedges only with derivatives that have high correlation with the underlying transaction pricing, changes in derivatives fair values and the underlying pricing largely offset. The hedges were deemed to be fully effective resulting in a pretax loss of $12,000 recorded in Other Comprehensive Loss at December 31, 2001. Upon expiration of these hedges, the amount recorded in Other Comprehensive Loss will be reclassified into earnings as interest. Subsequent to year end December 31, 2001, the borrowing base was converted from LIBOR to prime, which rendered the swap ineffective as a hedge. Accordingly, concurrent with the conversion, the Company prematurely terminated the swap in February 2002 at a cost of $341,000. The resulting loss will be recorded in Other Comprehensive Loss in February 2002 and reclassified to earning as interest expense over the term of the Senior Credit Facility.

As described in Note 8, the Junior Credit Facility contains provisions for the issuance of warrants of up to 0.5% of the outstanding shares of the Company’s common stock on July 2002 and up to an additional 1.5% in July 2003. The warrants were valued as of July 2001 based on the estimated relative fair value using the Black Scholes model with the following assumptions: risk-free rate of 4.9% estimated life of 7 years, 72% volatility and no dividend yield. Accordingly, the Company has recorded a liability and makes periodic mark to market adjustments, which are reflected in the accompanying consolidated statement of operations in accordance with EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. At December 31, 2002, the related liability was $362,000 and is included in accrued liabilities in the accompanying consolidated financial statements.

10.          STOCK-BASED COMPENSATION PLANS

In accordance with the Company’s stock-based compensation plans, the Company may grant incentive stock options as well as non-qualified and other stock-related incentives to officers, employees, and non-employee directors of the Company. Options vest ratably over a two to four-year period beginning on the grant date and expire ten years from the date of grant. Shares available for granting options at December 31, 2002 and 2001, and April 30, 2001 were approximately 0.5 million, 0.4 million, and 0.5 million, respectively.

A summary of the activity of stock options for the year ended December 31, 2002, the eight months ended December 31, 2001 and the years ended April 30, 2001, and 2000, is presented below (shares in thousands):

	December 31, 2002		December 31, 2001		April 30, 2001		April 30, 2000
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at Beginning of Period	948	$19.49	789	$23.36	1,010	$32.61	1,033	$37.13
Granted	28	3.37	175	3.38	100	6.11	160	14.56
Exercised	--	--	---	----	(1)	11.67	(8)	12.73
Forfeited and cancelled	(215)	16.91	(16)	34.43	(320)	47.20	(175)	43.56
Outstanding at End of Period	761	$19.58	948	$19.49	789	$23.36	1,010	$32.61

Options exercisable at year end	648	$22.22	646	$25.18	588	$25.76	665	$32.73

Weighted average fair value of options granted		$1.88		$1.92		$3.60		$9.50

A summary of options outstanding under the Company’s stock-based compensation plans at December 31, 2002 is presented below (shares in thousands):

Exercise Price Range			Shares Under Option	Weighted Average Exercise Price of Options Outstanding	Weighted Average Remaining Life	Options Exercisable	Weighted Average Exercise Price of shares Exercisable

$ 3.05	-	$17.50	428	$ 8.15	5.2	315	$ 9.48
18.89	-	27.41	158	19.45	3.4	158	19.45
28.75	-	38.44	87	34.78	4.1	87	34.78
43.96	-	64.38	61	54.73	3.0	61	54.73
67.50	-	84.06	27	73.49	3.7	27	73.49
Total			761	$ 19.58	4.5	648	$ 22.22

11.          COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into various operating leases for buildings, office equipment, and trucks. Rental expense under these leases for continuing operations was $487,000, $489,000, $642,000, and $624,000, for the year ended December 31, 2002, the eight months ended December 31, 2001 and the fiscal years ended April 30, 2001, and 2000, respectively. Rental expense under these leases for discontinued operations was $10,395,000, $7,934,000, $13,111,000, and $13,988,000, for the year ended December 31, 2002, the eight months ended December 31, 2001, and the fiscal years ended April 30, 2001 and 2002, respectively. The lease and rental expense from discontinued operations includes approximately $640,000 annually in payments to former owners of businesses that the Company has acquired and covers properties used in the acquired business’ operations.

At December 31, 2002, future minimum lease payments under non-cancelable operating leases for the next five fiscal years are as follows (in thousands):

	Continuing Operations	Discontinued Operations	Total
2003	$347	$6,995	$7,342
2004	253	5,173	5,426
2005	130	3,218	3,348
2006	63	1,681	1,744
2007	45	579	624

Contingencies

The Company is, from time to time, a party to litigation arising in the normal course of its business.  Litigation is subject to various inherent uncertainties, and it is possible that some of these matters could be resolved unfavorably to the Company, which could result in substantial damages against the Company. The Company has established accruals for matters that are probable and reasonably estimable and maintains product liability and other insurance that management believes to be adequate. Management believes that any liability that may ultimately result from the resolution of these matters in excess of available insurance coverage and accruals will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

12.          INCOME TAXES

Deferred tax assets and liabilities are determined based on the differences between the financial and tax bases of existing assets and liabilities using the currently enacted tax rates in effect for the year in which the differences are expected to reverse.

The (benefit) provision for income taxes on income from continuing operations consisted of the following for the year ended December 31, 2002, the eight months ended December 31, 2001 and the years ended April 30, 2001, and 2000 (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001	April 30, 2000

Current:
Federal	$(4,247)	$--	$2,476	$4,847
State	297	319	--	1,400
Foreign	533	388	190	594
	(3,417)	707	2,666	6,841
Deferred:
Federal	6,620	1,863	(179)	(168)
State	(177)	206	(21)	(20)
Foreign	191	(357)	67	(148)
	6,634	1,712	(133)	(336)
	$3,217	$2,419	$2,533	$6,505

The principal differences between the federal statutory tax rate and the income expense (benefit) from continuing operations for the year ended December 31, 2002, the eight months ended December 31, 2001, and the years ended April 30, 2001 and 2000 were as follows (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001	April 30, 2000

Federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
State taxes, net of federal tax benefit	1.2%	9.7%	(0.3)%	9.3%
Non-deductible goodwill amortization and impairment charges	0.2%	5.7%	2.0%	21.5%
Excess of foreign tax over US tax on foreign income	7.6%	0.2%	2.5%	1.0%
Other	4.7%	6.7%	(8.6)%	1.2%
Effective tax rate	47.7%	56.3%	29.6%	67.0%

Deferred income tax assets and liabilities at December 31, 2002 and 2001 and April 30, 2001 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences and carry forwards which give rise to deferred tax assets and liabilities at December 31, 2002 and 2001 and April 30, 2001 are as follows (in thousands):

	December 31, 2002	December 31, 2001	April 30, 2001

Deferred tax assets:
Allowance for doubtful accounts	$305	$1,149	$724
Accruals and reserves	1,326	5,892	4,526
Federal net operating loss carryforward	17,542	15,776	12,482
Deductible goodwill and impairment charges	(33)	4,758	948
Other	272	1,545	1,667
Total deferred tax assets	19,412	29,120	20,347
Less valuation allowance	(13,601)	(7,111)	-
Net deferred tax asset	5,811	22,009	20,347
Deferred tax liabilities:
Property, plant, and equipment	5,811	7,454	7,433
Other	--	5,162	2,386
Total deferred tax liabilities	5,811	12,616	9,819
Net deferred tax asset	$--	$9,393	$10,528

Included in the Company’s noncurrent assets of discontinued operations at December 31, 2002, is a net noncurrent deferred tax asset of $7.2 million relating primarily to tax deductible goodwill and reserves that are not deductible for tax purposes until paid. In addition, the Company’s noncurrent liabilities of discontinued operations at December 31, 2002, include noncurrent deferred tax liability of $2.7 million related primarily to differences in the book and tax bases of fixed assets. The net deferred tax asset of $4.4 million has a full valuation allowance.

As of December 31, 2002, the Company had federal net operating loss carryforwards of approximately $50.4 million which will expire between 2004 and 2022. While the majority of these loss carryforwards are associated with the Company’s discontinued operations, the Company has classified the related deferred tax asset and valuation allowance as a component of continuing operations since it believes it will be able to retain these tax attributes. In addition, the Company had charitable contributions and capital loss carryforwards of $1.4 million that may be carried forward through 2006 and an AMT credit carryforward of $0.2 million, which may be carried forward indefinitely.

A consolidated valuation allowance of $7.1 million related to rationalization of net operating loss carryforwards generated by the Company’s discontinued operations was established as of December 31, 2001. The allowance reflects the Company’s recognition that continuing losses from operations and certain liquidity matters discussed in Note 2 indicate that it is more likely than not that certain future tax benefits will not be realized as a result of future taxable income. At December 31, 2002, the Company recorded a full valuation allowance against its net deferred tax asset from continuing and discontinuing operations totalling approximately $18.0 million.

As of December 31, 2002, the Company has state net operating loss carryforwards of approximately $97.0 million. As the Company believes that realization of the benefit of these state losses is remote, it has not recorded deferred tax assets associated with these losses.

The Company received a tax refund of approximately $4.2 million during the quarter ended June 30, 2002, which was used to reduce the RoadOne revolver and cured the over-advance position that existed at that time. An additional tax refund of $4.6 million was received during the quarter ended September 30, 2002, with proceeds used to further reduce the borrowings under the RoadOne revolver.

13.          PREFERRED STOCK

The Company has authorized 5,000,000 shares of undesignated preferred stock which can be issued in one or more series. The terms, price, and conditions of the preferred shares will be set by the board of directors. No shares have been issued.

14.          EMPLOYEE BENEFIT PLANS

During 1996, the Company established a contributory retirement plan for all full-time employees with at least 90 days of service. Effective January 1, 1999, the Company split the plan into two identical plans by operating segment. As a result of the Company’s decision to dispose of its towing services operations the two separate plans will be combined to form a consolidated plan effective January 1, 2003. These plans are designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401 (k) of the Internal Revenue Code.

These plans provide that each participant may contribute up to 15% of his or her salary. The Company matches 33.33% of the first 3% of participant contributions. Matching contributions vest over a period of five years. Company contributions to the plans were not significant in 2001, 2000, and 1999.

15.          QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the unaudited quarterly financial information for the twelve months ended December 31, 2002 and 2001 (in thousands, except per share data):

	Net Sales	Operating Income (Loss)	Loss From Discontinued Operations	Net Income (Loss)(a)		Basic Net Loss Per Share	Diluted Net Loss Per Share

Year ended December 31, 2002:
First quarter	$ 47,805	$ 2,688	$(1,213)	$(22,047)		$(2.36)	$(2.36)
Second quarter	54,159	2,740	(2,016)	(342)		(0.04)	(0.04)
Third quarter	47,771	1,491	(586)	(962)		(0.10)	(0.10)
Fourth quarter	53,324	4,190	(23,591)	(22,343)	(b)	(2.39)	(2.39)
Total	$203,059	$11,109	$(27,406)	$(45,694)		$(4.89)	$(4.89)

Year ended December 31, 2001:
First quarter	$ 49,490	$ 1,827	$(1,459)	$ (1,949)		$(0.20)	$(0.20)
Second quarter	62,613	4,319	(7,915)	29		(0.00)	(0.00)
Third quarter	53,017	2,179	(697)	(719)		(0.08)	(0.08)
Fourth quarter	53,859	2,236	(15,869)	(17,725)(b)		(1.90)	(1.90)
Total	$218,979	$10,561	$(25,940)	$(20,364)		$(2.18)	$(2.18)

(a)	The income tax provision (benefit) has been allocated by quarter based on the effective rate for the twelve months ended December 31, 2002 and 2001.
(b)	The results for the three months ended December 31, 2002 and December 31, 2001 reflect asset impairments and other special charges of $11,828,000 and $16,672,000 as discussed in Note 6.

[The following unaudited financial statements and related notes are a modified version of the unaudited financial statements and related notes that appeared in the Company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2003.  All modifications appear in bolded, italicized and bracketed text.]

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)
(Unaudited)

	September 30, 2003	December 31, 2002

ASSETS

CURRENT ASSETS

Cash and temporary investments	$5,340	$2,097
Accounts receivable, net	39,805	46,616
Inventories, net	29,604	27,815
Prepaid expenses and other	1,443	748
Current assets of discontinued operations held for sale	26,249	32,366
Total current assets	102,441	109,642

PROPERTY, PLANT AND EQUIPMENT, net	21,608	23,121
GOODWILL, net	11,619	11,619
OTHER ASSETS, net	1,253	2,378
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS HELD FOR SALE	7,483	15,417
	$144,404	$162,177
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations	$32,510	$35,244
Accounts payable	33,702	25,213
Accrued liabilities and other	4,107	6,147
Current liabilities of discontinued operations held for sale	38,778	53,212
Total current liabilities	109,097	119,816
LONG-TERM OBLIGATIONS, less current portion	912	1,214
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS HELD FOR SALE	1,013	1,450
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
SHAREHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued or outstanding	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 9,341,436 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	93	93
Additional paid-in capital	145,088	145,088
Accumulated deficit	(111,677)	(103,790)
Accumulated other comprehensive loss	(122)	(1,694)
Total shareholders’ equity	33,382	39,697
	$144,404	162,177

The accompanying notes are an integral part of these condensed consolidated balance sheets

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
NET SALES:
Towing and Recovery Equipment	$50,321	$47,771	$142,225	$149,735
Towing Services	–	7,005	13,952	21,655
	50,321	54,776	156,177	171,390
COSTS AND EXPENSES:
Costs of operations
Towing and Recovery Equipment	44,611	41,376	123,660	128,784
Towing Services	–	5,880	10,618	17,078
	44,611	47,256	134,278	145,862

Selling, general and administrative expenses	4,271	5,454	13,250	15,617
Interest expense, net	3,347	607	4,786	2,476
Loss on disposition	–	–	682	–
Total costs and expenses	52,229	53,317	152,996	163,955
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(1,908)	1,459	3,181	7,435
INCOME TAX PROVISION	82	610	1,785	2,930
INCOME (LOSS) FROM CONTINUING
OPERATIONS	(1,990)	849	1,396	4,505
DISCONTINUED OPERATIONS:
Loss from discontinued operations, before taxes	(4,845)	(2,242)	(11,089)	(8,317)
Income tax provision	–	(431)	(1,806)	(2,272)
Loss from discontinued operations	(4,845)	(1,811)	(9,283)	(6,045)
NET LOSS BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE:	(6,835)	(962)	(7,887)	(1,540)
Cumulative effect of change in accounting principle	–	–	–	(21,812)
NET LOSS	$(6,835)	$(962)	$(7,887)	$(23,352)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.21)	$0.09	$0.15	$0.49
Loss from discontinued operations	(0.52)	(0.19)	(0.99)	(0.65)
Cumulative effect of change in accounting principle	–	–	–	(2.34)
Basic income (loss) per common share	$(0.73)	$(0.10)	$(0.84)	$(2.50)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.21)	$0.09	$0.15	$0.49
Loss from discontinued operations	(0.52)	(0.19)	(0.99)	(0.65)
Cumulative effect of change in accounting principle	–	–	–	(2.34)
Diluted income (loss) per common share	$(0.73)	$(0.10)	$(0.84)	$(2.50)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	9,341	9,341	9,341	9,341
Diluted	9,359	9,349	9,351	9,349

The accompanying notes are an integral part of these condensed consolidated balance sheets

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30
	2003	2002

OPERATING ACTIVITIES
Net loss	$(7,887)	$(23,352)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss from discontinued operations	9,283	6,045
Depreciation and amortization	5,843	4,454
Provision for doubtful accounts	184	127
Cumulative effect of change in accounting principle	–	21,812
Loss on disposals of property, plant, and equipment	39	1
Loss on disposition of business	682	–
Deferred income tax provision	3	4,904
Paid in kind interest	–	213
Proceeds from income tax refund	–	4,248
Changes in operating assets and liabilities:
Accounts receivable	5,438	4,756
Inventories	(1,355)	1,177
Prepaid expenses and other	(680)	(658)
Other assets	(18)	(57)
Accounts payable	8,094	1,309
Accrued liabilities and other	(2,274)	(3,508)
Net cash provided by operating activities from continuing operations	17,352	21,471
Net cash used in operating activities from discontinued operations	(8,709)	(3,468)
Net cash provided by operating activities	8,643	18,003
INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,072)	(788)
Proceeds from sale of property, plant and equipment	41	43
Proceeds from sale of business	3,645	–
Payments received on notes receivables	767	47
Net cash provide by (used in) investing activities from continuing operations	3,381	(698)
Net cash provided by investing activities from discontinued operations	3,547	6,218
Net cash provided by investing activities	6,928	5,520
FINANCING ACTIVITIES
Net borrowings (payments) under senior credit facility	(4,832)	1,345
Payments on long-term obligations	(2,111)	(2,900)
Borrowings under long-term obligations	233	77
Additions to deferred financing costs	(1,211)	(1,415)
Termination of interest rate swap	73	(264)
Net cash used in financing activities from continuing operations	(7,848)	(3,157)
Net cash used in financing activities from discontinued operations	(5,949)	(21,044)
Net cash used in financing activities	(13,797)	(24,201)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND TEMPORARY INVESTMENTS	1,180	358
NET CHANGE IN CASH AND TEMPORARY INVESTMENTS	2,954	(320)
CASH AND TEMPORARY INVESTMENTS, beginning of period	2,097	9,863
CASH AND TEMPORARY INVESTMENTS,-DISCONTINUED OPERATIONS, beginning of period	1,752	–
CASH AND TEMPORARY INVESTMENTS-DISCONTINUED OPERATIONS, end of period	1,463	–
CASH AND TEMPORARY INVESTMENTS, end of period	$5,340	$9,543
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$4,056	$5,552
Cash payments for income taxes	$357	$576

The accompanying notes are an integral part of these condensed consolidated balance sheets

 MILLER INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.          Basis of Presentation

The condensed consolidated financial statements of Miller Industries, Inc. and subsidiaries (the "Company") included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.   Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.   Nevertheless, the Company believes that the disclosures are adequate to make the financial information presented not misleading.  In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented.  Cost of goods sold for interim periods for certain entities in the towing and recovery equipment segment is determined based on estimated gross profit rates.  Interim results of operations are not necessarily indicative of results to be expected for the fiscal year.  These condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

2.          Going Concern

At December 31, 2002 the Company’s financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As more fully described below, subsequent to December 31, 2002, the Company [was] in default under its senior (“Senior Credit Facility”) and subordinated (“Junior Credit Facility”) credit facility agreements, and its subordinated credit facility [matured] on July 23, 2003.  The senior and subordinated credit facility agreements contain certain cross-default provisions and provide for acceleration of amounts due as well as other remedies in the event of a default.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

On July 29, 2003, the junior lender agent gave a notice to the senior lender agent of its intent to commence an enforcement action based upon the event of default for failure to repay the outstanding obligations under the Junior Credit Facility on the maturity date thereof.  Pursuant to the terms of the Intercreditor Agreement (defined below), the junior lender agent and the junior lenders are prevented from taking any enforcement action or exercising any remedies against the Company, its subsidiaries or their respective assets in respect of such event of default during a standstill period (“Standstill Period”) which will expire on the earlier of:  (i) November 26, 2003 (the date which is 120 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults), subject to extension by notice from senior lender agent to junior lender agent to April 24, 2004 (the date which is 270 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults); (ii) the acceleration of the maturity of the obligations of the Company under the Senior Credit Facility by the senior lender agent, and (iii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries.

On August 5, 2003, the senior agent gave a payment blockage notice to the junior agent based upon certain events of default under Senior Credit Facility, thereby preventing the junior agent and junior lenders from receiving any payments from the Company in respect of the Junior Credit Facility while such blockage notice remains in effect.  Pursuant to the terms of the Intercreditor Agreement (defined below), such payment blockage period will expire on the earlier of (i) February 1, 2004 (the date which is 180 days after the date that such payment blockage notice was given), subject to extension to May 1, 2004 (the date which is 270 days after the date that such payment blockage notice was given) if the Standstill Period is extended from November 26, 2003 to April 24, 2004 at the election of the senior lender agent by notice to the junior lender agent as described above, or (ii) the date that the Senior Credit Facility defaults giving rise to such payment blockage notice have been cured or waived.  An event of default has also occurred under the Junior Credit Facility and the Senior Credit Facility as a result of the auditor’s report for the Company’s December 31, 2002 financial statements including an explanatory paragraph that referred to uncertainty about the Company’s ability to continue as a going concern for a reasonable period of time.

On October 31, 2003, the Company entered into a Forbearance Agreement with the lenders and the senior lender agent under the Senior Credit Facility (the "Forbearance Agreement"), pursuant to which, among other things, the senior lenders agreed to forbear from exercising any remedies in respect of the defaults then existing under the senior credit facility (collectively, the "Existing Senior Facility Defaults") as a result of (i) the failure to timely deliver financial statements for fiscal year 2002 and the failure to deliver a report of their independent certified public accountants which is unqualified in any respect, as well as the event of default under the Senior Credit Facility as a result of the event of default arising from such failure under the Junior Credit Facility; (ii) the failure to fulfill certain payment obligations to the junior lenders under the Junior Credit Facility; and (iii) the failure to fulfill certain financial covenants in the Junior Credit Facility for one or more of the fiscal quarters ending in fiscal year 2003, which failure would constitute an event of default under the Senior Credit Facility.  The forbearance period under the Forbearance Agreement (the "Forbearance Period") expires on the earlier of (x) December 31, 2003, (y) the occurrence of certain bankruptcy type events in respect of Company of any of its Subsidiaries, or (z) the failure of the Company or any of its Subsidiaries that are borrower parties under the Senior Credit Facility to perform their obligations under the Senior Credit Facility or the Forbearance Agreement.  Under the Forbearance Agreement, the senior lenders and the senior lender agent do not waive their rights and remedies with respect to the Existing Senior Facility Defaults, but agree to forbear from exercising rights and remedies with respect to the Existing Senior Facility Defaults solely during the Forbearance Period.  There can be no assurance that the senior lenders or the senior lender agent under the Senior Credit Facility will agree to extend the date of the Forbearance Period upon the expiration thereof or to waive any of the Existing Senior Facility Defaults.  If the Existing Senior Facility Defaults are not waived, upon expiration of the Forbearance Period, such events of default could result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies.  There is no assurance that the Company will be able to obtain such a waiver from the senior lenders of the Existing Senior Facility Defaults.  Further, the Company has not obtained any waiver from the junior lenders in respect of certain events of default that have occurred under the Junior Credit Facility and there can be no assurance that the Company will be able to obtain such a waiver from the junior lenders.

While the Company has on several occasions negotiated amendments to its credit facilities that waived certain defaults and brought the Company back into compliance, waivers typically require payment of substantial additional fees, and there can be no assurance that the lenders will agree to any future waivers or amendments.  The Company’s bank facilities are collaterized by liens on all of the Company’s assets.  The liens give the lenders the right to foreclose on the assets of the Company under certain defined events of default and such foreclosure could allow the lenders to gain control of the operations of the Company.

On October 3, 2003, the Company entered into a letter agreement with a large financial institution pursuant to which such lender confirmed its interest in providing up to $53 million of financing in order to refinance the Senior Credit Facility and the Junior Credit Facility.  The agreement does not constitute a commitment or undertaking by such lender to provide financing, and is subject to completion of due diligence and various other conditions.  The lender has commenced its due diligence process and, if the transaction proceeds to closing, the Company anticipates the closing occurring by year end 2003.  If the Company were to be unsuccessful in its efforts to refinance the Credit Facilities, the Company might be required to seek bankruptcy court or other protection from its creditors.

Simultaneous with entering into the Forbearance Agreement on October 31, 2003, William G. Miller, the Chairman of the Board and Co-CEO of the Company, made a $2 million loan to the Company as a part of the Senior Credit Facility.  The loan to the Company and Mr. Miller’s participation in the Senior Credit Facility were effected by the Seventh Amendment to the Credit Agreement and a Participation Agreement between Mr. Miller and the Senior Credit Facility lenders.

The Company also is negotiating an agreement with the holders of all of the subordinated notes issued under the Junior Credit Facility pursuant to which all obligations in excess of approximately $9.7 million arising under such notes would be converted into shares of common stock of the Company.  Such conversion would be at an exchange ratio equal to the average closing prices of the Company’s Common Stock during the fourth quarter of 2003.  Such conversion would occur simultaneously with and conditioned upon the closing of the proposed new credit facility described above.  The conversion of approximately 44% of such debt obligations is further conditioned upon approval of the shareholders of the Company because this common stock would be issued to insiders of the Company.  There is no definitive agreement regarding this transaction at this time and there can be no assurance that any such agreement will actually be entered into.

As described in Note 3, in October 2002, the Company decided to sell all remaining towing services operations.  During the nine months ended September 30, 2003, the Company sold fifteen towing services locations and other assets from towing services operations for proceeds of $6.4 million, which have been used to reduce the RoadOne revolver.  The Company also made the decision in the fourth quarter of 2002 to divest of the operations of the distribution group of the towing and recovery equipment segment.  The Company may be subject to inefficiencies, management distractions, additional expenses and uncertainties resulting from the rapid wind down of the infrastructure that was developed to provide support to the over 100 towing services locations and nine distribution locations.  Although the Company believes that it can manage the wind down effectively, there can be no assurance that such will be the case.  Even if the Company is able to manage the wind down effectively, it may nevertheless have an adverse impact on the Company’s results of operations.

The Company received notification from the New York Stock Exchange (“NYSE”) on June 26, 2003 that, based on market information and information in the Company’s recent public filings, it is not in compliance with the NYSE’s continued listing standards.  The NYSE requires shareholders’ equity of not less than $50.0 million and a 30-day average market capitalization of $50.0 million.  The Company’s shareholders’ equity was $40.7 million as of June 30, 2003 and was $33.4 as of September 30, 2003  As of October 31, 2003, the Company had a 30-day average market capitalization of $44.1 million.

The Company has compiled a three-pronged plan for regaining compliance with the continued listing standards.  The Company’s plan is to restructure the Company’s bank facilities and rationalize the timing of the Company’s debt service, dispose of the Company’s remaining RoadOne and distributor operations within the time period specified and focus all of the Company’s resources, manpower as well as financial, on returning the manufacturing operations to their historically profitable levels.  In September 2003, the Company was notified that the NYSE accepted its plan to regain compliance with the NYSE continued listing standards related to shareholders' equity and market capitalization within an eighteen month timeframe.  During this timeframe, the Company will be subject to quarterly monitoring for compliance by the NYSE.

3.          Discontinued Operations

During the fourth quarter of the year ended December 31, 2002, the Company’s management and board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment.

During the nine months ended September 30, 2003, the Company disposed of substantially all of the assets in fifteen towing service markets, as well as assets remaining from other markets of its towing services segment.  Total proceeds from the sales were $6.4 million which included $6.2 million in cash and $0.2 million in notes receivable.  Losses on the sales of discontinued operations were $3.3 million.  Subsequent to September 30, 2003, the Company disposed of assets in the last remaining towing services market with proceeds of approximately $0.3 million.  As of October 31, 2003, there are miscellaneous assets remaining from previous towing market sales.

During the nine months ended September 30, 2003, the Company sold one distributor location with total proceeds of approximately $1.9 million in cash and $0.8 million subordinated notes receivable.  The Company has entered into negotiations for the disposition of all of the eight remaining locations of the distribution group.  As of October 31, 2003, agreements for the disposition of two of the locations are being negotiated, and letters of intent are being negotiated for three of the locations.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the assets for the towing services segment and the distribution group are considered a “disposal group” and are no longer being depreciated.  All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements at September 30, 2003 and December 31, 2002.  The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations.  Results of operations for the towing services segment and the distribution group reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances.

The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003, have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license agreement.

The operating results for the discontinued operations of the towing services segment and the distributor group for the three and nine months ended September 30, 2003 and 2002, were as follows (in thousands):

	Three Months Ended September 30, 2003			Three Months Ended September 30, 2002
	Dist.	Towing	Total	Dist.	Towing	Total

Net Sales	$18,168	$644	$18,812	$22,015	$25,799	$47,814

Operating income (loss)	$(5)	$(540)	$(545)	$208	$(678)	$(470)

Loss from discontinued operations	$(1,196)	$(3,649)	$(4,845)	$(977)	$(834)	$(1,811)

	Nine Months Ended September 30, 2003			Nine Months Ended September 30, 2002
	Dist.	Towing	Total	Dist.	Towing	Total

Net Sales	$49,868	$8,161	$58,029	$65,553	$79,896	$145,449

Operating income (loss)	$(102)	$(2,147)	$(2,249)	$25	$(3,664)	$(3,639)

Loss from discontinued operations	$(3,254)	$(6,029)	$(9,283)	$(2,743)	$(3,302)	$(6,045)

The following assets and liabilities are reclassified as held for sale at September 30, 2003 and December 31, 2002 (in thousands):

	September 30, 2003			December 31, 2002
	Dist.	Towing	Total	Dist.	Towing	Total

Cash and temporary investments	$1,456	$7	$1,463	$1,443	$309	$1,752

Accounts receivable, net	4,361	1,814	6,175	2,604	4,894	7,498

Inventories	15,803	–	15,803	19,559	–	19,559

Prepaid expenses and other current assets	325	2,483	2,808	170	3,387	3,557

Current assets of discontinued operations held for sale	21,945	4,304	26,249	23,776	8,590	32,366

Property, plant and equipment	9	5,923	5,932	–	13,368	13,368

Other long-term assets	–	1,551	1,551	–	2,049	2,049

Noncurrent assets of discontinued operations held for sale	9	7,474	7,483	–	15,417	15,417

Current portion of long-term debt	11,063	3,190	14,253	12,632	11,484	24,116

Accounts payable	3,762	8,179	11,941	5,710	7,841	13,551

Accrued liabilities and other	5,094	7,490	12,584	4,169	11,376	15,545

Current liabilities of discontinued operations held for sale	19,919	18,859	38,778	22,511	30,701	53,212

Long-term debt	–	1,013	1,013	–	1,450	1,450

Noncurrent liabilities of discontinued operations held for sale	$–	$1,013	$1,013	$–	$1,450	$1,450

4.          Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common and potential dilutive common shares outstanding.   Diluted net income per share takes into consideration the assumed conversion of outstanding stock options resulting in 18,000 and 10,000 potential dilutive common shares for the three months ended September 30, 2003 and 2002, respectively, and 10,000 and 8,000 potential dilutive common shares for the nine months ended September 30, 2003, and 2002.

5.          Inventories

Inventory costs include materials, labor and factory overhead.  Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis.

Inventories for continuing operations at September 30, 2003 and December 31, 2002 consisted of the following (in thousands):

	September 30, 2003	December 31, 2002

Chassis	$4,333	$1,316
Raw Materials	10,444	10,993
Work in process	7,520	7,746
Finished goods	7,307	7,760
	$29,604	$27,815

6.          Special Charges and Other Expenses

The Company periodically reviews the carrying amount of the long-lived assets and goodwill in both its towing services and towing equipment businesses to determine if those assets may be recoverable based upon the future operating cash flows expected to be generated by those assets.  The Company also reviewed the carrying values of goodwill associated with certain investments within its towing and recovery equipment segment.  This evaluation indicated that the recorded amounts of goodwill for certain of these investments were not fully recoverable.  The Company wrote-off goodwill of $2,886,000 in the towing equipment segment and $18,926,000 in the towing services segment during the nine months ended September 30, 2002 as a cumulative effect of a change in accounting principle.  Charges of $2,071,000 were recorded during the three months ended September 30, 2003 to write-down the carrying value of certain long-lived assets in the towing services segment.  The related charges have been included in the loss from discontinued operations in the accompanying financial statements.

7.         Long-Term Obligations

In July 2001, the Company entered into a new four year senior credit facility (the "Senior Credit Facility") with a syndicate of lenders to replace the existing credit facility. As part of this agreement, the previous credit facility was reduced with proceeds from the Senior Credit Facility and amended to provide for a $14.0 million subordinated secured facility. The Senior Credit Facility originally consisted of an aggregate $102.0 million revolving credit facility and an $8.0 million term loan. The revolving credit facility provides for separate and distinct loan commitment levels for the Company's towing and recovery equipment segment and RoadOne segment, respectively. At September 30, 2003, $25.7 million and $2.3 million, respectively, were outstanding under the towing and recovery equipment segment and RoadOne portions of the revolving credit facility. In addition, $1.5 million was outstanding under the senior term loan, and $15.3 million was outstanding under the subordinated secured facility.

Availability under the revolving Senior Credit Facility is based on a formula of eligible accounts receivable, inventory and fleet vehicles as separately calculated for the towing and recovery equipment segment and the RoadOne segment, respectively.  Borrowings under the term loan are collateralized by the Company's property, plant, and equipment.  The Company is required to make monthly amortization payments on the term loan of $167,000.  The Company entered into a Seventh Amendment to Credit Agreement on October 31, 2003 (the "Seventh Amendment"), pursuant to which, among other things, (i) the $167,000 amortization payment due on November 1, 2003 was extended until the termination date of the Senior Credit Facility and (ii) the $167,000 amortization payment due on December 1, 2003 was deferred until December 31, 2003.  The Senior Credit Facility bears interest at the prime rate (as defined) plus 2.75%, subject to the rights of the senior lender agent or the required lenders to charge a default rate equal to the prime rate (as defined) plus 4.75% during the continuance of any event of default under the Senior Credit Facility, provided, however, that during the Forbearance Period (described above), the Senior Credit Facility bears interest at the prime rate (as defined) pus 2.75% in accordance with the terms of the Forbearance Agreement.

The Senior Credit Facility matures in July 2005 and is collateralized by substantially all the assets of the Company. The Senior Credit Facility contains requirements relating to maintaining minimum excess availability at all times and minimum quarterly levels of earnings before income taxes, depreciation and amortization (as defined) and a minimum quarterly fixed charge coverage ratio (as defined). In addition, the Senior Credit Facility contains restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets. The Senior Credit Facility also contains requirements related to weekly and monthly collateral reporting.

The subordinated credit facility (“Junior Credit Facility”) is by its terms expressly subordinated only to the Senior Credit Facility.  The Junior Credit Facility matured and was due and payable on July 23, 2003, under which $15.3 million principal amount was outstanding at September 30, 2003.  The Company has not yet repaid or refinanced the outstanding principal, fees and interest under the Junior Credit Facility.  The Company’s failure to repay all outstanding principal, fees, interest and any other amounts due and owing under the Junior Credit Facility on the maturity date constituted an event of default under the Junior Credit Facility and also triggered an event of default under the Senior Credit Facility cross-default provisions.  Pursuant to the terms of the Intercreditor Agreement (defined below), the junior lender agent and the junior lenders are prevented from taking any enforcement action or exercising any remedies against the Company, its subsidiaries or their respective assets in respect of such event of default during a standstill period (the “Standstill Period”) which will expire on the earlier of:  (i) November 26, 2003 (the date which is 120 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults), subject to extension by notice from senior lender agent to junior lender agent to April 24, 2004 (the date which is 270 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults); (ii) the acceleration of the maturity of the obligations of the Company under the Senior Credit Facility by the senior lender agent, and (iii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries.

On August 5, 2003, the senior agent gave a payment blockage notice to the junior agent based upon certain events of default under the Senior Credit Facility, thereby preventing the junior agent and junior lenders from receiving any payments from the Company in respect of the Junior Credit Facility while such blockage notice remains in effect.  Pursuant to the terms of the Intercreditor Agreement, such payment blockage period will expire on the earlier of (i) February 1, 2004 (the date which is 180 days after the date that such payment blockage notice was given), subject to extension to May 1, 2004 (the date which is 270 days after the date that such payment blockage notice was given) if the Standstill Period is extended from November 26, 2003 to April 24, 2004 at the election of the senior lender agent by notice to the junior lender agent as described above, or (ii) the date that the Senior Credit Facility defaults giving rise to such payment blockage notice have been cured or waived.  An event of default has also occurred under the Junior Credit Facility and the Senior Credit Facility as a result of the auditor’s report for the Company’s December 31, 2002 financial statements including an explanatory paragraph that referred to uncertainty about the Company’s ability to continue as a going concern for a reasonable period of time.

On October 31, 2003, the Company entered into a Forbearance Agreement with the lenders and the senior lender agent under the Senior Credit Facility (the "Forbearance Agreement"), pursuant to which, among other things, the senior lenders agreed to forbear from exercising any remedies in respect of the defaults then existing under the senior credit facility (collectively, the "Existing Senior Facility Defaults") as a result of (i) the failure to timely deliver financial statements for fiscal year 2002 and the failure to deliver a report of their independent certified public accountants which is unqualified in any respect, as well as the event of default under the Senior Credit Facility caused by the event of default arising from such failure under the Junior Credit Facility; (ii) the failure to fulfill certain payment obligations to the junior lenders under the Junior Credit Facility; and (iii) the failure to fulfill certain financial covenants in the Junior Credit Facility for one or more of the fiscal quarters ending in fiscal year 2003, which failure would constitute an event of default under the Senior Credit Facility.  The forbearance period under the Forbearance Agreement (the "Forbearance Period") expires on the earlier of (x) December 31, 2003, (y) the occurrence of certain bankruptcy type events in respect of the Company or any of its Subsidiaries, and (z) the failure of the Company or any of its Subsidiaries that are borrower parties under the Senior Credit Facility to perform their obligations under the Senior Credit Facility or the Forbearance Agreement.  Under the Forbearance Agreement, the senior lenders and the senior lender agent do not waive their rights and remedies with respect to the Existing Senior Facility Defaults, but agree to forbear from exercising rights and remedies with respect to the Existing Senior Facility Defaults solely during the Forbearance Period.  There can be no assurance that the senior lenders or the senior lender agent under the Senior Credit Facility will agree to extend the date of the Forbearance Period upon the expiration thereof or to waive any of the Existing Senior Facility Defaults.  If the Existing Senior Facility Defaults are not waived, upon expiration of the Forbearance Period, such events of default could result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies.  There is no assurance that the Company will be able to obtain such a waiver from the senior lenders of the Existing Senior Facility Defaults.  Further, the Company has not obtained any waiver from the junior lenders in respect of certain events of default that have occurred under the Junior Credit Facility and there can be no assurance that the Company will be able to obtain such a waiver from the junior lenders.

Subsequent to April 1, 2003, the Company was in default under certain covenants under its Senior and Junior Credit Facility agreements.  Accordingly, amounts outstanding under these Facilities are presented as current liabilities in the accompanying December 31, 2002 and September 30, 2003 consolidated balance sheets.  Waivers of such covenants typically require payment of substantial additional fees, and there can be no assurance that the lenders will agree to any future waivers or amendments. The Company's bank facilities are collateralized by liens on all of the Company's assets. The liens give the lenders the right to foreclose on the assets of the Company under certain defined events of default and such foreclosure could allow the lenders to gain control of the operations of the Company.

On October 3, 2003, the Company entered into a letter agreement with a large financial institution pursuant to which such lender confirmed its interest in providing up to $53 million of financing in order to refinance the Senior Credit Facility and the Junior Credit Facility.  The agreement does not constitute a commitment or undertaking by such lender to provide financing, and is subject to completion of due diligence and various other conditions. The lender has commenced its due diligence process and, if the transaction proceeds to closing, the Company anticipates the closing occurring by year end 2003.  If the Company were to be unsuccessful in its efforts to refinance the Credit Facilities, the Company might be required to seek bankruptcy court or other protection from its creditors.

Simultaneous with entering into the Forbearance Agreement on October 31, 2003, William G. Miller, the Chairman of the Board and Co-CEO of the Company, made a $2 million loan to the Company as a part of the Senior Credit Facility.  The loan to the Company and Mr. Miller’s participation in the Senior Credit Facility were effected by the Seventh Amendment to the Credit Agreement and a Participation Agreement between Mr. Miller and the Senior Credit Facility lenders.

The Company also is negotiating an agreement with the holders of all of the subordinated notes issued under the Junior Credit Facility pursuant to which all obligations in excess of approximately $9.7 million arising under such notes would be converted into shares of common stock of the Company.  Such conversion would be at an exchange ratio equal to the average closing prices of the Company’s Common Stock during the fourth quarter of 2003.  Such conversion would occur simultaneously with and conditioned upon the closing of the proposed new credit facility described above.  The conversion of approximately 44% of such debt obligations is further conditioned upon approval of the shareholders of the Company because this common stock would be issued to insiders of the Company.  There is no definitive agreement regarding this transaction at this time and there can be no assurance that any such agreement will actually be entered into.

8.          Stock-Based Compensation

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the common stock at the date of grant.  There were no grants in the nine months ended September 30, 2003 or 2002.

Had compensation cost for stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss available to common stockholders, as reported	$(6,835)	$(962)	$(7,887)	$(23,352)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	–	–	–	–
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(55)	(29)	(211)	(276)
Net loss available to common stockholders, pro forma	$(6,890)	$(991)	$(8,098)	$(23,628)
Loss per common share: Basic and diluted, as reported	$(0.73)	$(0.10)	$(0.84)	$(2.50)
Basic and diluted, pro forma	$(0.74)	$(0.11)	$(0.87)	$(2.53)

9.          Commitments and Contingencies

The Company is, from time to time, a party to litigation arising in the normal course of its business.  Litigation is subject to various inherent uncertainties, and it is possible that some of these matters could be resolved unfavorably to the Company, which could result in substantial damages against the Company.  The Company has established accruals for matters that are probable and reasonably estimable and maintains product liability and other insurance that management believes to be adequate.  Management believes that any liability that may ultimately result from the resolution of these matters in excess of available insurance coverage and accruals will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

10.         Income Taxes

At December 31, 2002, the Company recorded a full valuation allowance against its net deferred tax asset from continuing and discontinuing operations totaling approximately $18.0 million.  An additional $0.3 million of deferred tax assets and offsetting valuation allowance was recorded for the nine months ended September 30, 2003.

11.        Recent Accounting Pronouncements

No new pronouncements have been or are to be adopted by the Company that are expected to have a material impact on the Company’s financial position, results of operations or cash flows.

ANNEX D

[The following discussion is a modified version of Management's
Discussion and Analysis that appeared in the Company's Annual
Report on Form 10-K for fiscal year ended December 31, 2002
All modifications appear in italicized, bolded and bracketed text]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

               The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

GENERAL

               Going Concern.  The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As more fully described under 2003 Amendment to Credit Facility, subsequent to December 31, 2002, the Company was in default of certain covenants under its Senior and Junior Credit Facility Agreements, and its Junior Credit Facility matures on July 23, 2003. The Senior and Junior Credit Facility Agreements contain certain cross-default provisions and provide for acceleration of amounts due as well as other remedies in the event of default. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

                Discontinued Operations.   During the year ended December 31, 2002, the Company’s management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the assets for the towing services segment and the distribution group are considered a "disposal group" and the assets are no longer being depreciated. All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements. The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The analyses contained herein are of continuing operations, as restated, unless otherwise noted.

               The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the Company to make estimates. Certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. A discussion of critical accounting policies, the judgments and uncertainties affecting their application and the likelihood that materially different amounts would be reported under different conditions or using different assumptions follows:

               Accounts receivable. The Company extends credit to customers in the normal course of business. Collections from customers are continuously monitored and an allowance for doubtful accounts is maintained based on historical experience and any specific customer collection issues. While such bad debt expenses have historically been within expectations and the allowance established, there can be no assurance that the Company will continue to experience the same credit loss rates as in the past.

               Valuation of long-lived assets and goodwill. Long-lived assets and goodwill are reviewed for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be fully recoverable. When a determination has been made that the carrying amount of long-lived assets and goodwill may not be fully recovered, the amount of impairment is measured by comparing an asset’s estimated fair value to its carrying value. The determination of fair value is based on projected future cash flows discounted at a rate determined by management, or if available independent appraisals or sales price negotiations. The estimation of fair value includes significant judgment regarding assumptions of revenue, operating costs, interest rates, property and equipment additions; and industry competition and general economic and business conditions among other factors.

               Upon adoption of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets on January 1, 2002, the Company ceased to amortize goodwill. In lieu of amortization, the Company is required to perform an initial impairment review of goodwill in 2002 and an annual impairment review thereafter. For further detail of the Company’s impairment review and related write downs, See Note 7 to the Consolidated Financial Statements.

               Income taxes. The Company recognizes deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company considers the need to record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company considers tax loss carrybacks, reversal of deferred tax liabilities, tax planning and estimates of future taxable income in assessing the need for a valuation allowance. The Company established a deferred tax valuation allowance of $18.0 million as of December 31, 2002. The allowance reflects the Company’s recognition that continuing losses from operations and certain liquidity matters associated with the Company’s credit facility indicate that it is more likely than not that certain future tax benefits will not be realized through future taxable income. At December 31, 2002, the Company recorded a full valuation allowance against its net deferred tax assets from continuing and discontinuing operations totaling approximately $18.0 million.

               Revenues. Under the Company’s accounting policies, sales are recorded when equipment is shipped to independent distributors or other customers. While the Company manufactures only the bodies of wreckers, which are installed on truck chassis manufactured by third parties, the Company sometimes purchases the truck chassis for resale to its customers. Sales of Company-purchased truck chassis are included in net sales. Margins are substantially lower on completed recovery vehicles containing Company-purchased chassis because the markup over the cost of the chassis is nominal. Revenue from Company owned distributors is recorded at the time equipment is shipped to customers or services are rendered. The towing services division recognizes revenue at the time services are performed.

               Seasonality. The Company’s towing and recovery equipment segment has experienced some seasonality in net sales due in part to decisions by purchasers of light duty wreckers to defer wrecker purchases near the end of the chassis model year. The segment’s net sales have historically been seasonally impacted due in part to sales made at the largest towing and recovery equipment trade show which is held in the spring.

               Change in Fiscal Year. On September 25, 2001, the Company announced that its Board of Directors had approved a change in the Company’s fiscal year, from April 30 to December 31, effective December 31, 2001. The change to a December 31 fiscal year will enable the Company to report results on a conventional calendar basis. As a result of the change in fiscal year, the Company filed a transition report for the eight-month period ended December 31, 2001, and the comparative data below compares the financial results for that period against the results for the fiscal year ended April  30, 2001. The periods are not directly comparable, in that they relate to periods of materially different lengths, and also that the transition period does not include results from the three months ended April 30, a fiscal quarter in which the Company’s sales have traditionally been seasonally higher than other quarters.

RESULTS OF OPERATIONS

               The following table sets forth, for the periods indicated, the components of the consolidated statements of operations expressed as a percentage of net sales.

	Year Ended	Eight Months Ended
	December 31,	December 31,	Years Ended April 30,
	2002	2001	2001	2000
Continuing Operations:
Net Sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Costs of operations	85.9%	86.2%	85.3%	84.2%
Selling, general and administrative	8.6%	8.8%	9.7%	8.7%
Special charges and other operating expenses, net	0.0%	1.3%	0.0%	1.1%
Interest expense, net	2.2%	0.7%	1.0%	2.3%
Total costs and expenses	96.7%	97.0%	96.0%	96.3%
Income before income taxes	3.3%	3.0%	4.0%	3.7%

Discontinued Operations:
Net Sales	100.0%	100.00%	100.0%	100.0%
Costs and expenses:
Costs of operations	87.2%	86.4%	85.4%	84.1%
Selling, general and administrative	20.8%	15.4%	15.8%	20.3%
Special charges and other operating expense, net	0.8%	9.2%	0.0%	23.1%
Interest Expense, net	3.1%	3.9%	5.2%	2.5%
Total costs and expenses	111.9%	114.9%	106.4%	130.0%
Loss before income taxes	(11.9)%	(14.9)%	(6.4)%	(30.0)%

Twelve Months Ended December 31, 2002 Compared to Eight Months Ended December 31, 2001

               Continuing Operations

               Net sales from continuing operations of the towing and recovery equipment segment were $203.1 million for the twelve months ended December 31, 2002 compared to $142.4 million for the eight months ended December 31, 2001. Net sales at December 31, 2001 include only eight months of activity, accounting for a substantial portion of the increase from period to period. Demand for the Company’s towing and recovery equipment continues to be negatively impacted by cost pressures facing its customers and tightness in the current credit markets.

               Costs of operations of the Company as a percentage of net sales decreased slightly to 85.9% for the year ended December 31, 2002 from 86.2% for the eight months ended December 31, 2001. Selling, general, and administrative expenses decreased 0.2% as a percentage of net sales from 8.8% for the eight months ended December 31, 2001 to 8.6% for the twelve months ended December 31, 2002. The slight decrease in costs of sales and selling, general, and administrative expenses as a percentage of sales is the result of the Company’s continued focus on controlling costs of its continuing operations while disposing of its towing services segment and distribution group.

               In January 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Upon adoption of SFAS No. 142, the Company ceased to amortize goodwill. In lieu of amortization, the Company was required to perform an initial impairment review, which resulted in the write-off of $1.7 million of goodwill attributable to continuing operations and $20.1 million of goodwill attributable to discontinued operations.

               The Company periodically reviews the carrying value of goodwill and long-lived assets to determine if those assets may be recoverable based upon future operating cash flows expected to be generated by those assets. During the eight months ended December 31, 2001, evaluations of these assets indicated that projected future cash flows from certain towing and recovery equipment operations were not sufficient to fully recover the carrying value of its goodwill and certain other long-lived assets. Accordingly, a non-cash impairment charge of $1.7 million was recorded.

               Interest expense for continuing operations for the year ended December 31, 2002 was $4.3 million compared to $1.1 million for the eight months ended December 31, 2001 as a result of the acceleration of amortization of deferred financing costs.

               The effective rate for the provision for income taxes for continuing operations was 47.7% for the year ended December 31, 2002 compared to 56.3% for the eight months ended December 31, 2001. The decrease in the effective rate is due to a deferred tax valuation allowance recorded as of December 31, 2001 and permanent differences. The allowance reflected the Company’s recognition that continuing losses from operations and certain liquidity matters associated with the Company’s credit facility indicate that it is more likely than not that certain future tax benefits will not be realized through future taxable income.

               Discontinued Operations

               Net sales of discontinued operations increased to $206.9 million for the year ended December 31, 2002 from $ 161.5 million for the eight months ended December 31, 2001. The increase is primarily due to the fact that net sales at December 31, 2001 include only eight months of activity. Net sales of the distribution group were $85.4 million for the year ended December 31, 2002 compared to $60.6 million for the eight months ended December 31, 2001. Net sales of the towing services segment were $121.6 million for the year ended December 31, 2002 compared to $101.0 million for the eight months ended December 31, 2001. Revenues of the towing services segment were negatively affected by the Company’s ongoing efforts to sell or close under performing and other markets.

               Cost of sales as a percentage of net sales for the distribution group was 92.1 % for the year ended December 31, 2002 compared to 91.7% for the eight months ended December 31, 2001. Cost of sales of the towing services segment increased 0.4% from 83.3% for the eight months ended December 31, 2001 to 83.7% for the year ended December 31, 2002.

               Selling, general, and administrative expenses as a percentage of sales was 8.8% for the distribution group and 29.2% for the towing services segment for the year ended December 31, 2002 compared to 9.5% and 18.9%, respectively for the eight months ended December 31, 2001. The decrease for the distribution group was the result of the Company’s continued cost reduction efforts as the Company began implementation of its plans for disposition of these operations. The increase in the towing services segment was the result of expenses not decreasing as rapidly as revenues as markets were sold throughout the year as well as various expenses incurred in connection with such dispositions.

               Net interest expense was $6.5 million for the year ended December 31, 2002 compared to $6.3 million for the eight months ended December 31, 2001, respectively.

               The effective rate for the provision for income taxes for discontinued operations was 12.8% for the year ended December 31, 2002 compared to 2.4% for the eight months ended December 31, 2001.

               Eight Months Ended December 31, 2001 Compared to Year Ended April 30, 2001

               Continuing Operations

               Net sales for the eight months ended December 31, 2001 were $142.4 compared to $212.9 for the twelve months ended April 30, 2001. Net sales at December 31, 2001 include only eight months activity, accounting for a substantial portion of the decrease. The Company experienced generally stable order rates for towing and recovery equipment in the face of continued challenging business conditions during the eight months ended December 31, 2001. Demand for the Company’s towing and recovery equipment continued to be negatively impacted by cost pressures facing its customers.

               Cost of operations for the Company as a percentage of net sales increased to 86.2% for the eight months ended December 31, 2001 compared to 85.3% for the year ended April 30, 2001. The increase as a percentage of net sales was primarily due to declines in overall sales volume as discussed above.

               Selling, general, and administrative expenses decreased 0.9% as a percentage of net sales from 9.7% for the year ended April 30, 2001 to 8.8% for the eight months ended December 31, 2001. The slight decrease in selling, general, as a percentage of sales, is a result of the Company’s continued focus on cost reduction efforts implemented in prior fiscal years.

               The Company periodically reviews the carrying value of goodwill and long-lived assets in both to determine if those assets may be recoverable based upon the future operating cash flows expected to be generated by those assets. During the eight months ended December 31, 2001 evaluations indicated that projected cash flows from certain towing services markets were not sufficient to fully recover the carrying value of its goodwill and other long-lived assets. Accordingly, the Company recorded non-cash impairment charges of $1.7 million for continuing operations and $14.9 million for discontinued operations.

               Interest expense for the eight months ended December 31, 2001 and the year ended April 30, 2001 was $1.1 million and $2.1 million, respectively. During the eight months ended December 31, 2001, the Company incurred lower interest expense as a result of refinancing its line of credit at more favorable rates in July 2001, a decrease in debt levels and four months less interest expense in the transition period.

               The effective rate of the provision for income taxes for continuing operations for the eight months ended December 31, 2001 was 56.3% compared to 29.7% for the year ended April 30, 2001. The increase in the effective rate is due to a deferred tax valuation allowance recorded as of December 31, 2001. The allowance reflects the Company’s recognition that continuing losses from operations and certain liquidity matters associated with the Company’s credit facility indicate that it is more likely than not that certain future tax benefits will not be realized through future taxable income.

               Discontinued Operations

               Net sales of discontinued operations decreased from $282.6 million for the year ended April 30, 2001 to $ 161.5 million for the eight months ended December 31, 2002. The decrease is primarily due to the fact that net sales at December 31, 2001 include only eight months of activity. Net sales of the distribution group were $60.6 million for the eight months ended December 31, 2001 compared to $100.3 million for the year ended April 30, 2001. Net sales of the towing services segment was $101.0 million for the eight months ended December 31, 2001 compared to $182.3 million for the year ended April 30, 2001. Revenues in the distribution group were negatively impacted by cost pressures facing its customers. Revenues in the towing services segment were negatively impacted during the eight months ended December 31, 2001 due to unseasonably mild temperatures, the impact on the overall transportation industry following the events of September 11th, and the sale of several towing services markets as part of the Company’s continued efforts to eliminate underperforming terminals.

               Cost of sales as a percentage of net sales for the distribution group was 91.7% for the eight months ended December 31, 2001 compared to 91.3% for the year ended April 30, 2001. Cost of sales of the towing services increased 1.1% from 82.2% for the year ended April 30, 2001 to 83.3% for the eight months ended December 31, 2001 primarily due to declines in revenues of underperforming markets

               Selling, general, and administrative expenses as a percentage of sales was 9.5% for the distribution group and 18.9% for the towing services segment for the eight months ended December 31, 2001 compared to 8.4% and 19.9%, respectively for the year ended April 30, 2001. The increase for the distribution group was primarily due to declines in sales volume as described above. The decrease for the towing services segment was the result of the Company’s continued cost reduction efforts.

               Net interest expense of discontinued operations decreased $8.3 million from $14.6 million for the year ended April 31, 2001 to $6.3 million for the eight months ended December 31, 2001. During the eight months ended December 31, 2001, the Company experienced overall lower interest expense as a result of refinancing its line of credit at more favorable rates in July 2001, a decrease in debt levels, and four months less interest expense in the transition period.

               The effective rate for the provision for income taxes for discontinued operations was 2.4% for the eight months ended December 31, 2001 compared to 31.4% for the year ended April 30, 2001.

               Year Ended April 30, 2001 Compared to Year Ended April 30, 2000

               Continuing Operations

               Net sales for the year ended April 30, 2001 decreased 18.7% to $212.9 million from $261.9 million for the comparable period in 2000. Net sales were adversely impacted as demand for the Company’s towing and recovery equipment continued to be negatively impacted by the cost pressures facing its customers during the year ended April 30, 2001.

               Costs of operations for the Company as a percentage of net sales increased to 85.3% for the year ended April 30, 2001 compared to 84.2% for the comparable prior year. The increase as a percentage of net sales was primarily the result of declines in sales volume as discussed above.

               Selling, general, and administrative costs decreased 9.3% to $20.7 million from $22.8 million for the comparable period of fiscal 2000. As a percentage of sales these costs increased slightly from 8.7% in fiscal 2000 to 9.7% in fiscal 2001.

               The Company periodically reviews the carrying amount of the long-lived assets and goodwill in both its towing services and towing and recovery equipment businesses to determine if those assets may be recoverable based upon the future operating cash flows expected to be generated by those assets. As a result of such review during the fourth quarter of fiscal 2000, the Company concluded that projected cash flows from certain Company towing services markets and certain equipment distributors were not fully recoverable. Accordingly, the Company recorded non-cash impairment charges of $69.1 million and $7.7 million in its towing services and towing and recovery equipment segments, respectively.

               Net interest expense decreased $3.9 million to $2.1 from $6.0 million for fiscal 2000 primarily due to higher interest rates on the Company’s line of credit facility.

               The effective rate for the provision for income taxes for continuing operations was 29.7% for the year ended April 30, 2001 compared to 67.0% for the year ended April 30, 2000. The difference is due primarily to the impact of lower earnings and impairment charges related to non-deductible goodwill.

               Discontinued Operations

               Net sales of discontinued operations decreased $37.6 million from $320.2 million for the year ended April 30, 2000 to $ 282.6 million for the year ended April 30, 2001. Net sales of the distribution group were $100.3 million for the year ended April 30, 2001 compared to $112.3 million for the year ended April 30, 2000. Net sales of the towing services segment were $182.3 million for the year ended April 30, 2001 compared to $207.9 million for the year ended April 30, 2000. Net sales of the distribution group were negatively impacted by cost pressures facing its customers. Revenues in the towing services segment decreased primarily due to the disposition of eleven underperforming markets during 2001, as well as declines in revenues of certain other underperforming markets.

               Cost of sales as a percentage of net sales for the distribution group was 91.3% for the year ended April 30, 2001 compared to 91.1% for the year ended April 30, 2000. Cost of sales of the towing services increased 1.8% from 80.4% for the year ended April 30, 2000 to 82.2% for the year ended April 30, 2001. The increase as a percentage of sales was due to declines in revenue explained above, coupled with increased labor and fuel costs. The increase was partially offset by a reduction in insurance costs due to favorable claims and a return on premium.

               Selling, general, and administrative expenses as a percentage of sales was 8.4% for the distribution group and 19.9% for the towing services segment for the year ended April 30, 2001 compared to 9.3% and 26.2%, respectively for the ended April 30, 2000. The decrease as a percentage of sales was primarily the result of company-wide cost reduction efforts implemented in late fiscal 2000 and the first quarter of 2001.

               During the second quarter of 2000, the Company recorded special charges of $6.0 million for the further rationalization of its towing services operations. These charges included the cost of early termination of certain employment contracts and facility leases, as well as losses on the disposal of certain excess equipment and other property-related charges.

               Net interest expense of discontinued operations increased $6.6 million from $8.0 million for the year ended April 31, 2000 to $14.6 million for the eight months ended December 31, 2001 primarily due to higher interest rates on the Company’s line of credit.

               The effective rate for the provision for income taxes for discontinued operations was 31.4% for the year ended April 30, 2001 compared to 20.6% for the year ended April 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

               The Company’s primary capital requirements are for working capital, debt service, and capital expenditures. Since 1996, the Company has financed its operations and growth from internally generated funds and debt financing.

               Cash provided by operating activities was $19.6 million for the year ended December 31, 2002 compared to $9.8 million for the eight months ended December 31, 2001, $21.9 million for the year ended April 30, 2001 and $8.5 million for the year ended April 30, 2000. Cash provided by operations for the year ended December 31, 2002 included approximately $9.0 million of tax refunds received during the year. The cash provided by operating activities also reflects decreases in inventory levels and accrued liabilities, partially offset by increases in accounts receivable.

               Cash provided by investing activities was $18.3 million for the year ended December 31, 2002 compared to $0.2 million used in investing activities for the eight months ended December 31, 2001, $8.3 million provided by investing activities for the year ended April 30, 2001 and $7.6 million used in investing activities for the year ended April 30, 2000. The cash provided by investing activities for the year ended December 31, 2002 was primarily the result of proceeds from the sale of towing services operations.

               Cash used in financing activities was $44.4 million for the year ended December 31, 2002 compared to $6.3 million for the eight months ended December 31, 2001, $29.1 million for the year ended April 30, 2001 and $4.0 million for the year ended April 30, 2000. The cash was used almost entirely to reduce borrowings under the Company’s credit facilities and other outstanding long-term debt and capital lease obligations.

2001 Credit Facility

               In July 2001, the Company entered into a  four year senior secured credit facility (the “Senior Credit Facility”) with a syndicate of lenders to replace the existing credit facility.   As a part of this agreement, the previous credit facility was reduced with proceeds from the Senior Credit Facility and amended to provide for a $14.0 million subordinated secured facility (the “Junior Credit Facility”). The Senior Credit Facility originally consisted of an aggregate $102.0 million revolving credit facility and an $8.0 million term loan. On July 25, 2001, the Company borrowed $85.0 million under the new Senior Credit Facility ($77.0 million under the revolving credit facility and $8.0 million under the term loan). [Borrowing availability under the revolving Senior Credit Facility is based on a percentage of eligible inventory and accounts (determined on eligibility criteria set forth in the credit facility) and subject to a maximum borrowing limitation.]  Borrowings under the term loan are collateralized by the Company’s property, plant, and equipment. The Company is required to make monthly amortization payments on the term loan of $167,000. The Senior Credit Facility bore interest at the option of the Company at either the rate of LIBOR plus 2.75% or prime rate (as defined) plus 0.75% on the revolving portion and LIBOR plus 3.00% or prime rate (as defined) plus 1.00% on the term portion.

               The Senior Credit Facility matures in July, 2005 and is collateralized by substantially all the assets of the Company. The Senior Credit Facility contains requirements related to maintaining minimum excess availability at all times and minimum quarterly levels of earnings before income taxes, depreciation and amortization (as defined) and a minimum quarterly fixed charge coverage ratio (as defined). In addition, the Senior Credit Facility contains restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets. The Senior Credit Facility also contains requirements related to weekly and monthly collateral reporting.

               The $14.0 million Junior Credit Facility is by its terms expressly subordinated only to the Senior Credit Facility. The Junior Credit Facility, under which $14.4 million was outstanding at December 31, 2002, matures on July 23, 2003 and bears interest at 6.0% over the prime rate. There can be no assurance that the Company will be able to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date thereof. If the Company fails to repay all outstanding principal, interest and any other amounts due and owing under the Junior Credit Facility on the maturity date, such failure will constitute an event of default under the Junior Credit Facility and will also trigger an event of default under the Senior Credit Facility cross-default provisions. A total of $42.4 million (continuing and discontinued operations) was outstanding under the Senior Credit Facility at December 31, 2002. In such case, the junior lender agent would be prevented from taking any enforcement action against the Company [under the Intercreditor Agreement], its subsidiaries or their respective assets in respect of such event of default until the earlier of: (i) the date which is 120 days (subject to extension to 270 days by notice from senior lender agent to junior lender agent) after the date upon which the junior lender agent gives notice of enforcement to the senior lender agent pursuant to the terms of the Intercreditor Agreement; (ii) the acceleration of the maturity of the obligations of the Company under the Senior Credit Facility by the senior lender agent, and (ii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries. The resulting event of default under the Senior Credit Facility if the Company does not repay all of the obligations under the Junior Credit Facility could result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies if not waived by the senior lenders. There is no assurance that the Company will be able to obtain such a waiver from the senior lenders or a waiver from the junior lenders of any event of default that would occur as a result of the failure by the Company to repay or refinance the outstanding principal and interest under the Junior Credit Facility on the maturity date.

               The Junior Credit Facility is secured by certain specified assets of the Company and by a second priority lien and security interest in substantially all other assets of the Company. The Junior Credit Facility contains requirements for certain fees to be paid at six month intervals beginning in January, 2002 based on the outstanding balance of the facility at the time. The Junior Credit Facility also contains provisions for the issuance of warrants for up to 0.5% of the outstanding shares of the Company’s common stock in July, 2002 and up to an additional 1.5% on July 23, 2003 with an exercise price equal to the then fair market value of the Company’s common stock. The number of warrants which may be issued would be reduced pro rata as the balance of the Junior Credit Facility is reduced. On July 23, 2002, the Company issued 47,417 warrants for the purchase of common stock in conjunction with these related provisions.

               The Junior Credit Facility contains requirements for the maintenance of certain financial covenants and imposes restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets.

               Outstanding borrowings under the Senior and Junior Credit Facilities as of March 31, 2003 and as of December 31, 2001 were as follows (in thousands):

	March 31, 2003	December 31, 2001
Senior Credit Facility
Manufacturing	$31,897	$40,219
Road One	$7,617	$38,079
Term Loan	$2,520	$7,165
Total	$42,034	$85,463

Junior Credit Facility	$13,707	$14,000

Total Outstanding Borrowings	$55,741	$99,463

               These substantial reductions in the Company’s overall indebtedness were due to improved operating cost flow resulting from cost reductions and expense controls.  Dispositions of RoadOne assets and operations improved liquidity and reduced expenses, and tax refunds of approximately $4.2 million during the quarter ended June 30, 2002 and $4.6 million during the quarter ended September 30, 2002, were used to reduce debt.

               2002 Amendments to the Credit Facility

               On February 28, 2002 the Company entered into a Forbearance Agreement and First Amendment to the Senior Credit Facility with the lenders under the Senior Credit Facility, as amended by that certain Amendment to Forbearance Agreement dated as of March 18, 2002 and that certain Second Amendment to the Forbearance Agreement dated as of March 29, 2002 (as so amended, the “Forbearance Agreement”). As a result of a revised asset appraisal conducted by the senior lenders, [the senior lenders reduced the Company's line of credit], causing the Company to be over-advanced on its line of credit which resulted in the occurrence of an event of default under the Senior Credit Facility and a corresponding event of default under the Junior Credit Facility. The Forbearance Agreement and subsequent amendments waived the Company’s overadvance under the Senior Credit Facility and amended the terms of the credit agreement to, among other things, (i) permanently reduce the commitment levels to $42.0 million for the towing and recovery equipment segment and $36.0 million for the RoadOne segment portion of the revolving credit facility and $6,611,000 for the term loan facility, (ii) eliminate the Company’s ability to borrow funds at a LIBOR rate of interest, and (iii) increase the interest rate to a floating rate of interest equal to the prime rate plus 2.75%.

               On April 15, 2002 the Company entered into the Second Amendment to the Senior Credit Facility, pursuant to which, among other things: (i) the senior lenders waived the overadvance event of default and other events of default, (ii) interest on advances will be charged at the prime rate (as defined) plus 2.75% on the revolving portion and the term portion, subject to substantial upward adjustments in the interest rate on and after certain specified dates based on the amounts outstanding under the revolving loan commitment relating to RoadOne (escalating at generally quarterly intervals from prime plus 4.50% as of October 1, 2002 to prime plus 14.00% as of April 1, 2005) and (iii) the revolving loan commitment amount relating to RoadOne is subject to mandatory reductions over time commencing August 12, 2002, which reductions will require a mandatory repayment of portions of outstanding loans at specified dates and the failure to timely make such repayments shall result in an event of default under the bank credit agreements. The RoadOne revolving commitment amount, which was set at $36.0 million through the April 15, 2002 amendment was scheduled to be reduced as follows: August 12, 2002 - to $34.0 million; October 2, 2002 - to $30.0 million; March 31, 2003 - to $27.0 million; thereafter - quarterly reductions of $3.0 million through June 30, 2005. At the same time, the Company also amended the Junior Credit Facility, pursuant to which, among other things, (i) the junior lenders waived the events of default, and (ii) extended the time for payment of certain scheduled amortization payments. On April 15, 2002, the junior lender agent, the senior lender agent and the Company entered into an Amended and Restated Intercreditor and Subordination Agreement (the “Intercreditor Agreement”), pursuant to which, among other things, subject to certain terms and conditions, the junior lenders have agreed to defer the required payment of amortization payments under the Junior Credit Facility until November 20, 2002, April 5, 2003 and May 20, 2003.

               On September 13, 2002, the Company entered into the Third Amendment to Credit Agreement in connection with its Senior Credit Facility. Pursuant to the Third Amendment, the amount of the mandatory periodic reductions in the RoadOne revolving loan commitment amount, as established in the April 15, 2002 Second Amendment to Senior Credit Agreement, were increased by amounts calculated based on updated asset appraisals completed in September 2002. Consequently, the Company will need to repay outstanding loans and permanently reduce the RoadOne loan commitment under its senior credit facility over the life of the loan and prior to the maturity date. Pursuant to the terms of the Second and Third Amendments, the failure by the Company to repay outstanding loans and to reduce the RoadOne revolving loan commitment by the amounts and the times required pursuant to these amendments will result in increased interest rates on the senior loans and/or the occurrence of an event of default under the senior credit agreement.

               In addition, pursuant to the Third Amendment, the amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was limited to $4.3 million (subject to downward adjustments upon certain sales of assets and stock by the Company and certain of its subsidiaries) through February 28, 2003 and reduced to $0 thereafter. The Sixth Amendment (discussed below under 2003 Amendments) lowered the $4.3 million limit and eliminated the further requirement for reduction to $0 after February 28, 2003.

               On November 14, 2002, the Company entered into the Fourth Amendment to the Senior Credit Facility, which granted waivers from the senior lenders of violations of certain financial covenants for the quarter ended September 2002. There were no violations under the Junior Credit facility. The Amendment also reduced the level of certain financial covenants for future periods, basing them strictly on the results of the towing and recovery equipment segment for those periods. In addition, the amendment revised the RoadOne revolving commitment amount based on the plan to sell all remaining towing service operations, reducing the commitment amount to $15.0 million at November 30, 2002, $12.0 million at December 31, 2002, $9.0 million at January 31, 2003, $6.0 million at February 28, 2003 and reducing to zero as of March 31, 2003.

               2003 Amendments to Credit Facility

               On February 28, 2003, the Company entered into the Fifth Amendment to the Senior Credit Facility. Pursuant to the Fifth Amendment, the date upon which the amount of certain used inventory taken in trade for collateral purposes is reduced to $-0- was extended from February 28, 2003 to March 31, 2003. In addition, the Fifth Amendment revised the RoadOne revolving commitment, reducing the amount to $9.0 million at February 28, 2003 and $-0- as of March 31, 2003.

               On April 1, 2003, the Company entered into the Sixth Amendment to the Senior Credit Facility. The Sixth Amendment, among other things, revised the RoadOne revolving commitment, extending by one year the time for the reduction thereof to $-0- from March 31, 2003 to March 31, 2004. The amount of availability that can be generated for used inventory considered as eligible inventory for collateral purposes was reduced to $2.7 million with no further required reductions. The Sixth Amendment also extended the time for required delivery of the Company’s annual financial reports for fiscal year ended December 31, 2002 and certain related items from March 31, 2003 to April 30, 2003.

               Meeting the new repayment schedule for the RoadOne revolving commitments as described above under Amendments to the Credit Facilities, will require that the Company sell its towing services businesses according to its contemplated schedule on acceptable terms. While the Company believes its timetable for sales is achievable there can be no assurance that the schedule can be met.

               [Because of the amount of obligations outstanding under the Company's Credit Facilities and the connection of the interest rates under each facility (including the default rates) to the prime rate, an increase in the prime rate could have a significant effect on the Company's ability to satisfy its obligations under the Credit Facilities and increase its interest expense significantly.  Therefore, the Liquidity of the Company and its access to capital resources could be further affected by increasing interest rates.]

               In addition to the borrowings under the Senior and Junior Credit Facilities described above, the Company had approximately $5.2 million of mortgage notes payable, equipment notes payable and other long-term obligations at December 31, 2002. The Company also had approximately $18.2 million in noncancellable operating lease obligations, approximately, $17.6 million of which relates to truck and building leases of discontinued operations.

               The Company is currently in default under both the Senior and Junior Credit Facility as a result of the “going concern” explanatory paragraph included in the auditors’ report as well as the failure to file this Annual Report prior to April 30, 2003. Additionally, the Company is in default of the EBITDA covenant under the Junior Credit Facility only for the first quarter of calendar 2003. The Company is currently not pursuing a waiver of the default or an amendment to the Credit Facilities to cure the default. The Company has had informal discussions with its creditors indicating that the creditors will not take action against the Company as a result of the default. However, there can be no assurance that the creditors will not pursue action in the future as a result of this default or any other default under the Credit Facilities.

               Failure to achieve the Company’s revenue and income projections, or to sell towing services operations for the prices and on the timetable contemplated, could result in failure to comply with the amended debt service requirements. Such non-compliance would result in an event of default, which if not waived by the lending groups, would result in the acceleration of the amounts due under the Senior Credit Facility as well as other remedies. Under these circumstances the Company could be required to find alternative funding sources, such as sale of assets or other financing sources. If the Company were unable to refinance the Senior Credit Facility on acceptable terms or find an alternative source of repayment for the Senior Credit Facility, the Company’s business and financial condition would be materially and adversely affected. There is no assurance that the Company would be able to obtain any such refinancing or that it would be able to sell assets on terms that are accepted to the Company or at all. If the Company is not successful in its efforts to refinance or extend the maturity date of the Junior Credit Facility, the Company would likely be required to seek bankruptcy court or other protection from its creditors.

               Financial Instruments

               SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

                In October 2001, the Company obtained interest rate swaps as required by terms in its Senior Credit Facility to hedge exposure to market fluctuations. The interest rate swaps cover $40.0 million in notional amounts of variable rate debt and with fixed rates ranging from 2.55% to 3.920%. The swaps expire annually from October 2002 to October 2004. The hedges were deemed to be fully effective resulting in a pretax loss of $12,000 recorded in Other Comprehensive Loss at December 31, 2001. Upon expiration of these hedges, the amount recorded in Other Comprehensive Loss will be reclassified into earnings as interest. Subsequent to year end, the borrowing base was converted from LIBOR to prime, which rendered the swap ineffective as a hedge. Accordingly, concurrent with the conversion the Company prematurely terminated the swap in February 2002 at a cost of $341,000. The resulting loss will be recorded in Other Comprehensive Loss in February 2002 and reclassified to earnings as interest expense over the term of the Senior Credit Facility.

               The Junior Credit Facility contains provisions for the issuance of warrants of up to 0.5% of the outstanding shares of the Company’s common stock on July 2002 and up to an additional 1.5% in July 2003. The warrants were valued as of July 2001 based on the relative fair value using the Black Scholes model with the following assumptions: risk-free rate of 4.9% estimated life of 7 years, 72% volatility and no dividend yield. Accordingly, the Company has recorded a liability and makes periodic mark to market adjustments, which are reflected in the accompanying consolidated statement of operations in accordance with EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. At December 31, 2002, the related liability was $362,638 and is included in accrued liabilities in the accompanying consolidated financial statements.

               Recent Accounting Pronouncements

              In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. This Statement amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications for sale-leaseback transaction and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 will be effective for fiscal 2003, which begins January 1, 2002. Management does not expect the adoption of this statement to have a material impact on the Company’s results of operations of financial position.

              FASB has issued SFAS No. 146, “Accounting for Exit or Disposal Activities”. SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS No. 146 will be effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

[The following discussion is a modified version of Management's
Discussion and Analysis that appeared in the Company's Quarterly
Report on Form 10-Q for the quarter ended September 30, 2003.
All modifications appear in italicized, bolded and bracketed text]

Management's Discussion and Analysis of Financial Condition
                 and Results of Operations

Recent Developments

Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  Subsequent to December 31, 2002, the Company was in default of certain covenants under its Senior and Junior Credit Facility Agreements, and its Junior Credit Facility matured on July 23, 2003.  The Senior and Junior Credit Facility Agreements contain certain cross-default provisions and provide for acceleration of amounts due as well as other remedies in the event of default.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern without refinancing such credit facilities.

New York Stock Exchange Listing Standards

The Company received notification from the New York Stock Exchange (“NYSE”) on June 26, 2003 that, based on market information and information in the Company’s recent public filings, it is not in compliance with the NYSE’s continued listing standards.  The NYSE requires shareholders’ equity of not less than $50.0 million and a 30-day average market capitalization of $50.0 million.  The Company’s shareholders’ equity was $40.7 million as of June 30, 2003 and was $33.4 as of September 30, 2003.  As of October 31, 2003, the Company had a 30-day average market capitalization of $44.1 million.

The Company has compiled a three-pronged plan for regaining compliance with the continued listing standards.  The Company’s plan is to restructure the Company’s bank facilities and rationalize the timing of the Company’s debt service, dispose of the Company’s remaining RoadOne and distributor operations within the time period specified and focus all of the Company’s resources, manpower as well as financial, on returning the manufacturing operations to their historically profitable levels.  In September 2003, the Company was notified that the NYSE accepted its plan to regain compliance with the NYSE's continued listing standards related to shareholders' equity and market capitalization within an eighteen month timeframe.  During this timeframe, the Company will be subject to quarterly monitoring for compliance by the NYSE.

Discontinued Operations

During the year ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the assets for the towing services segment and the distribution group are considered a "disposal group" and the assets are no longer being depreciated. All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements. The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The analyses contained herein are of continuing operations, as restated, unless otherwise noted.

[Critical Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the Company to make estimates.  Certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions.  A discussion of critical accounting policies, the judgments and uncertainties affecting their application and the likelihood that materially different amounts would be reported under different conditions or using different assumptions follows:

Accounts receivable.  The Company extends credit to customers in the normal course of business.  Collections from customers are continuously monitored and an allowance for doubtful accounts is maintained based on historical experience and any specific customer collection issues.  While such bad debt expenses have historically been within expectations and the allowance established, there can be no assurance that the Company will continue to experience the same credit loss rates as in the past.

Valuation of long-lived assets and goodwill.  Long-lived assets and goodwill are reviewed for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be fully recoverable.  When a determination has been made that the carrying amount of long-lived assets and goodwill may not be fully recovered, the amount of impairment is measured by comparing an asset’s estimated fair value to its carrying value.  The determination of fair value is based on projected future cash flows discounted at a rate determined by management, or if available independent appraisals or sales price negotiations.  The estimation of fair value includes significant judgment regarding assumptions of revenue, operating costs, interest rates, property and equipment additions; and industry competition and general economic and business conditions among other factors.  Management believes that these estimates are reasonable; however, changes in any of these factors could affect these evaluations.

Upon adoption of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets on January 1, 2002, the Company ceased to amortize goodwill.  In lieu of amortization, the Company is required to perform an initial impairment review of goodwill in 2002 and an annual impairment review thereafter.  For further detail of the Company’s impairment review and related write downs, See Note 7 to the Consolidated Financial Statements.

Warranty Reserves. The Company estimates expense for product warranty claims at the time products are sold.  These estimates are established using historical information about the nature, frequency, and average cost of warranty claims.  Management reviews trends of warranty claims and takes actions to improve product quality and minimize warranty claims.  Management believes the warranty reserve is adequate; however; actual claims incurred could differ from the original estimates, requiring adjustments to the accrual.

Income taxes.  The Company recognizes deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities.  The Company considers the need to record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.  The Company considers tax loss carrybacks, reversal of deferred tax liabilities, tax planning and estimates of future taxable income in assessing the need for a valuation allowance.  The Company established a deferred tax valuation allowance of $18.0 million as of December 31, 2002.  The allowance reflects the Company’s recognition that continuing losses from operations and certain liquidity matters associated with the Company’s credit facility indicate that it is more likely than not that certain future tax benefits will not be realized through future taxable income.  At December 31, 2002, the Company recorded a full valuation allowance against its net deferred tax assets from continuing and discontinuing operations totaling approximately $18.0 million.

Revenues.  Under the Company’s accounting policies, sales are recorded when equipment is shipped to independent distributors or other customers.  While the Company manufactures only the bodies of wreckers, which are installed on truck chassis manufactured by third parties, the Company sometimes purchases the truck chassis for resale to its customers.  Sales of Company-purchased truck chassis are included in net sales.  Margins are substantially lower on completed recovery vehicles containing Company-purchased chassis because the markup over the cost of the chassis is nominal.  Revenue from Company owned distributors is recorded at the time equipment is shipped to customers or services are rendered.  The towing services division recognizes revenue at the time services are performed.

Seasonality.  The Company’s towing and recovery equipment segment has experienced some seasonality in net sales due in part to decisions by purchasers of light duty wreckers to defer wrecker purchases near the end of the chassis model year.  The segment’s net sales have historically been seasonally impacted due in part to sales made at the largest towing and recovery equipment trade show which is held in the spring.

Change in Fiscal Year. On September 25, 2001, the Company announced that its Board of Directors had approved a change in the Company’s fiscal year, from April 30 to December 31, effective December 31, 2001.  The change to a December 31 fiscal year will enable the Company to report results on a conventional calendar basis.  As a result of the change in fiscal year, the Company filed a transition report for the eight-month period ended December 31, 2001, and the comparative data below compares the financial results for that period against the results for the fiscal year ended April  30, 2001.  The periods are not directly comparable, in that they relate to periods of materially different lengths, and also that the transition period does not include results from the three months ended April 30, a fiscal quarter in which the Company’s sales have traditionally been seasonally higher than other quarters.]

Results of Operations--Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

Continuing Operations

Net sales of towing and recovery equipment for the three months ended September 30, 2003, increased 5.3% to $50.3 million from $47.8 million for the comparable period in 2002.  Net sales increased primarily as a result of improved demand at foreign manufacturing operations, offset by the domestic cost pressures facing its customers and tightness of the current credit markets.

Costs of operations of towing and recovery equipment operations for the three months ended September 30, 2003, increased 7.8% to $44.6 from $41.4 million for the comparable period in 2002, reflecting the aforementioned increase in sales volume.  Costs of operations increased as a percentage of net sales from 86.6% to 88.7% due to the fixed cost impact of lower sales volume for domestic manufacturing.

Selling, general, and administrative expenses for the three months ended September 30, 2003, decreased to $4.3 million from $5.5 million for the three months ended September 30, 2002 reflecting the Company’s ongoing focus on operating cost control.

Net interest expense increased $2.7 million to $3.3 million for the three months ended September 30, 2003 from $0.6 million for the three months ended September 30, 2002 as a result of commitment fees charged in conjunction with the maturity of the Junior Facility in July 2003.  Also, during the three months ended September 30, 2003 the Company wrote-off unamortized loan costs from the existing Senior Facility.

The provision for income taxes for continuing operations for the three months ended September 30, 2003 reflects the combined effective US federal and state tax rate of 38%, net of tax benefit related to the Company’s foreign tax liability.  The provision for the three months ended September 30, 2002 reflects a similar effective US federal and state rate, plus additional taxes on foreign income for the period.

Discontinued Operations

Net sales from discontinued operations decreased to $18.8 million for the three months ended September 30, 2003 from $47.8 million for the three months ended September 30, 2002.  Net sales of the distribution group were $18.2 million for the three months ended September 30, 2003 compared to $22.0 million for the three months ended September 30, 2002. Revenues for the distribution group were negatively impacted by cost pressures facing its customers and current tightness in the credit markets.  Additionally, revenues were negatively impacted by the disposition of one distribution operation at the beginning of the quarter.  Net sales for the towing and recovery services segment were $0.6 million for the three months ended September 30, 2003 compared to $25.8 million for the three months ended September 30, 2002.  Revenues of the towing services segment decreased because of the ongoing sales of the market locations over the past two years.

Cost of sales as a percentage of net sales for the distribution group was 92.3% for the three months ended September 30, 2003 compared to 91.0% for the three months ended September 30, 2002.  The increase is primarily the result of decreases in sales volume as explained above. Cost of sales for the towing services segment was 71.7% for the three months ended September 30, 2003 compared to 84.8% for the three months ended September 30, 2002.  This decrease resulted from ongoing cost controls in the remaining towing services operations.

Selling, general and administrative expenses as a percentage of sales was 7.6% for the distribution group and 112.1% for the towing services segment for the three months ended September 30, 2003 compared to 8.1% and 17.8% respectively, for the three months ended September 30, 2002. The decrease for the distribution group reflected the Company's ongoing focus on operating cost control.   Increases in percentage of sales for the towing services segment were primarily the result of lower administrative expenses spread over a smaller revenue base, as the Company continues to sell towing services locations.

Net interest expense of discontinued operations decreased $0.5 million from $1.7 million for the three months ended September 30, 2002 to $1.2 million for the three months ended September 30, 2003 as a result of decreased borrowings under the Company’s RoadOne revolving credit facility.

Results of Operations – Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Continuing Operations

Nets sales for towing and recovery equipment operations for the nine months ended September 30, 2003, decreased 5.0% to $142.2 million from $149.7 million for the comparable period in 2002.  Net sales deceased as demand for the Company’s towing and recovery equipment continued to be negatively impacted by cost pressures facing its customers and the tightness of the current credit markets.  In addition, the war with Iraq during the nine months had a negative impact on sales.

Cost of operations for towing and recovery equipment operations for the nine months ended September 30, 2003, decreased to $123.7 million from $128.8 million for the nine months ended September 30, 2002, reflecting the aforementioned decrease in sales volume.  Cost of operations increased slightly as a percentage of net sales from 86.0% to 86.9%.

Towing services revenues and cost of operations reflect the change in status during the nine months ended September 30, 2003 of certain towing services markets from discontinued to continuing operations based on certain on-going cash flows provided for under the disposal agreements.  The loss on disposal recognized during the period is also attributable to this transaction.

Selling, general, and administrative expenses for the nine months ended September 30, 2003, decreased to $13.3 million from $15.6 million for the nine months ended September 30, 2002 reflecting the Company’s ongoing focus on operating cost control.

Net interest expenses increased $2.3 million to $4.8 million for the nine months ended September 30, 2003 from $2.5 million for the nine months ended September 30, 2002 as a result of commitment fees charged in conjunction with the maturity of the Junior Facility in July 2003.  Also, during the three months ended September 30, 2003 the Company wrote-off unamortized loan costs from the existing Senior Facility.

The provision for income taxes for continuing operations for the nine months ended September 30, 2003 reflects combined effective US federal and state tax rate of 38%, net of tax benefit related to the Company’s foreign tax liability.  The provision for the nine months ended September 30, 2002 reflects similar effective US federal and state tax rate, plus additional taxes on foreign income for the period.

Discontinued Operations

Net sales from discontinued operations decreased $87.4 million for the nine months ended September 30, 2003, from $145.4 million for the nine months ended September 30, 2002, to $58.0 million for the nine months ended September 30, 2003.  Net sales of the distribution group were $49.9 million for the nine months ended September 30, 2003 compared to $65.6 million for the nine months ended September 30, 2002.  Revenues for the distribution group were negatively impacted by cost pressures facing its customers and current tightness in the credit markets and by the disposition of one distribution operation.  Net sales for the towing and recovery services segment were $8.1 million for the nine months ended September 30, 2003 compared to $79.8 million for the nine months ended September 30, 2002.  Revenues of the towing services decreased because of the ongoing sales of the market locations over the past two years.

Cost of sales as a percentage of net sales for the distribution group was 92.3% for the nine months ended September 30, 2003 compared to 91.6% for the nine months ended September 30, 2002.  The increase was primarily the result of decreases in sales volume as explained above.  Cost of sales for the towing services segment was 73.3% for the nine months ended September 30, 2003 compared to 84.9% for the nine months ended September 30, 2002.  This decrease resulted from the ongoing cost controls in the remaining towing services operations.

Selling, general and administrative expenses as a percentage of sales was 7.9% for the distribution group and 53.0% for the towing services segment for the nine months ended September 30, 2003 compared to 8.4% and 19.7% respectively, for the nine months ended September 30, 2002.  The decrease for the distribution group reflected the Company's ongoing focus on operating cost control.  Increases in percentage of sales for the towing services segment were primarily the result of lower administrative expenses spread over a smaller revenue base, as the Company continues to sell towing services locations.

Net interest expense of discontinued operations decreased $1.0 million from $4.6 million for the nine months ended September 30, 2002 to $3.6 million for the nine months ended September 30, 2003 as a result of decreased borrowings under the Company’s RoadOne revolving credit facility.

Liquidity and Capital Resources

Cash provided by operating activities was $8.6 million for the nine months ended September 30, 2003, compared to $18.0 million provided by operating activities for the comparable period of 2002.  The cash provided by operating activities for the nine months ended September 30, 2003 was primarily due to decreases in accounts receivable.

Cash provided by investing activities was $6.9 million for the nine months ended September 30, 2003, compared to $5.5 million provided by investing activities for the comparable period in 2002.  The cash provided by investing activities was primarily due to the sale of towing services operations.

Cash used in financing activities was $13.8 million for the nine months ended September 30, 2003 and $24.2 million for the comparable period in the prior year.  The cash was used primarily to reduce borrowings under Company's credit facilities and other outstanding long-term debt and capital lease obligations.

The Company’s primary capital requirements are for working capital, debt service, and capital expenditures.  Since 1996, the Company has financed its operations and growth from internally generated funds and debt financing.

[Contractual Obligations

            The following is a summary of the Company’s contractual obligations for its continuing operations as of December 31, 2003.]

(in thousands)

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Outstanding Borrowings Under Senior Credit Facility	29,498	29,498	-	-	-
Outstanding Borrowings Under Junior Credit Facility	15,261	15,261	-	-	-
Mortgage Notes Payable	1,355	576	273	215	291
Equipment Notes Payable (Capital Lease Obligations)	494	326	164	4	-
Other	2,081	1,068	1,013	-	-
Operating Lease Obligations	10,190	7,885	1,782	523	-
Total	58,879	54,614	3,232	742	291

Credit Facilities

In July 2001, the Company entered into a new four year senior secured credit facility (the “Senior Credit Facility”) with a syndicate of lenders to replace its then existing credit facility.  As a part of this agreement, the previous credit facility was reduced with proceeds from the Senior Credit Facility and amended to provide for a $14.0 million subordinated secured facility.  The Senior Credit Facility originally consisted of an aggregate $102.0 million revolving credit facility and an $8.0 million term loan.  On July 25, 2001, the Company borrowed $85.0 million under the new Senior Credit Facility ($77.0 million under the revolving credit facility and $8.0 million under the term loan).  [Borrowing availability under the revolving Senior Credit Facility is based on a percentage of eligible inventory and accounts (determined on eligibility criteria set forth in the credit facility) subject to a maximum borrowing limitation.]  Borrowings under the term loan are collateralized by the Company’s property, plant, and equipment.  The Company is required to make monthly amortization payments on the term loan of $167,000.  The Company entered into a Seventh Amendment to Credit Agreement on October 31, 2003 (the "Seventh Amendment"), pursuant to which, among other things, (i) the $167,000 amortization payment due on November 1, 2003 was extended until the termination date of the Senior Credit Facility, and (ii) the $167,000 amortization payment due on December 1, 2003 was deferred until December 31, 2003.  The Senior Credit Facility bears interest at the prime rate (as defined) plus 2.75%, subject to the rights of the senior lender agent or the required lenders to charge a default rate equal to the prime rate (as defined) plus 4.75% during the continuance of any event of default under the Senior Credit Facility, provided, however, that during the Forbearance period (described above), the Senior Credit Facility bears interest at the prime rate (as defined) plus 2.75% in accordance with the terms of the Forbearance Agreement  A total of $29.5 million (continuing and discontinued operations) in principal amount of loans and other extensions of credit was outstanding under the Senior Credit Facility at September 30, 2003.

The Senior Credit Facility matures in July, 2005 and is collateralized by substantially all the assets of the Company.  The Senior Credit Facility contains requirements related to maintaining minimum excess availability at all times and minimum quarterly levels of earnings before income taxes, depreciation and amortization (as defined) and a minimum quarterly fixed charge coverage ratio (as defined).  In addition, the Senior Credit Facility contains restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets.  The Senior Credit Facility also contains requirements related to weekly and monthly collateral reporting.

The $14.0 million Junior Credit Facility is by its terms expressly subordinated only to the Senior Credit Facility.  The Junior Credit Facility is secured by certain specified assets of the Company and by a second priority lien and security interest in substantially all other assets of the Company.  The Junior Credit Facility contains requirements for certain fees to be paid at six month intervals beginning in January, 2002 based on the outstanding balance of the facility at the time.  The Junior Credit Facility also contains provisions for the issuance of warrants for 0.5% of the outstanding shares of the Company’s common stock (47,417 shares) in July, 2002 and an additional 1.5% (138,611 shares) on July 23, 2003 with an exercise price equal to the then fair market value of the Company’s common stock.  The Junior Credit Facility contains requirements for the maintenance of certain financial covenants.  It also imposes restrictions on capital expenditures, incurrence of indebtedness, mergers and acquisitions, distributions and transfers and sales of assets.

The Junior Credit Facility, under which $15.3 million in principal, interest and fees was outstanding at September 30, 2003, matured on July 23, 2003 and bears interest at a default rate of 10.0% over the prime rate.  The Company has not yet repaid or refinanced the outstanding principal and interest under the Junior Credit Facility.  The Company’s failure to repay all outstanding principal, interest and any other amounts due and owing under the Junior Credit Facility on the maturity date constituted an event of default under the Junior Credit Facility and also triggered an event of default under the Senior Credit Facility cross-default provisions.  Additionally, the Company is in default of the EBITDA covenant under the Junior Credit Facility only for the first quarter of calendar 2003.  The Company is also in default under both the Senior and Junior Credit Facility as a result of the “going concern” explanatory paragraph included in the auditors’ report as well as the failure to file its Annual Report prior to April 30, 2003.

Pursuant to the terms of the Intercreditor Agreement, the junior lender agent and the junior lenders are prevented from taking any enforcement action or exercising any remedies against the Company, its subsidiaries or their respective assets in respect of such event of default during a standstill period (the “Standstill Period”).  On July 29, 2003, the junior lender agent gave a notice of enforcement to the senior lender agent based upon the event of default for failure to repay the outstanding obligations under the Junior Credit Facility on the Junior Credit Facility’s maturity date.  This notice of enforcement began the running of the Standstill Period which will expire on the earlier of:  (i) November 26, 2003 (the date which is 120 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults), subject to extension by notice from senior lender agent to junior lender agent to April 24, 2004 (the date which is 270 days after the date that written notice was given by the junior lender agent to the senior lender agent of its intent to commence an enforcement action as a result of the occurrence of the Junior Credit Facility defaults); (ii) the acceleration of the maturity of the obligations of the Company under the Senior Credit Facility by the senior lender agent; and (iii) the commencement of any bankruptcy, insolvency or similar proceeding against the Company or certain of its subsidiaries.

On August 5, 2003, the senior agent gave a payment blockage notice to the junior agent based upon certain events of default under the Senior Credit Facility, thereby preventing the junior agent and junior lenders from receiving any payments from the Company in respect of the Junior Credit Facility while such blockage notice remains in effect.  Pursuant to the terms of the Intercreditor Agreement, such payment blockage period will expire on the earlier of (i) February 1, 2004 (the date which is 180 days after the date that such payment blockage notice was given), subject to extension to May 1, 2004 (the date which is 270 days after the date that such payment blockage notice was given) if the Standstill Period is extended from November 26, 2003 to April 24, 2004 at the election of the senior lender agent by notice to the junior lender agent as described above, or (ii) the date that the Senior Credit Facility defaults giving rise to such payment blockage notice have been cured or waived.

On October 31, 2003, the Company entered into a Forbearance Agreement with the lenders and the senior lender agent under the Senior Credit Facility (the "Forbearance Agreement"), pursuant to which, among other things, the senior lenders agreed to forbear from exercising any remedies in respect of the defaults then existing under the senior credit facility (collectively, the "Existing Senior Facility Defaults") as a result of (i) the failure to timely deliver financial statements for fiscal year 2002 and the failure to deliver a report of their independent certified public accountants which is unqualified in any respect, as well as the event of default under the Senior Credit Facility caused by the event of default arising from such failure under the Junior Credit Facility; (ii) the failure to fulfill certain payment obligations to the junior lenders under the Junior Credit Facility; and (iii) the failure to fulfill certain financial covenants in the Junior Credit Facility for one or more of the fiscal quarters ending in fiscal year 2003, which failure would constitute an event of default under the Senior Credit Facility.  The forbearance period under the Forbearance Agreement (the "Forbearance Period") expires on the earlier of (x) December 31, 2003, (y) the occurrence of certain bankruptcy type events in respect of Company or any of its Subsidiaries, and (z) the failure of the Company or any of its Subsidiaries that are borrower parties under the Senior Credit Facility to perform their obligations under the Senior Credit Facility or the Forbearance Agreement.  Under the Forbearance Agreement, the senior lenders and the senior lender agent do not waive their rights and remedies with respect to the Existing Senior Facility Defaults, but agree to forbear from exercising rights and remedies with respect to the Existing Senior Facility Defaults solely during the Forbearance Period.  There can be no assurance that the senior lenders or the senior lender agent under the Senior Credit Facility will agree to extend the date of the Forbearance Period upon the expiration thereof or to waive any of the Existing Senior Facility Defaults.  If the Existing Senior Facility Defaults are not waived, upon expiration of the Forbearance Period, such events of default could result n the acceleration of the amounts due under the Senior Credit Facility as well as other remedies.  There is no assurance that the Company will be able to obtain such a waiver from the senior lenders of the Existing Senior Facility Defaults.  Further, the Company has not obtained any waiver from the junior lenders in respect of certain events of default that have occurred under the Junior Credit Facility and there can be no assurance that the Company will be able to obtain such a waiver from the junior lenders.

On October 3, 2003, the Company entered into a letter agreement with a large financial institution pursuant to which such lender confirmed its interest in providing up to $53 million of financing in order to refinance the Senior Credit Facility and the Junior Credit Facility.  The agreement does not constitute a commitment or undertaking by such lender to provide financing, and is subject to completion of due diligence and various other conditions. The lender has commenced its due diligence process and, if the transaction proceeds to closing, the Company anticipates the closing occurring by year end 2003.  If the Company were to be unsuccessful in its efforts to refinance the Credit Facilities, the Company might be required to seek bankruptcy court or other protection from its creditors.

Simultaneous with entering into the Forbearance Agreement on October 31, 2003, William G. Miller, the Chairman of the Board and Co-CEO of the Company, made a $2 million loan to the Company as a part of the Senior Credit Facility.  The loan to the Company and Mr. Miller’s participation in the Senior Credit Facility were effected by the Seventh Amendment to the Credit Agreement and a Participation Agreement between Mr. Miller and the Senior Credit Facility lenders.

The Company also is negotiating an agreement with the holders of all of the subordinated notes issued under the Junior Credit Facility pursuant to which all obligations in excess of approximately $9.7 million arising under such notes would be converted into shares of common stock of the Company.  Such conversion would be at an exchange ratio equal to the average closing prices of the Company’s Common Stock during the fourth quarter of 2003.  Such conversion would occur simultaneously with and conditioned upon the closing of the proposed new credit facility described above.  The conversion of approximately 44% of such debt obligations is further conditioned upon approval of the shareholders of the Company because this common stock would be issued to insiders of the Company.  There is no definitive agreement regarding this transaction at this time and there can be no assurance that any such agreement will actually be entered into.

[Because of the amount of obligations outstanding under the Company’s Credit Facilities and the connection of the interest rates under each facility (including the default rates) to the prime rate, an increase in the prime rate could have a significant effect on the Company’s ability to satisfy its obligations under the Credit Facilities and increase its interest expense significantly. Therefore, the Liquidity of the Company and its access to capital resources could be further affected by increasing interest rates.]

In addition to the borrowings under the Senior and Junior Credit Facilities described above, the Company had approximately $3.9 million of mortgage notes payable, equipment notes payable and other long-term obligations at September 30, 2003.  The Company also had approximately $10.3 million in non-cancellable operating lease obligations, $9.5 million of which relates to truck and building leases of discontinued operations.

Certain statements in this Form 10-Q, including but not limited to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are made based on management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, the risks referenced herein and the risk factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed on May 22, 2003, and in particular, the risks associated with the wind down of the towing services segment and the risks associated with the terms of the Company’s substantial indebtedness.  The Company cautions that such factors are not exclusive.  The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.